As filed with the Securities and Exchange Commission on September 13, 1999
                                                      Registration No. 333-85359

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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                               ----------------

                              AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                               ----------------

                              E-STAMP CORPORATION
             (Exact name of Registrant as specified in its charter)

                               ----------------

    Delaware                  5961                       76-0518568
(State or other   (Primary Standard Industrial        (I.R.S. Employer
jurisdiction of    Classification Code Number)     Identification Number)
incorporation or
 organization)

                          2855 Campus Drive, Suite 100
                          San Mateo, California 94403
                                 (650) 554-8454
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               ----------------

                                ROBERT H. EWALD
                     President and Chief Executive Officer
                          2855 Campus Drive, Suite 100
                          San Mateo, California 94403
                                 (650) 554-8454
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                   Copies to:

         DAVID J. SEGRE                        MICHAEL J. HALLORAN
      MICHELLE L. WHIPKEY                        JAMES P. CLOUGH
       MARK D. BEARIAULT                        PATRICK J. DEVINE
Wilson Sonsini Goodrich & Rosati                 JAMES J. MASETTI
    Professional Corporation              Pillsbury Madison & Sutro LLP
       650 Page Mill Road                      2550 Hanover Street
  Palo Alto, California 94304              Palo Alto, California 94304
         (650) 493-9300                           (650) 233-4500

                               ----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                      CALCULATION OF REGISTRATION FEE

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                                       Proposed Maximum
       Title of Each Class of         Aggregate Offering       Amount of
    Securities to be Registered            Price(1)       Registration Fee(2)
-----------------------------------------------------------------------------
Common Stock, $0.001 par value......     $105,000,000           $29,190
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(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(2) The Registrant previously paid $23,630 of the registration fee on August 17, 1999.

                               ----------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. Although we + +are permitted by US federal securities laws to offer these securities using + +this prospectus, we may not sell them or accept your offer to buy them until + +the documentation filed with the Securities and Exchange Commission relating +
+to these securities has been declared effective by the Securities and         +
+Exchange Commission. This prospectus is not an offer to sell these securities + +or our solicitation of your offer to buy these securities in any jurisdiction +
+where that would not be permitted or legal.                                   +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION--SEPTEMBER 13, 1999

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Prospectus

      , 1999

                               [LOGO OF E-STAMP]

                     6,500,000 Shares of Common Stock

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  The Company:

  . We provide an easy-to-use Internet postage solution that enables users to purchase, download and print postage directly from their personal computers.

  . E-Stamp Corporation 2855 Campus Drive, Suite 100 San Mateo, California
    94403(650) 554-8454

  Proposed Symbol & Market:

  . ESTM/Nasdaq National Market

  The Offering:

  . We are offering 6,500,000 shares of our common stock.

  . The underwriters have an option to purchase an additional 975,000 shares from the Company to cover over-allotments.

  . This is our initial public offering. We anticipate that the initial public offering price will be between $12.00 and $14.00 per share.

  . We plan to use the proceeds from this offering for sales and marketing expenses and general corporate purposes.

  . Closing:        , 1999.

  -------------------------------------------------
                              Per Share       Total
  -------------------------------------------------
   Public offering price:      $             $
   Underwriting fees:
   Proceeds to Company:
  -------------------------------------------------

  This investment involves risk. See "Risk Factors" beginning on Page 8.

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Neither the Securities and Exchange Commission nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

Donaldson, Lufkin & Jenrette

                         Banc of America Securities LLC

                                                       Deutsche Banc Alex. Brown

                                                                  DLJdirect Inc.

The first page of the gatefold includes the following text which appears centered at the top of the page:

             E-Stamp's Marketing and Distribution Relationships

The following logo appears centered below the above text:

                        [E-Stamp Corporation logo-TM]

The following logos are slightly smaller than the above logo and are spread across the remainder of the page in columns:

[Avery Dennison logo]                                             [Yahoo! logo]

[@Work logo]                      [Compaq logo]                [Microsoft logo]

[Francotyp-Postalia logo]     [American Online logo]           [Earthlink logo]

[Pelouze Scale logo]    [Tension Envelope Corporation logo]  [Dymo-Costar logo]

[LinkShare logo]                  [Staples logo]           [Digital River logo]

                               [Ingram Micro logo]


Centered below these logos appears a reference to www.e-stamp.com.

The following text appears in small print and centered at the bottom of the page:

The YAHOO! logo is reproduced with permission of YAHOO!, Inc. YAHOO! and the YAHOO! logo, are trademarks of YAHOO! Inc. All other trademarks and registered trademarks are the sole properties of their respective owners.

The second page of the gatefold includes the following text which appears at the top left corner of the page:

                    How E-Stamp Internet postage works.

[Picture of E-Stamp home page]

The following text appears to the right of the picture of the Home page:

     Step 1  Buy It
             Connect to www.e-stamp.com anytime, day or night.
             Purchase and download postage.

[Picture of hand removing envelope with E-Stamp postage from printer]

The following text appears to the right of the picture of the hand:

     Step 2 Print It
            In one step, print postage and the address directly on to your envelopes, labels or documents. There's no need to re-connect to the Internet.

[Picture of letters and packages with E-Stamp postage]

The following text appears to the right of the picture of the letters and packages:

     Step 3  Mail It
             Use for mailing letters and packages without going to the post office.

To the right of the three pictures and text discussed above and spanning both the second and third pages of the gatefold is:

[Drawing of printer depicting envelopes with E-Stamp postage being printed]

Near the lower left hand corner of the page is:

[Drawing of mailbox depicting envelopes with E-Stamp postage being deposited]

The following text appears in small print at the bottom of the page and spans both the second and third pages of the gatefold:

(C) E-Stamp Corporation. E-STAMP is a registered trademark and the E-Stamp logo and THE INTERNET POSTAGE COMPANY and E-STAMP.COM are trademarks or service marks of E-Stamp Corporation. All other trademarks and registered trademarks are the sole properties of their respective owners.

The third page of the gatefold includes the following text on the upper right hand corner of the page:

Our Features

Below the above discussed text on the right hand side of the page, the following text appears:

A New Kind of Stamp

A picture of an E-Stamp digital stamp appears directly below this text. Lines point to the location on the digital stamp of the FIM Mark, Town Circle or Postmark, Two Dimensional Barcode, Device ID, Postage Amount and Rate Category.

Directly below the picture of the E-Stamp digital stamp appears the following text:

E-Stamp/R/'s digital stamp features a two-dimensional barcode making each stamp unique.

Below the above description of the E-Stamp digital stamp on the right hand side of the page appears the following text:

Microsoft/R/ Word Integration

A screen shot from Microsoft Word, including a close-up of the E-Stamp icon on the Microsoft Word toolbar, appears directly below this text.

Directly below the screen shot from Microsoft Word appears the following text:

E-Stamp Internet postage is tightly integrated with Microsoft Word and is also compatible with other leading word processing programs and accounting applications.

   You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date of this document.

   "E-Stamp" is a registered trademark, and "E-Stamp.com," "The Internet Postage Company," and the E-Stamp logo are trademarks of E-Stamp. All other trademarks or service marks appearing in this prospectus are trademarks or service marks of others.

                               TABLE OF CONTENTS

                                                                          Page
Prospectus Summary.......................................................   4
Risk Factors.............................................................   8
Use of Proceeds..........................................................  18
Dividend Policy..........................................................  18
Corporate Information....................................................  18
Forward-Looking Statements...............................................  18
Capitalization...........................................................  19
Dilution.................................................................  20
Selected Financial Data..................................................  21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22

                                                                            Page
Business...................................................................  29
Management.................................................................  45
Related Party Transactions.................................................  55
Principal Stockholders.....................................................  58
Description of Capital Stock...............................................  61
Rescission Offer...........................................................  64
Shares Eligible for Future Sale............................................  65
Underwriting...............................................................  67
Legal Matters..............................................................  69
Experts....................................................................  69
Additional Information.....................................................  70
Index to Financial Statements.............................................. F-1

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before buying shares in the offering. You should read the entire prospectus carefully.

                              E-Stamp Corporation
Our Business

   We provide an easy-to-use Internet postage solution that enables users to purchase, download and print postage directly from their personal computers. The postage can be printed directly onto envelopes, labels or documents using standard laser or inkjet printers, 24 hours a day, seven days a week, without the need to remain connected to the Internet. Customers can buy the E-Stamp Internet postage solution through our online store at www.e-stamp.com, can order our solution over the telephone or can buy our solution at leading office supply stores. We also plan to sell our Internet postage solution through leading computer superstores and catalogs. Our Internet postage solution consists of the E-Stamp software, our secure postage hardware device that enables the storage on the user's desktop of up to a maximum of $500 of postage as currently allowed under U.S. Postal Service regulations, and a U.S. Postal Service address verification CD-ROM. Our Internet postage solution currently sells for a suggested retail price of $49.99. As part of our marketing strategy, we also currently, and may from time to time, offer our solution free of charge through promotional arrangements with third parties. We charge a 10% convenience fee when postage is purchased, with a minimum fee of $4.99 and a maximum fee of $24.99 per purchase. We also plan to offer for sale later this year postage related consumables and peripherals manufactured by third parties with whom we have established relationships, including an Internet postage scale, labels, window envelopes and a label printer.

   We received approval from the U.S. Postal Service on August 9, 1999 for our Internet postage solution, and since that date have been selling our solution nationally. Our Internet postage solution is targeted at small business, small office and home office users, collectively known as SOHO users, most of whom usually connect to the Internet on modems at speeds of 28.8 or 33.6 kilobytes per second and share lines with telephones or fax machines. Our Internet postage solution is tightly integrated with popular business computer programs including Microsoft Word and Outlook. We believe our Internet postage solution will enhance customer satisfaction during the mail and postage process by improving overall access, convenience and flexibility for SOHO users, and will increase operating efficiencies and decrease postal fraud for the U.S. Postal Service.

   We have focused on forming marketing and distribution relationships with industry leaders in order to quickly build our brand awareness with SOHOs and to accelerate the adoption of our Internet postage solution. Our marketing and distribution relationships include the following:

  . Microsoft, which is also one of our equity investors, has selected us as its premium online postage partner for its Microsoft Office Update Web site;

  . Yahoo! has chosen us to be the premier Internet postage merchant within the Yahoo! Postal Center;

  . Excite@Home, which is also one of our equity investors, has entered into a binding letter of intent to establish us as the preferred Internet postage provider on its @Work Web site;

  . America Online has agreed to include us as a tenant in its new Postage
    Services Center;

  . Compaq, which is also one of our equity investors, has agreed to market our Internet postage solution as part of the online services available to owners of its Prosignia line of personal computers for small businesses;

  . Francotyp-Postalia, which is also one of our equity investors, has agreed to distribute our Internet postage solution; and

  . Avery Dennison has agreed to promote exclusively our Internet postage solution in packages of Avery labels and other printable supplies.

   In addition, we have developed marketing or distribution relationships with Sunbeam Corp.'s Pelouze Scale Co. division, Tension Envelope, EarthLink and Dymo-Costar. We expect to enter into additional marketing and distribution relationships as our business grows and we expand our portfolio of products and services.

Our Market Opportunity

   In an effort to enhance customer satisfaction, provide convenient postal services, leverage users' existing investments in computer hardware and software and improve access to the SOHO market, the U.S. Postal Service developed the Information Based Indicia Program. This program is designed to authorize third party vendors to sell products or services that enable users to print postage, also referred to as digital stamps, from a personal computer using ordinary laser or inkjet printers. This new form of postage provides an opportunity to access the U.S. postage market, which represented $60 billion in 1998. Of this amount, $38 billion was represented by postage stamps and postage meters, which are primarily used for first class, priority and express mail, which is the target market for Internet postage. Keenan Vision, an independent research firm, estimates that the market for first class, priority and express mail will grow to $46 billion by the year 2002.

   The emergence of Internet postage has created an attractive channel for the sale of postage to SOHO users currently underserved by existing solutions. According to International Data Corporation, there were 44.6 million SOHOs in the U.S. in 1998, which is expected to grow to 57.6 million by 2002. In terms of postage usage, SOHOs generally conduct an essential part of their communications with suppliers and customers through the postal system. Nevertheless, few SOHOs use postage meters to automate the mailing process. In addition, SOHOs are increasingly adopting the Internet to improve their business processes.

Our Growth Strategy

   Our objective is to be the leading provider of Internet postage solutions. Key elements of our growth strategy include:

  . Enter into marketing and distribution relationships with industry leaders to quickly acquire customers, build brand recognition and accelerate adoption of our Internet postage solution.

  . Initially focus on the large and growing SOHO market.

  . Build and promote our brand through a variety of marketing and promotional techniques and including our logo and Web site address on each digital stamp.

  . Leverage our technology platform and expertise to develop a family of Internet postage solutions including a server-based solution and an intranet based solution to address other market segments.

  . Pursue multiple and recurring revenue streams by capitalizing on our expertise in secure payment processing and the printing of authenticated documents to offer other products and services that could be purchased online and printed from the desktop, such as tickets and gift certificates.

  . Pursue international Internet postage opportunities.

We Are At An Early Stage Of Commercialization

   We have a very limited operating history and only began offering our Internet postage solution on a commercial basis on August 9, 1999. Through June 30, 1999, we had generated no revenues and had an accumulated deficit of $37.0 million. We have generated only nominal revenues since the recent commercial introduction of our solution. We expect to continue to incur net losses for the foreseeable future and may never achieve profitable operations. The market for Internet postage has not yet developed and we cannot assure you that it will develop or that, if it develops, customers will use our solution.

                                  The Offering

 Common stock offered by E-Stamp..  6,500,000 shares
 Common stock to be outstanding
  after this offering.............  37,357,727 shares
 Use of proceeds..................  We plan to use the net proceeds from this offering principally for sales and
                                    marketing expenses, with the balance for
                                    general corporate purposes, including
                                    working capital and expansion of our
                                    corporate infrastructure.
 Proposed Nasdaq National Market
  symbol..........................  ESTM

   Unless otherwise indicated, this prospectus assumes the conversion of our outstanding preferred stock into common stock upon the closing of this offering, reflects a stock dividend to be made prior to completion of this offering of one share of common stock on each four shares of our outstanding common stock, and assumes that the underwriters do not exercise the option granted by us to purchase additional shares in the offering to cover over-allotments.

                                ----------------

   The number of shares of common stock to be outstanding after this offering is based on shares outstanding as of September 10, 1999. This number excludes:

  . 3,053,747 shares of common stock reserved for future issuance under our stock option, director stock option and employee stock purchase plans;

  . 1,207,589 shares of common stock subject to outstanding options; and

  . 75,040 shares of common stock issuable upon the exercise of outstanding warrants.

                         Summary Financial Information
                     (In thousands, except per share data)

   The following table summarizes our financial data. The weighted average shares used in calculating our pro forma net loss per share data excludes our sale in August 1999 of shares of our convertible preferred stock for aggregate proceeds of $30.2 million, our sale in September 1999 of shares of our common stock for aggregate proceeds of $5.0 million, the exercise of warrants to purchase 83,855 shares of common stock in September 1999 at $0.01 per share, the grant of 187,500 shares of common stock to two of our executives in August 1999, and includes the automatic conversion of all other outstanding shares of our convertible preferred stock into shares of our common stock which will occur upon the closing of this offering.

                                                             Six Months Ended
                                 Year Ended December 31,         June 30,
                                 --------------------------  -----------------
                                  1996     1997      1998     1998      1999
                                                               (unaudited)
Statement of Operations Data:
  Net revenues.................. $   --   $   --   $    --   $   --   $    --
  Operating loss ...............  (6,575)  (7,821)  (10,627)  (4,498)  (11,019)
  Net loss......................  (6,339)  (7,678)  (10,257)  (4,455)  (10,843)
  Accretion on redeemable
   convertible
   preferred stock .............     --      (196)   (1,383)    (307)   (1,176)
  Net loss attributable to
   common stockholders.......... $(6,339) $(7,874) $(11,640) $(4,762) $(12,019)
  Net loss per common share:
    Basic and diluted........... $ (0.51) $ (0.61) $  (0.89) $ (0.37) $  (0.89)
    Weighted average shares.....  12,543   12,966    13,075   13,026    13,486
  Pro forma net loss per
   share:.......................
    Basic and diluted
     (unaudited)................                   $  (0.55)          $  (0.50)
    Weighted average shares
     (unaudited)................                     18,753             21,846

   The following table summarizes our balance sheet data. The pro forma data reflects our sale in August 1999 of shares of our convertible preferred stock for aggregate proceeds of $30.2 million, our sale of common stock in September 1999 for aggregate proceeds of $5.0 million, the exercise of warrants to purchase 83,855 shares of common stock in September 1999 at $0.01 per share, the grant of 187,500 shares of common stock to two of our executives in August 1999 and the automatic conversion of all outstanding shares of our redeemable convertible preferred stock into shares of our common stock which will occur upon the closing of this offering. The pro forma as adjusted data reflects the sale of 6,500,000 shares of common stock in this offering at an assumed initial public offering price of $13.00 per share, after deducting the underwriting discount and estimated offering expenses payable by us.

                                                      As of June 30, 1999
                                                  -----------------------------
                                                              Pro    Pro Forma
                                                   Actual    Forma  As Adjusted
                                                          (unaudited)
Balance Sheet Data:
  Cash and cash equivalents...................... $  1,916  $37,116  $114,701
  Working capital (deficit)......................     (324)  34,876   112,461
  Total assets...................................    3,096   38,296   115,881
  Capital lease obligations, net of current
   portion.......................................        6        6         6
  Redeemable convertible preferred stock.........   24,645      --        --
  Total stockholders' equity (deficit)...........  (24,293)  35,552   113,137

                                  RISK FACTORS

   You should carefully consider the risks described below before buying shares in this offering.

We have a limited operating history with a history of losses, expect to incur losses in the future, and may never achieve profitability.

   We have a very limited operating history. You should consider our prospects in light of the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets. We cannot be certain that we will achieve profitability or, if achieved, that we will be able to sustain or increase profitability on a quarterly or annual basis. As of June 30, 1999, we had not generated any revenues and had an accumulated deficit of $37.0 million. Since August 1999, we have generated only nominal revenues. We have not achieved profitability and expect to continue to incur net losses for the foreseeable future. We expect to incur increasing sales and marketing, research and development and administrative expenses. As a result, we will need to generate significant revenues to achieve and maintain profitability.

The success of our business will depend upon acceptance by customers of our Internet postage solution.

   We expect that our Internet postage solution will generate a substantial portion, if not all, of our near-term future revenues. As a result, we depend on the commercial acceptance of our Internet postage solution. If we fail to successfully gain commercial acceptance of our Internet postage solution, we will be unable to generate significant revenues. The market for Internet postage has not developed, and we cannot assure you that it will develop. We cannot predict the extent to which users will be willing to use the Internet to purchase postage rather than using traditional methods. To the extent users choose to purchase postage over the Internet, we cannot be certain that these customers will use our solution.

Intellectual property infringement claims, including claims asserted by Pitney Bowes against us, could prevent or hinder our ability to sell Internet postage.

   We face the risk that other parties' intellectual property positions will impair successful development of the Internet postage market or our ability to effectively participate in it. Pitney Bowes filed a patent infringement lawsuit against us in U.S. District Court in June 1999. The suit alleges infringement of seven patents owned by Pitney Bowes related to postage application systems and seeks treble damages, a preliminary and permanent injunction, attorneys' fees and other unspecified damages. On July 30, 1999, we filed our answer to Pitney Bowes' complaint. Pendency of the litigation can be expected to result in significant expenses to us and the diversion of management time and other resources, the extent of which cannot be quantified with any reasonable accuracy given the early stage of this litigation. If Pitney Bowes is successful in its claims against us, then we may be hindered or even prevented from competing in the Internet postage market and our operations would be severely harmed. The Pitney Bowes suit could result in limitations on how we implement our solutions, delays and costs associated with redesigning our solution and payments of license fees and other monies. An injunction obtained by Pitney Bowes could eliminate our ability to market critical products or services.

Pitney Bowes may be unwilling to discuss licensing or cross-licensing arrangements with us, which could adversely impact our ability to compete in the market for Internet postage products and services.

   Although we and Pitney Bowes, prior to filing of the current litigation, had been in discussions regarding cross-licensing a number of our patents and Pitney Bowes' patents, some of which are identified in Pitney Bowes' complaint, we cannot predict whether these discussions will recommence in the future or the impact of Pitney Bowes' intellectual property claims on our business or the Internet postage market. Since commencement of the litigation, we have not had discussions with Pitney Bowes regarding licensing or cross-licensing arrangements nor do we have information concerning Pitney Bowes' present willingness to engage in discussions.

If the U.S. Postal Service discontinues Internet postage as an approved postage method or revokes approval of our Internet postage solution, our business will fail.

   We continue to be subject to U.S. Postal Service scrutiny and other government regulations. Each digital stamp includes a unique digital signature that is designed to allow the U.S. Postal Service to detect counterfeit postage in the course of processing the mails. There can be no assurance that these measures will be successful in preventing counterfeit postage. The U.S. Postal Service could discontinue Internet postage as an approved postage method because of counterfeiting of Internet postage, security or other issues, in which case our business would fail. Further, if we are unable to successfully complete subsequent evaluations by the U.S. Postal Service, to adapt our Internet postage solution to any new requirements or specifications or to provide adequate security, the U.S. Postal Service could revoke its approval of our Internet postage solution, in which case our business would fail.

The commercial roll-out of our Internet postage solution is initially limited to 10,000 customers and expanded numbers of customers will depend on successful evaluations by the U.S. Postal Service.

   Under the Information Based Indicia Program, the commercial roll-out of our Internet postage solution is initially limited to 10,000 customers, with expanding number of customers based upon successful evaluations by the U.S. Postal Service. If we do not successfully complete these evaluations, the U.S. Postal Service could delay or even prevent sales of our Internet postage solution to more than 10,000 customers. Any such delay in our ability to expand our customer base would result in loss of revenue and could harm our ability to build our brand and obtain market acceptance of our Internet postage solution.

We cannot be certain that we will be able to continue to satisfy existing, new or changed U.S. Postal Service regulations in the future, and if we are not able to do so our ability to distribute our Internet postage solution would be adversely affected.

   If we encounter difficulties with continuing compliance with U.S. Postal Service regulations, our ability to distribute or extend the distribution of our Internet postage solution could be adversely affected. U.S. Postal Service regulations may require that our personnel with access to postal information or resources obtain security clearances, which may cause delays or disruptions in our business if our personnel cannot receive necessary security clearances in a timely manner, or at all, and may limit our ability to hire necessary personnel. Any other change in the current or future regulatory environment could have an adverse impact on our business and could harm our operating results and profitability.

Our Internet postage hardware device may interfere with the operation of some printers, which may decrease adoption of our Internet postage solution and which has in the past resulted in, and may in the future result in, product returns.

   Our secure Internet postage device in some cases interferes with the operation of multifunction printers, which combine printing, faxing, copying and scanning functions and bi-directional printers and is generally unable to print postage on these types of printers. We believe a significant number of our product returns to date may have been prompted by this incompatibility. If we are unable to successfully modify our secure Internet postage device or software to solve these issues, it will severely harm our ability to sell our Internet postage solution to users of multifunctional and bi-directional printers.

If we cannot successfully manage the commercial availability of our Internet postage solution, our ability to attract and retain customers will be harmed.

   Our reputation and our ability to attract, retain and provide solutions to our customers depend upon the reliable performance of our Web site, network infrastructure and transaction-processing systems. If we are unable at any time to provide our customers with our Internet postage solution in a satisfactory manner, our customers may become dissatisfied and could cease using our Internet postage solution. We have very limited experience conducting marketing campaigns, and we may fail to generate significant interest in our Internet postage solution. On the other hand, if we generate extensive interest in our solution, we cannot assure you that we will be able to effectively manage commercial availability of our Internet postage solution due to the strains this demand will place on our Web site, network infrastructure and our transaction-processing systems.

If we are unable to maintain and develop our marketing and distribution relationships, our Internet postage solution may not achieve commercial acceptance.

   We have established marketing and distribution relationships with a limited number of third parties. We rely heavily upon these relationships to build our E-Stamp brand and to accelerate the adoption of our Internet postage solution. We have limited experience in establishing and maintaining these relationships. If we are unable to successfully maintain our existing relationships or to establish new relationships, our Internet postage solution may not achieve commercial acceptance. In addition, a number of these third parties are still in the process of establishing the marketing, promotional and distribution activities for our solution called for under our agreements with them. We cannot assure you that these efforts will be achieved in a timely and successful manner and this would limit their usefulness in promoting adoption of our solution.

If we do not achieve broad brand recognition, our ability to attract customers will suffer dramatically.

   We must quickly build our E-Stamp brand to gain market acceptance for our solution. If we fail to gain market acceptance for our Internet postage solution, our ability to attract customers will suffer dramatically. We believe it is imperative to our long term success that we obtain significant acceptance of our solution. We cannot be certain that we will have sufficient resources to build our brand and achieve commercial acceptance of our solution. To establish our brand awareness, we must invest substantial resources to develop our products, pursue marketing and distribution relationships, implement marketing initiatives, and provide a high quality experience to our users.

Subsequent Internet postage solutions, if successfully developed by us, will require additional U.S. Postal Service approvals that may delay their commercial introduction.

   We have not begun the U.S. Postal Service approval process for future solutions under development, including our server-based solution. Our Internet postage solution took approximately 18 months to complete the beta test portion of the U.S. Postal Service's approval process. We cannot assure you of the duration of the approval process for our server-based or any subsequent solution, or that these solutions will ever be approved by the U.S. Postal Service. Further, we cannot assure you that we will be able to successfully develop our future solutions in a timely manner or at all. Failure to timely receive U.S. Postal Service approval for our server-based solution or subsequent solutions could limit our ability to successfully grow our business.

We have experienced significant growth in our expenses and operations in recent periods, and any failure to manage this growth could damage our ability to obtain market acceptance for our Internet postage solution.

   Our ability to successfully offer our Internet postage solution and implement our business plan requires an effective planning and management process. We have increased, and plan to continue to increase, the scope of our operations and have experienced, and expect to continue to experience, significant growth in our expenses and operations. If we are unable to manage growth effectively or experience disruptions during our expansion, our ability to market and extend distribution of our Internet postage solution and our ability to develop future solutions will be seriously harmed. To manage the expected growth of operations and personnel, we will need to improve existing and implement new transaction-processing, operational and financial systems, procedures and controls. In addition, we will need to expand, train and manage an increasing employee base and to expand our finance, administrative and operations staff. Our current expansion has placed, and we expect our future expansion to continue to place, a significant strain on our managerial, operational and financial resources. Our current and planned personnel, systems, procedures and controls may be inadequate to support our future operations.

If the sole supplier of our Internet postage hardware device is unable to timely meet our commercial supply needs, our ability to expand our customer base will be severely limited and we will lose revenue.

   Dallas Semiconductor Corporation is the single source of supply for our secure Internet postage device. We do not have a guaranteed supply arrangement with Dallas Semiconductor, and we order such devices on a purchase order basis. Any difficulties encountered by our sole supplier that result in product defects, production delays, cost overruns, or the inability to fulfill orders on a timely basis would hurt our reputation and result in loss of revenue. If we cannot obtain an adequate supply of our Internet postage device, we will be unable to timely deliver our Internet postage device to customers and, without the device, customers would be unable to purchase postage using our Internet postage solution. Neither we nor our supplier maintain an extensive inventory of our Internet postage device. We cannot assure you that our supplier will timely meet our commercial supply needs or that alternative suppliers will be available in the future. We have not qualified any alternative sources for the supply of our secure Internet postage device.

System failures could harm our reputation, result in loss of revenue and substantially and adversely affect our ability to attract or retain customers.

   Our business and reputation with customers depend upon the efficient and uninterrupted operation of our Web site, processing systems and network infrastructure, including critical portions of this infrastructure that are hosted by third parties, for registration of new customers and processing of Internet postage transactions. In addition, our service depends upon continuous operation of the U.S. Postal Service's secure postage accounting vault for our customers to purchase postage. We have experienced system failure for short periods of up to four hours during initial commercial launch of our service and we may suffer additional interruptions in our service. Problems or system failures at either our location or third party locations could result in interruptions in our service. Unscheduled downtime of our service may result in loss of revenue and if these system failures persist, our business, reputation and brand could be severely harmed. We cannot assure you that we will be able to timely expand our systems infrastructure to support growth in traffic from our customers.

Our systems and those hosted by third parties are vulnerable to damage or interruption which could harm our reputation and result in a loss of revenue.

   Our systems and those hosted by third parties are vulnerable to damage or interruption as a result of fire, flood, power loss, telecommunications failure, software errors or bugs, hardware failures or computer viruses, computer hacking and other acts of misconduct, earthquakes and similar events. Our postage processing systems are located in Northern California, a seismically active region. We do not have fully redundant systems, a formal disaster recovery plan or alternative providers of hosting services, and we do not carry sufficient business interruption insurance to compensate us for losses that may occur. Despite any precautions we may take, problems or system failures at our third party hosted facilities could result in interruptions in our service which could injure our reputation and cause us to lose revenue.

The inability to expand our system's capacity may limit our growth.

   Our inability to add additional software and hardware or to upgrade our technology, transaction processing systems or network infrastructure to timely accommodate increased Web site traffic or transaction volume could have adverse consequences. These consequences include unanticipated system disruptions, slower response times, degradation in levels of customer support and impaired quality of the user's experience on our service and delays in reporting accurate financial information. We may be unable to effectively upgrade and expand our systems in a timely manner or to integrate smoothly any newly developed or purchased technologies with our existing systems. These difficulties could harm or limit our ability to expand our business.

If we are unable to provide new features or functionality to our technology, transaction processing systems or network infrastructure, our growth may be limited.

   Our failure to provide new features or functionality to our technology, transaction processing systems or network infrastructure could adversely affect demand for our Internet postage solution, which would harm or limit our ability to expand our business.

We rely heavily upon third parties to market and distribute our Internet postage solution to customers.

   We rely upon third parties to market and distribute our Internet postage solution. We cannot assure you that we will be able to develop and maintain satisfactory relationships with such parties on acceptable commercial terms, if at all, or that we will be able to obtain adequate distribution channels for our solution. Our marketing and distribution relationships with third parties, which include providing links to our website and distributing our solution through bundling arrangements, may not generate significant traffic on our website or otherwise generate significant interest in our solution. We cannot assure you that office supply, computer or other retailers will carry our solution or devote sufficient marketing, shelf space or other resources to it. If we are unable to provide an adequate distribution channel for our Internet postage solution, customers will have difficulty purchasing our solution through retail channels which would severely harm our ability to grow our business. We depend upon the U.S. Postal Service and other delivery services for the delivery of our secure postage device. Strikes or other service interruptions affecting delivery services used by us would have a material adverse effect on our ability to deliver our Internet postage solution to our customers.

The postage market is highly competitive and we may be unable to compete successfully against new entrants and established industry competitors with significantly greater financial resources.

   The market for Internet postage products and services is new, rapidly evolving and intensely competitive. We expect that our primary competitors will include traditional providers of postage products and services, including Pitney Bowes and Neopost, that have longer operating histories, larger customer bases, greater brand recognition, greater financial, marketing, service, support, technical, intellectual property and other resources than us. We will also compete with providers of traditional postage products and delivery services, such as the U.S. Postal Service, Federal Express and United Parcel Service. In addition to providers of traditional postage products and services, we compete with three other Information Based Indicia Program vendors, Neopost, Pitney Bowes and Stamps.com, who have all initiated the certification process with the U.S. Postal Service. Only one of these, Stamps.com, has been approved for commercial release by the U.S. Postal Service to date. Many of our competitors may be able to devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing policies and devote substantially more resources to Web site and systems development than us. This increased competition may result in reduced operating margins, loss of market share and a diminished brand recognition.

A breach of our online security would harm our reputation and could interrupt service to our customers.

   A fundamental requirement to conduct electronic commerce is the secure transmission of information over public networks. We rely on encryption and authentication technology to provide the security necessary for transmission of postage and other confidential information. Any breach of these security measures would severely impact our reputation and would likely result in the loss of customers. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the algorithms we use to protect customer transaction data. Security breaches could also expose us to a risk of loss or litigation and possible liability for failing to secure confidential customer information. Accordingly, we may be required to expend significant capital and other resources to protect against potential security breaches or to alleviate problems caused by any breach.

If we are unable to successfully protect our intellectual property, our competitive position will be harmed.

   We rely on a combination of patent, trademark, service mark, copyright and trade secret laws, contractual restrictions on disclosure and transferring title and other methods in an effort to establish and protect proprietary rights in our solutions, know-how and information. If our patents or other intellectual property fail to protect our technology, our competitive position could be harmed. In addition, third parties may develop alternative technologies or products that do not infringe on any of our patents or other intellectual property. Steps taken to protect our intellectual property may not be sufficient to prevent misappropriation of technology or deter independent third party development of similar technologies. Additionally, the laws of foreign countries may not protect our solutions or intellectual property rights to the same extent as do the laws of the United States.

Continued adoption of the Internet as a method of conducting business is necessary for our future growth.

   The failure of the Internet to continue to develop as a medium for the purchase of goods and services would adversely affect the willingness or ability of users to use the Internet to purchase postage. Concerns over the security of transactions conducted on the Internet and the privacy of consumers may also inhibit the growth of the Internet and other online services generally, and online commerce in particular. A decline in the growth of the Internet could decrease demand for our solutions and increase our cost of doing business. We cannot assure you that the Internet will continue to be widely accepted and adopted for purchasing goods and services.

Failure to expand Internet infrastructure could limit our future growth.

   The recent growth in Internet traffic has caused frequent periods of decreased performance, and if Internet usage continues to grow rapidly, the Internet's infrastructure may not be able to support these demands and its performance and reliability may decline. If outages or delays on the Internet occur frequently or increase in frequency, overall Web usage, including usage of our Web site to purchase Internet postage, could grow more slowly or decline. Our ability to increase the speed and scope of our services to users is ultimately limited by and dependent upon the speed and reliability of the Internet.

Our quarterly results are subject to significant fluctuations, and our stock price may decline if we do not meet expectations.

   Since August 1999, we have generated only nominal revenues from our operations. Accordingly, we have little basis upon which to predict future operating results. We expect that our revenues, margins and operating results will fluctuate significantly due to a variety of factors. Factors affecting our quarterly results include:

  . the costs of our marketing programs to establish the E-Stamp brand name and generate market demand for our Internet postage solution;

  . timing of the commercial release of additional Internet postage solutions developed by us, which depends in part on the timing of U.S. Postal Service approval for any such solutions;

  . the number, timing and significance of new solutions introduced by our competitors, which are outside our control;

  .  the level of service and price competition;

  .  changes in our operating expenses as we expand operations; and

  .  general economic factors, which are outside our control.

   Timing of commercial release of new solutions by us and our competitors and general economic factors will also affect our long-term financial results. Substantially all of our operating expenses are related to personnel costs, marketing programs and overhead, which cannot be adjusted quickly and are therefore relatively fixed in the short term. Our operating expense levels are based, in significant part, on our expectations of future revenues. If our expenses precede increased revenues, both gross margins and results of operations could be harmed because of increased costs and expenses in the short term. Due to the foregoing factors and the other risks discussed in this prospectus, you should not rely on period-to-period comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our results of operations will be below public expectations. In this event, the market price of our common stock is likely to fall.

We depend on key personnel and attracting qualified employees for our future success.

   Our success depends to a significant degree upon the continued contributions of our executive management team and other senior level financial, technical, marketing and sales personnel. Our key employees consist of Robert H. Ewald, our President and Chief Executive Officer, Nicole Eagan, our Senior Vice President, Marketing and Sales, and Anthony H. Lewis, Jr., our Vice President and Chief Financial Officer. The loss of the services of any of these key employees or other members of our senior management team could have a material adverse effect on our business and results of operations. We anticipate that the number of our employees may increase significantly during the next 12 months as we increase our research and development activities and sales and marketing efforts. Our success depends upon our ability to attract and retain additional highly qualified senior management and technical, sales and marketing personnel to support planned growth of our operations. Competition for qualified employees is intense, particularly in the Internet and high technology industries. The process of locating and hiring personnel with the combination of skills and attributes required to carry out our strategy is time-consuming and costly. The loss of key personnel or our inability to attract additional qualified personnel to supplement or, if necessary, to replace existing personnel, could have a material adverse effect on our business and results of operations.

Rapid technological change may make our Internet postage solution obsolete or cause us to incur substantial costs to adapt to these changes.

   The use of the Internet for the purchase and sale of goods and services is characterized by rapidly changing technology, evolving industry standards and frequent new product announcements. To be successful, we must adapt to these rapid changes by continually improving the performance, features and reliability of our products and services, and to develop new solutions, or else our products and services may become noncompetitive or obsolete. We also could incur substantial costs to modify our solutions or infrastructure and to develop new solutions, in order to adapt to these changes. Our business, operating results and financial condition could be harmed if we incur significant costs without adequate results, or find ourselves unable to adapt rapidly to these changes.

We may be unable to effectively manage any future acquisitions of new or complementary businesses, products or technology.

   We may pursue the acquisition of new or complementary businesses, including individual products or technologies, in an effort to enter into new markets, diversify our sources of revenue and expand our solutions. At present, we have no commitments or agreements and are not currently engaged in discussions for any material acquisitions or investments. To the extent we pursue new or complementary businesses, we may not be able to expand our solutions and related operations in a cost-effective or timely manner. We may experience increased costs, delays and diversions of management's attention when integrating any new businesses. We may lose key personnel from our operations or those of any acquired business. Furthermore, any new business or solution we launch that is not favorably received by users could damage our reputation and brand name. We also cannot be certain that we will generate satisfactory revenues from any expanded solutions to offset related costs. Any expansion of our operations would also require significant additional expenses, and these efforts may strain our management, financial and operational resources. Additionally, future acquisitions may also result in potentially dilutive issuances of equity securities, the incurrence of additional debt, the assumption of known and unknown liabilities, and the amortization of expenses related to goodwill and other intangible assets, all of which could harm our business, financial condition and operating results.

Internet postage cannot currently be used internationally which may limit our future growth.

   At present, Internet postage approved by the U.S. Postal Service can only be used to send mail from one United States address to another. Unless and until foreign postal authorities create a certification process and recognize information-based indicia postage, our Internet postage solution will not be able to address foreign markets which may limit our future growth. Efforts in Europe and other foreign markets related to adoption of

Internet postage are at a very preliminary stage. We cannot assure you that foreign postal authorities will adopt policies and processes for Internet postage that are compatible with those approved by the U.S. Postal Service on a timely basis or at all.

If we market our solutions internationally, regulation by international agencies could disrupt our operations.

   If foreign postal authorities in the future accept postage generated by our solutions and if we obtain the necessary foreign certification or approvals, we would be subject to ongoing regulation by international governments and agencies. If we achieve significant international acceptance of our solutions, our business activities will be subject to a variety of potential risks, including the adoption of laws and regulatory requirements, political and economic conditions, difficulties protecting our intellectual property rights and actions by third parties that would restrict or eliminate our ability to do business in certain jurisdictions. If we begin to transact business in foreign currencies, we will become subject to the risks attendant to transacting in foreign currencies, including the potential adverse effects of exchange rate fluctuations.

If we do not adequately address "Year 2000" issues, we may incur significant costs and our reputation and ability to gain market acceptance for our Internet postage solution could suffer.

   Failure of our internal computer systems or third-party equipment or software, or systems maintained by our users and strategic sales and marketing partners, to operate properly with regard to the Year 2000 issues could require us to incur significant unanticipated expenses to remedy any problems and could cause system interruptions and loss of data. Any of these events could harm our reputation and materially and adversely affect our ability to gain market acceptance for our Internet postage solution. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

We may need additional capital and failure to obtain such capital could harm our ability to market our Internet postage solution and to develop future solutions.

   We require substantial working capital to fund our business. We cannot be certain that additional financing will be available to us on favorable terms when required, or at all. Since our inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations in the future. We currently anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least the next 12 months. The estimate of the time period during which these proceeds will be sufficient is a forward-looking statement that is subject to risks and uncertainties. Our actual funding requirements may differ materially from this as a result of the number of factors, including our plans to fully support the commercial release and support of our Internet postage solution, our development and introduction of new solutions and our investments in expanding our systems infrastructure and staffing. We may need to raise additional funds prior to the end of the next 12 months or at a later date.

Regulatory and legal uncertainties could inhibit development of the Internet as a marketplace for electronic commerce solutions.

   A number of laws and regulations may be adopted with respect to the Internet relating to user privacy, pricing, content, copyrights, distribution, and characteristics and quality of products and services that could adversely affect adoption of the Internet for electronic commerce solutions, which would harm our ability to attract and retain customers. Moreover, the applicability of existing laws to the Internet is uncertain with regard to many issues such as property ownership, export of encryption technology, sales tax, libel and personal privacy. The application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the application of existing laws and regulations to the Internet and other online services could adversely affect demand for our Internet postage solution and could increase our cost of doing business.

Shares eligible for future sale by our existing stockholders may adversely affect our stock price.

   If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, in the public market following this offering, the market price of our common stock could fall. In addition, such sales could create the perception to the public of difficulties or problems with our products and services. As a result, these sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

   Upon completion of this offering, we will have outstanding 37,357,727 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants after September 10, 1999. Of these shares, the shares sold in this offering are freely tradable. The remaining 30,857,727 shares will become eligible for sale in the public market as follows:

   Number of
     Shares   Date of Availability for Sale
    2,141,506 At the date of this prospectus

      114,201 90 days after the date of this prospectus

   19,801,314 180 days after the date of this prospectus subject to certain restrictions under the federal securities laws

    8,800,706 More than 180 days after the date of this prospectus, subject to certain restrictions under the federal securities laws

We have broad discretion to use the proceeds from this offering and may not use the proceeds effectively.

   The majority of the net proceeds of this offering are not allocated for specific uses other than sales and marketing expenditures, working capital and general corporate purposes. Thus, our management has broad discretion over how these proceeds are used and could spend most of these proceeds in ways with which our stockholders may not agree. We cannot assure you that the proceeds will be invested in a way that yields a favorable return.

Our securities have no prior market and our stock price may decline after the offering.

   Before this offering, there has not been a public market for our common stock and an active public market for our common stock may not develop or be sustained after this offering. The initial public offering price will be determined by negotiations between E-Stamp and the representatives of the underwriters, and we cannot assure you that the trading market price of our common stock will not decline below the initial public offering price.

Internet related stock prices are especially volatile and this volatility could cause our stock price to fluctuate dramatically which could result in substantial losses to investors.

   The stock market and specifically the stock of Internet related companies have been very volatile. This broad market volatility and industry volatility may reduce the price of our common stock, because our business is Internet-based without regard to our operating performance. In particular, following initial public offerings, the market prices for stock of Internet related companies often reach levels that bear no relation to the operating performance of these companies. The market prices are generally not sustainable and could vary widely. If our common stock trades to high levels following this offering, it could eventually experience a significant decline.

Shares issued, and option grants made under, our 1996 stock plans may not have qualified for exemption from registration or qualification under federal and state securities laws.


   Shares issued and options granted under our 1996 Stock Option and Restricted Stock Plan and our 1996 Non-Employee Director Stock Plan may not have been exempt from registration or qualification under federal and state securities laws. If the rescission offer that we intend to make for these shares and options beginning approximately 30 days after the effective date of this offering is accepted, we could be required to make aggregate payments to the holders of these shares and options of up to $4,500,000, plus statutory interest. Federal securities laws do not expressly provide that a rescission offer will terminate a purchaser's right to rescind a sale of stock which was not registered as required. If any or all of the offerees reject the rescission offer, we may continue to be liable under federal and state securities laws for up to an aggregate amount of approximately $4,500,000 plus statutory interest, and we cannot assure you that we will not otherwise be subject to possible penalties or fines relating to these issuances and option grants. See "Rescission Offer."

                                USE OF PROCEEDS

   Our net proceeds from the sale of the 6,500,000 shares of common stock offered hereby are estimated to be $77.6 million, based on an assumed initial public offering price of $13.00 per share and after deducting the underwriting discount and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, our net proceeds will be approximately $89.4 million.

   We expect to use approximately 65% of the net proceeds for sales and marketing expenditures related to promoting our Internet postage solution, building E-Stamp brand recognition, and developing additional marketing and distribution relationships, with the remaining 35% being used for general corporate purposes, including working capital, satisfaction of our potential obligations under the rescission offer and expansion of our corporate infrastructure. In addition, we may use a portion of the net proceeds to acquire complementary products, technologies or businesses; however, we currently have no commitments or agreements and are not involved in any negotiations to do so. Pending use of the net proceeds of this offering, we intend to invest the funds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                             CORPORATE INFORMATION

   We were incorporated in Delaware in August 1996. Prior to that time, we conducted operations as Post N Mail, L.L.C., a Texas limited liability company formed in April 1994. Post N Mail was merged into E-Stamp in September 1996. Our principal executive offices are located at 2855 Campus Drive, Suite 100, San Mateo, California 94403 and our telephone number is (650) 554-8454. Our Web site is located at http://www.e-stamp.com. Information contained on our Web site does not constitute part of this prospectus.

                        FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify such forward-looking statements. This prospectus also contains forward-looking statements attributed to certain third parties relating to their estimates regarding the growth of Internet usage, business-to-business, business-to-consumer electronic commerce, postage usage, small office-home offices and related service markets and spending. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in "Risk Factors" and elsewhere in this prospectus.

                                 CAPITALIZATION

   The following table sets forth the following information:

  . our actual capitalization as of June 30, 1999, which reflects a stock dividend to be made prior to the completion of this offering of one share of common stock on each four shares of our outstanding common stock;

  . our pro forma capitalization after giving effect to our sale of 726,745 shares of common stock in September 1999 for an aggregate purchase price of $5.0 million, our sale of 2,928,521 shares of convertible preferred stock in August 1999, convertible into 3,660,651 shares of common stock, for an aggregate purchase price of $30.2 million, the exercise of warrants to purchase 83,855 shares of common stock at $0.01 per share in September 1999, the grant of 187,500 shares of common stock to two of our executives in August 1999, the automatic conversion of all outstanding shares of redeemable convertible preferred stock into shares of common stock on a 1.25-for-1 basis which will occur upon the closing of this offering; and

  . our pro forma as adjusted capitalization to give effect to the sale of 6,500,000 shares of common stock at an assumed initial public offering price of $13.00 per share in this offering, after deducting the underwriting discount and estimated offering expenses payable by us.

                                                     As of June 30, 1999
                                                  ----------------------------
                                                                        Pro
                                                              Pro     Forma As
                                                   Actual    Forma    Adjusted
                                                  (In thousands, except par
                                                         value data)
Capital lease, net of current portion............ $      6  $      6  $      6
Preferred stock; $0.001 par value, issuable in
 series, 12,000 authorized shares actual and pro
 forma; 10,000 authorized pro forma as adjusted:
  Series A redeemable convertible preferred
   stock; 2,500 authorized shares, issued and
   outstanding, actual; no shares issued or
   outstanding, pro forma and pro forma as
   adjusted......................................    7,084        --        --
  Series B redeemable convertible preferred
   stock; 4,188 shares authorized, issued and
   outstanding, actual; no shares authorized,
   issued or outstanding, pro forma and pro forma
   as adjusted...................................   17,561        --        --
Stockholders' equity (deficit):
  Common stock, par value $0.001; 100,000 shares
   authorized, 16,794 shares issued and
   outstanding, actual; 200,000 shares
   authorized, 29,813 shares issued and
   outstanding, pro forma; 200,000 shares
   authorized, 36,313 shares issued and
   outstanding, pro forma as adjusted............       17        30        36
  Additional paid-in capital.....................   17,963    77,795   155,374
  Notes receivable from employees and officers...   (2,157)   (2,157)   (2,157)
  Deferred stock compensation....................   (9,309)   (9,309)   (9,309)
  Deficit accumulated during development stage...  (30,807)  (30,807)  (30,807)
                                                  --------  --------  --------
    Total stockholders' equity (deficit).........  (24,293)   35,552   113,137
                                                  --------  --------  --------
Total capitalization............................. $    358  $ 35,558  $113,143
                                                  ========  ========  ========

   This table excludes the following shares:

  . 3,053,747 shares of common stock reserved for future issuance under our stock option, director stock option and employee stock purchase plans;

  . 1,286,250 shares of common stock subject to outstanding options as of June 30, 1999 with an average exercise price of $0.72 per share of which options as to 1,045,226 shares had been exercised subsequent to June 30, 1999; and

  . 75,040 shares of common stock issuable upon exercise of outstanding warrants.

                                    DILUTION

   The pro forma net tangible book value of our common stock on June 30, 1999, after giving effect to the conversion of all outstanding shares of our convertible preferred stock on a 1.25-for-1 basis, our sale of 726,745 shares of common stock in September 1999 for an aggregate purchase price of $5.0 million, our sale of 2,928,521 shares of convertible preferred stock in August 1999, convertible into 3,660,651 shares of common stock, for an aggregate purchase price of approximately $30.2 million, the exercise of warrants to purchase 83,855 shares of common stock at $0.01 per share in September 1999, and the grant of 187,500 shares of common stock to two of our executives in August 1999, was $35.6 million, or approximately $1.19 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to our sale of 6,500,000 shares of common stock offered by this prospectus at an assumed initial public offering price of $13.00 per share and after deducting the underwriting discount and estimated offering expenses payable by us, our net tangible book value would have been approximately $113.1 million, or $3.12 per share. This represents an immediate increase in net tangible book value of $1.93 per share to existing stockholders and an immediate dilution in net tangible book value of $9.88 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution.

Assumed initial public offering price per share..................        $13.00
Pro forma net tangible book value per share as of June 30, 1999..  $1.19
Increase per share attributable to new investors.................   1.93
                                                                   -----
As adjusted pro forma net tangible book value per share after the
 offering........................................................          3.12
                                                                         ------
Dilution in pro forma net tangible book value per share to new
 investors.......................................................        $ 9.88
                                                                         ======

   This table excludes all options and warrants that will remain outstanding upon completion of this offering. As of June 30, 1999, there were options outstanding to purchase a total of 1,286,250 shares of common stock with an average exercise price of $0.72 per share. See Notes 3 and 10 of Notes to Financial Statements. The exercise of outstanding options and warrants having an exercise price less than the offering price would increase the dilutive effect to new investors.

   The following table sets forth, as of June 30, 1999, on the pro forma basis described above, the differences between the number of shares of common stock purchased from us, the total price paid and average price per share paid by existing stockholders and by the new investors in this offering at an assumed initial public offering price of $13.00 per share, before deducting the underwriting discount and estimated offering expenses payable by us.

                            Shares Purchased  Total Consideration
                           ------------------ -------------------- Average Price
                             Number   Percent    Amount    Percent   Per Share
Existing stockholders..... 29,812,501   82.1% $ 76,740,000   47.6%    $ 2.57
New investors.............  6,500,000   17.9%   84,500,000   52.4%     13.00
                           ----------  -----  ------------  -----
  Total................... 36,312,501  100.0% $161,240,000  100.0%
                           ==========  =====  ============  =====

   If the underwriters over-allotment option is exercised in full, the following will occur:

  . the number of shares of common stock held by existing stockholders will represent approximately 79.8% of the total number of shares of our common stock outstanding after this offering, and

  . the number of shares held by new public investors will increase to 7,475,000 or approximately 20.2% of the total number of shares of our common stock outstanding after this offering.

                            SELECTED FINANCIAL DATA
                     (In thousands, except per share data)

   The statement of operations data for the years ended December 31, 1996, 1997 and 1998, and the balance sheet data as of December 31, 1997 and 1998 are derived from our financial statements, which have been audited by Ernst & Young LLP, independent auditors and are included elsewhere in this prospectus. The statement of operations data for the period since inception (April 26, 1994) through December 31, 1994 and for the year ended December 31, 1995 and the balance sheet data as of December 31, 1994, 1995 and 1996 are derived from audited financial statements not included in this prospectus. The financial data as of and for the six months ended June 30, 1998 and 1999 are derived from unaudited financial statements included elsewhere in this prospectus. We have prepared this unaudited information on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such periods. When you read this selected financial data, it is important that you also read the historical financial statements and related notes included in this prospectus, as well as the section of this prospectus related to "Management's Discussion and Analysis of Financial Condition and Results of Operations." Historical results are not necessarily indicative of future results.

                            Period from
                             Inception                                          Six Months Ended
                          (April 26, 1994)     Year Ended December 31,              June 30,
                          through Dec. 31, -----------------------------------  -----------------
                                1994        1995     1996     1997      1998     1998      1999
Statement of Operations
 Data:
Net revenues............       $   --      $    --  $    --  $    --  $     --  $    --  $     --
Operating expenses:
  Research and
   development..........          378          701    2,387    3,916     5,603    2,458     5,225
  Sales and marketing...           34           96    1,761    1,743     2,722    1,137     2,494
  General and
   administrative.......          160          534    1,739    1,748     1,897      903     1,373
  Amortization of
   deferred stock
   compensation.........           --           --      688      414       405       --     1,927
                               ------      -------  -------  -------  --------  -------  --------
Operating loss..........         (572)      (1,331)  (6,575)  (7,821)  (10,627)  (4,498)  (11,019)
Interest income
 (expense), net.........           --          (17)     236      143       370       43       176
                               ------      -------  -------  -------  --------  -------  --------
Net loss................         (572)      (1,348)  (6,339)  (7,678)  (10,257)  (4,455)  (10,843)
Accretion on redeemable
 convertible preferred
 stock..................          --           --       --      (196)   (1,383)    (307)   (1,176)
                               ------      -------  -------  -------  --------  -------  --------
Net loss attributable to
 common stockholders....        $(572)     $(1,348) $(6,339) $(7,874) $(11,640) $(4,762) $(12,019)
                               ======      =======  =======  =======  ========  =======  ========
Net loss per common
 share (basic and
 diluted)...............       $(0.05)     $ (0.11) $ (0.51) $ (0.61) $  (0.89) $ (0.37) $  (0.89)
                               ======      =======  =======  =======  ========  =======  ========
Pro forma net loss per
 share basic and
 diluted(1).............                                              $  (0.55)          $  (0.50)
                                                                      ========           ========
Weighted average shares
 outstanding (basic and
 diluted)...............       11,175       11,933   12,543   12,966    13,075   13,026    13,486
Shares used in
 calculation of pro
 forma net loss per
 share basic and
 diluted(1).............                                                18,753             21,846

                                    As of December 31,
                             -----------------------------------      As of
                             1994   1995   1996   1997    1998    June 30, 1999
Balance Sheet Data:
Cash and cash equivalents..  $ 19  $  190 $3,910 $4,111  $10,217    $  1,916
Working capital (deficit)..  (426)    386  3,394  2,398    8,805        (324)
Total assets...............    93   1,428  4,873  4,763   10,811       3,096
Capital lease, net of
 current portion...........   --      --      88     38       11           6
Redeemable convertible
 preferred stock...........   --      --     --   6,126   23,469      24,645
Total stockholders' equity
 (deficit).................  (352)    646  4,101 (3,138) (14,225)    (24,293)

--------------------
(1) See Note 1 of Notes to Financial Statements for an explanation of the method used to determine the number of shares used in computing pro forma net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the risks described in "Risk Factors" and elsewhere in this prospectus. You should read the following discussion with the "Selected Financial Data" and our financial statements and related notes included elsewhere in this prospectus.

Overview

   We provide an easy-to-use Internet postage solution that enables users to purchase, download and print Internet postage directly from their personal computers. We pioneered the development of Internet postage, including being one of the first companies to approach the U.S. Postal Service with the idea of printing postage from a personal computer.

   We have incurred net losses in each quarterly and annual period since our inception, and as of June 30, 1999, we had generated no revenues and our accumulated deficit was $37.0 million. From November 1994 to March 1998, we incurred operating costs primarily related to the development of our Internet postage solution in accordance with U.S. Postal Service guidelines and specified criteria. In March 1998, after extensive development and interaction with the U.S. Postal Service, we began the three-phase beta test certification process required by the U.S. Postal Service to qualify Internet postage vendors for commercial distribution of Internet postage under the U.S. Postal Service's Information Based Indicia Program. On August 9, 1999, we received final approval from the U.S. Postal Service for our Internet postage solution and since that date have been selling our solution nationally in accordance with approved quantities and distribution channels.

   In addition to working with the U.S. Postal Service to obtain approval of our Internet postage solution, our primary activities since inception have included:

  . developing our business model;

  . developing and testing our Internet postage solution;

  . hiring management and other key personnel;

  . building our infrastructure; and

  . entering into marketing and distribution relationships.

   The revenue and income potential of our business and market is unproven, and our limited operating history makes it difficult to evaluate our prospects. We expect to continue to incur net losses for the foreseeable future and may never achieve profitable operations. Subsequent to June 30, 1999, we have recognized only nominal revenues from our desktop Internet postage solution. We intend to recognize revenue from an initial software license fee for our Internet postage solution, ongoing convenience fees for the purchase of postage on the Internet, and the sale of ancillary postage supplies. Our costs of revenues include the costs of manuals, packaging, the postage device, credit card and electronic funds transfer fees, the address management system, support costs, as well as fulfillment costs, and direct costs from the sale of postage supplies.

   During the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, in connection with the grant of certain stock options to employees, we recorded deferred stock compensation totaling $12.8 million, representing the difference between the deemed fair value of our common stock on the date such options were granted and the exercise price. Such amount is included as a reduction of stockholders' equity and is being amortized over the vesting period of the individual options, generally four years, using the graded vesting method. The graded vesting method provides for vesting of portions of the overall award at different dates and results in higher vesting in earlier years than straight-line vesting. We recorded amortization of deferred stock compensation in the amount of $688,000, $414,000 and $405,000 for the years ended

December 31, 1996, 1997 and 1998 and $1.9 million for the six months ended June 30, 1999. At June 30, 1999, we had a total of $9.3 million remaining to be amortized over the corresponding vesting periods of the stock options. We anticipate that additional deferred compensation will be recorded for options granted in July and August 1999. See Notes 3 and 10 of Notes to Financial Statements.

Results of Operations

 Six Months Ended June 30, 1999 Compared to Six Months Ended June 30, 1998

   Research and Development. Research and development expenses include expenses for research, design and development of our Internet postage solution, expenses related to obtaining patents from the U.S. Patent Office, and server and network operations. Research and development expenses increased 113% to $5.2 million for the six months ended June 30, 1999 from $2.5 million for the six months ended June 30, 1998. Of the $2.7 million increase in research and development expenses in 1999, $1.7 million of this amount reflected increases in research and development employee headcount, and consulting and contractor expenses. The balance of the increase reflected costs of project materials for further development of our Internet postage solution, server-based solution, operations network investments and costs of product shipped to customers during the beta test portion of the U.S. Postal Service approval process. We expect the dollar amount of research and development expenses to increase in future periods to support further development of our Internet postage solution and our server-based solution and expenses related to the development of other products and services.

   Sales and Marketing. Sales and marketing expenses consist primarily of salaries and related benefits for sales and marketing personnel, Web site development, package design, advertising and promotional expenses, and trade show expenses. Sales and marketing expenses increased 119% to $2.5 million for the six months ended June 30, 1999 from $1.1 million for the six months ended June 30, 1998. Of the $1.4 million increase in sales and marketing expenses in 1999, $0.9 million of this amount reflected costs associated with continued development of our marketing campaigns in anticipation of the launch of our Internet postage solution. In addition, this increase reflected costs of $0.3 million for promotional obligations and advertising placements under marketing and distribution relationships that were not in place in the first six months of 1998. The increase also reflected increases in our sales and marketing personnel. We expect sales and marketing expenses to increase in dollar amount as we promote and launch our Internet postage solution and as we hire additional personnel, continue to promote our brand and add new strategic relationships.

   General and Administrative. General and administrative expenses consist primarily of compensation for administrative and executive staff, fees for professional services, depreciation expense and general office expenses. General and administrative expenses increased 52% to $1.4 million for the six months ended June 30, 1999 from $903,000 for the six months ended June 30, 1998. $0.3 million of the increase in general and administrative expenses in 1999 reflected increases in administrative staff and professional fees. We also incurred a one-time charge of $175,000 for a severance accrual for a former executive officer. We expect general and administrative expenses to increase in dollar amount due to further additions in staffing and as we incur additional costs necessary to prepare and manage the infrastructure for business expansion, for legal services in connection with the Pitney Bowes litigation, and associated costs with being a public reporting company.

   Amortization of Deferred Compensation. Amortization of deferred stock compensation was $1.9 million for the six months ended June 30, 1999. There was no amortization of deferred stock compensation for the six months ended June 30, 1998. We recorded aggregate deferred stock compensation of $11.6 million in the period from July 1, 1998 through June 30, 1999 for options awarded to employees with exercise prices below the deemed fair value for financial reporting purposes of our common stock on their respective grant dates.

   Interest Income, Net. Interest income, net, consists primarily of earnings on our cash and cash equivalents, net of interest expenses attributable to equipment leases and any taxes. Interest income, net, increased 309% to $176,000 for the six months ended June 30, 1999 from $43,000 for the six months ended

June 30, 1998. The increase in interest income, net, was due to increasing average cash and cash equivalent balances as we received funds from our financing activities. We expect interest income, net, to increase following this offering as a result of increased cash balances resulting from this offering.

 Year Ended December 31, 1998 Compared to Years Ended December 31, 1997 and
 1996

   Research and Development. Research and development expenses increased 43% to $5.6 million in 1998 from $3.9 million in 1997 and increased 64% in 1997 from $2.4 million in 1996. A majority of the increases in research and development expenses in 1998 and 1997 were due to increases in contractor expenses and personnel headcount costs of $0.9 million in 1998 and $1.1 million in 1997. We also incurred increases of $0.8 million in 1998 and $0.4 million for costs of project materials and network operations investments.

   Sales and Marketing. Sales and marketing expenses increased 56% to $2.7 million in 1998 from $1.7 million in 1997 and decreased 1% in 1997 from $1.8 million in 1996. $0.5 million of the increase in sales and marketing expenses in 1998 was due to costs related to the continued development of our marketing and branding campaigns, and expenses related to the anticipated launch of our Internet postage solution. In addition, this increase reflected increases in our marketing personnel costs of $0.4 million and, to a lesser extent, costs incurred for promotional obligations under our first marketing and distribution relationships entered in 1998. Sales and marketing expenses in 1997 decreased modestly due primarily to a reduction in trade show activity.

   General and Administrative. General and administrative expenses increased 9% to $1.9 million in 1998 from $1.7 million in 1997 and increased 1% in 1997 from $1.7 million in 1996. The increase in general and administrative expenses in 1998 was due primarily to increases in general and administrative staffing and to a much lesser extent professional service costs and general office expenses. General and administrative expenses in 1997 increased modestly due to a small increase in administrative staff.

   Amortization of Deferred Stock Compensation. Amortization of deferred stock compensation decreased 2% to $405,000 in 1998 from $414,000 in 1997 and decreased 40% in 1997 from $688,000 in 1996. In 1996, we recorded deferred stock compensation of approximately $1.1 million related to equity awards to employees. We also recorded aggregate deferred stock compensation of approximately $2.7 million in 1998 for options awarded to employees with exercise prices below the deemed fair value for financial reporting purposes of our common stock on their respective grant dates.

   Interest Income, Net. Interest income, net, increased 159% to $370,000 in 1998 from $143,000 in 1997 and decreased 39% in 1997 from $236,000 in 1996. The increase in interest income, net, in 1998 was due to increasing average cash and cash equivalent balances as we received funds from our financing activities in 1998. The decrease in interest income, net, in 1997 was due to declining average cash and cash equivalent balances as we spent funds that had been received.

Liquidity and Capital Resources

   Since inception, we have financed our operations primarily through private sales of equity securities. We have received approximately $73.9 million in private funding, including $35.2 million through our most recent financings in August and September 1999. In addition, we have a $1.25 million line of credit with a bank, all of which is available for use by us except for a $143,000 letter of credit to secure our lease and capital lease obligations totaling $26,000 as of June 30, 1999.

   Net cash used in operating activities totaled $7.9 million for the six months ended June 30, 1999, $9.6 million for the year ended December 31, 1998, $5.7 million for the year ended December 31, 1997, and $4.9 million for the year ended December 31, 1996. Cash used in operating activities for each period resulted primarily from net operating losses in those periods.

   Net cash provided by (used in) investing activities totaled $(387,000) for the six months ended June 30, 1999, $(324,000) for the year ended December 31, 1998, $(21,000) for the year ended December 31, 1997, and

$202,000 for the year ended December 31, 1996. Cash provided by (used in) investing activities for each period resulted primarily from the acquisition of capital assets, primarily computer and office equipment.

   Net cash provided by financing activities totaled $12,000 for the six months ended June 30, 1999, $16.0 million for the year ended December 31, 1998, $5.9 million for the year ended December 31, 1997, and $8.4 million for the year ended December 31, 1996. Cash provided by financing activities for each period resulted primarily from issuances of common stock and redeemable convertible preferred stock, offset by the repayment of lease obligations and notes payable to related parties.

   We believe that the net proceeds from this offering, together with our current cash balances and cash flows from operations, if any, will be sufficient to meet our present growth strategies and related working capital and capital expenditure requirements for at least the next 12 months. Without the proceeds of this offering, our cash resources would be sufficient to fund our operations under our current plan through the second quarter of 2000. Our current plan contemplates significant increases in spending when compared to our historical expenditures. Without the proceeds from this offering, we would be required to reduce our planned expenditures under our current operating plan to enable our current cash resources to fund our operations for the next 12 months. We currently anticipate the need to raise additional capital prior to achieving positive cash flows from our operations through the issuance of additional debt or equity securities. Our forecast of the period of time through which our financial resources will be adequate to support operations is a forward-looking statement that involves risks and uncertainties. Our actual funding requirements may differ materially from this as a result of a number of factors including our plans to fully support the commercial release of our desktop Internet postage solution, our introduction of new solutions and our investments in systems infrastructure and staffing. We may require substantial working capital to fund our business and we may need to raise additional capital prior to this time or thereafter. We cannot be certain that additional funds will be available on satisfactory terms when needed, if at all. If we are unable to raise additional necessary capital in the future, we may be required to curtail our operations significantly. Raising additional equity capital would have a dilutive effect on existing stockholders.

   We believe that our exposure to market risk related to changes in interest rates, equity prices and foreign currency exchange rates is not material. At June 30, 1999, we did not hold any short or long-term investments.

Year 2000 Compliance

   Background. Many currently installed computer systems, software products and other control devices are unable to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' computer systems, software products and control devices may need to be upgraded or replaced in order to operate properly in the year 2000 and beyond.

   Assessment and Implementation. The U.S. Postal Service requires participants in the Information Based Indicia Program to maintain Year 2000 compliant systems and software. As a result, we are in the process of developing a comprehensive plan to make our internal computer software and hardware systems Year 2000 compliant. Our Year 2000 compliance plan is comprised of 3 phases: an assessment phase; an implementation phase; and a testing phase. This plan, initiated in the first quarter of fiscal 1999, will be implemented by the end of the fourth quarter of fiscal 1999. While we believe that this plan for addressing the Year 2000 problem will be completed in a timely manner, we cannot be certain that these Year 2000 compliance efforts will be successful. The financial impact of making the required systems changes cannot be known precisely at this time, but we currently expect these expenses to be less than approximately $500,000. The financial impact, could, however, exceed this estimate. Nonetheless, these costs are not expected to be material to our business, financial condition, or results of operation. To date, we have incurred expenses of less than approximately $100,000.

   Since inception, we have internally developed substantially all of the systems for the operation of our Internet postage solution. These systems include the software used to provide customer interaction and transactional and distribution functions to our solutions, as well as monitoring and back-up capabilities. Based upon our assessment to date, we believe that our systems will be Year 2000 compliant and have submitted Year 2000 readiness statements to the U.S. Postal Service to indicate our Year 2000 compliance. However, we cannot be sure how our Internet postage solution will integrate with other vendor-provided software.

   We use and depend on third-party equipment and software that may not be Year 2000 compliant. Consequently, our ability to address Year 2000 issues is, to a large extent, dependent upon the Year 2000 readiness of these third parties' hardware and software products. We are currently assessing the Year 2000 readiness of other third-party supplied software, computer technology and other services and expect to complete this assessment by the beginning of the fourth quarter of 1999. We have initiated communications or obtained information from our vendors and suppliers of third-party equipment and software to validate that their products and systems are Year 2000 compliant. All of our significant vendors and suppliers of third party equipment and software have provided us with written compliance statements or published information regarding their Year 2000 readiness except for one vendor who has only responded orally. Approximately 90% of our significant vendors and third party suppliers have indicated that they are currently Year 2000 compliant, and the remaining 10% have indicated that they are in the process of remediating Year 2000 issues and expect to be Year 2000 compliant before year end. We will develop and implement, if necessary, a remediation plan with respect to third-party software, third-party vendors and computer technology and services that may fail to be Year 2000 compliant.

   If Year 2000 issues prevent our users from accessing the Internet or our Internet postage solution or from processing postage, we will lose revenue. Any failure of our third-party equipment or software to operate properly could require us to incur unanticipated expenses. For example, pursuant to regulations of the Information Based Indicia Program, we rely on the U.S. Postal Service's secure postage accounting vault to purchase postage credit for our customers. If the U.S. Postal Service systems are not Year 2000 compliant, our users may not be able to purchase additional postage which would cause us to lose revenue and could injure our reputation.

   The Year 2000 readiness of the Internet infrastructure necessary to support our operations is difficult to assess. For instance, we depend upon the integrity and stability of the Internet to provide our services. We also depend on the Year 2000 compliance of the computer systems and financial services used by our customers. Thus, the infrastructure necessary to support our operations consists of a network of computers and telecommunications systems located throughout the world and operated by numerous unrelated entities and individuals, none of which has the ability to control or manage the potential Year 2000 issues that may impact the entire infrastructure. Our ability to assess the reliability of this infrastructure is limited and relies solely on generally available news reports, surveys and comparable industry data. Based on these sources, we believe most individuals that rely significantly on the Internet are carefully reviewing and attempting to remediate issues relating to Year 2000 compliance, but it is not possible to predict whether these efforts will be successful in reducing or eliminating the potential negative impact of Year 2000 issues. A significant disruption in the ability of customers to reliably access the Internet would have an adverse effect on demand for our solutions and would harm our results of operations.

   Most Likely Worst Case Scenarios of Year 2000 Problems. We cannot accurately predict how many failures related to the Year 2000 problem will occur or the severity, duration or financial consequences of these failures. Any Year 2000 problems that affect us could result in an interruption in our service or the inability of users to access our service. As a result, the following worst case scenarios could occur:

  . any interruption in our service would result in loss of revenue and could require significant expenditures and efforts by us to restore service; and

  . widespread Year 2000 problems could result in a significant number of our users being unable to access our service due to problems with their personal computers or the Internet.

   Contingency Planning. We are currently developing contingency plans to be implemented as part of our efforts to identify and correct Year 2000 problems affecting our internal systems. We expect to complete these contingency plans by the end of the third quarter of 1999. Depending on the systems affected, these plans could include:

  .   accelerated replacement of effected equipment or software;

  . increase work hours for our personnel or use of contract personnel to correct on an accelerated schedule any Year 2000 problems which may arise;

  .   the provision of manual workarounds for information systems; and

  .   other similar approaches.

If we are required to implement any of these contingency plans, such plans may have a material adverse effect on our business, financial condition or results of operations. Additionally, we may not complete these contingency plans in a timely manner, and failure to do so could have a material adverse effect on our business, financial condition or results and operations.

   The discussion of our efforts and expectations relating to Year 2000 compliance are forward-looking statements that are subject to risks and uncertainties and actual results may differ materially from those indicated in these forward-looking statements. Our ability to achieve Year 2000 compliance and the level of anticipated expenses related to Year 2000 compliance could be adversely affected by, among other things, the availability and cost of testing and programming resources, the ability of third parties to resolve Year 2000 issues associated with their systems and software and unanticipated problems that may in the future be identified in our ongoing compliance review.

Recent Accounting Pronouncements

   Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting for Comprehensive Income." Statement of Financial Accounting Standards No. 130 requires disclosures of components of non-stockholder changes in equity in interim periods and additional disclosures of components of non-stockholder changes in equity on an annual basis. Adoption of Statement of Financial Accounting Standards No. 130 had no impact on the Company's results of operations or financial position.

   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company adopted Statement of Financial Accounting No. 131 effective January 1, 1998. The adoption of this standard did not have a material effect on the Company's financial statement disclosures as the Company operates in a single segment.

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company is required to adopt Statement of Financial Accounting Standards No. 133 for the year ending December 31, 2000. Statement of Financial Accounting Standards No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because the Company currently holds no derivative financial instruments and does not currently engage in hedging activities, adoption of Statement of Financial Accounting Standards No. 133 is expected to have no material impact on the Company's financial condition or results of operations.

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." Statement of Position 98-1 is effective for financial statements for years beginning after December 15, 1998. Statement of Position 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. We adopted the provisions of Statement of Position 98-1 on January 1, 1999. The adoption of Statement of Position 98-1 has not had a material impact on our financial position or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

   Our interest income and expense are sensitive to changes in the general level of interest rates. In this regard, changes in interest rates affect the interest on our cash equivalents earned as well as the interest incurred on our indebtedness. Based on our cash equivalents balance and level of indebtedness at June 30, 1999, our exposure to interest rate risk is not material.

                                    BUSINESS

 Overview

   We provide an easy-to-use Internet postage solution that enables users to purchase, download and print postage directly from their personal computers. The postage can be printed directly onto envelopes, labels or documents using standard laser or inkjet printers, 24 hours a day, seven days a week, without the need to remain connected to the Internet. Customers can buy the E-Stamp Internet postage solution through our online store at www.e-stamp.com, can order our solution over the telephone or can buy our solution at leading office supply stores. We also plan to sell our Internet postage solution through leading computer superstores and catalogs. Our Internet postage solution consists of the E-Stamp software, our secure postage hardware device that enables the storage on the user's desktop of up to a maximum of $500 of postage as currently allowed under U.S. Postal Service regulations and a U.S. Postal Service address verification CD-ROM. Our Internet postage solution currently sells for a suggested retail price of $49.99. As part of our marketing strategy, we also currently, and may from time to time, offer our solution free of charge through promotional arrangements with third parties. We charge a 10% convenience fee when postage is purchased, with a minimum fee of $4.99 and a maximum fee of $24.99 per purchase. We also plan to offer for sale later this year postage related consumables and peripherals manufactured by third parties with whom we have established relationships, including an Internet postage scale, labels, windows envelopes and a label printer.

   We received approval from the U.S. Postal Service on August 9, 1999 for our Internet postage solution, and since that date have been selling our solution nationally. We are targeting our Internet postage solution at small business, small office and home office users, collectively known as SOHO users. To help build our brand awareness and accelerate the adoption of our Internet postage solution, we have formed marketing and distribution relationships with industry leaders, such as Microsoft, Yahoo!, Excite@Home, America Online, Compaq, Earthlink, Francotyp-Postalia and Avery Dennison. We expect our marketing and distribution relationships to generate revenue through:

  . increased sales of our Internet postage solution as a result of increased traffic on our website;

  . acquisition of customers through bundling arrangements and promotional offers to promote the use and adoption of our solution; and

  . markups on our sales of postage related consumables and peripherals manufactured by third parties.

   We believe our Internet postage solution will enhance customer satisfaction during the mail and postage process by improving overall access, convenience and flexibility for SOHO users, in addition to increasing operating efficiencies and decreasing postal fraud for the U.S. Postal Service.

Industry Background

 The Internet and Electronic Commerce

   The Internet has emerged as a global medium for communications, information and commerce. With over 125 million users at the end of 1998, which is expected to grow to approximately 500 million users by 2003, as estimated by International Data Corporation, the Internet is dramatically changing how businesses and other users communicate and share information. The Internet has also created new opportunities to conduct commerce, including business-to-business electronic commerce, which enables organizations to streamline business processes, lower operating costs and improve productivity. According to Forrester Research, business-to-business electronic commerce is expected to grow from an estimated $43 billion in 1998 to approximately $1.3 trillion in 2003, accounting for more than 90% of the dollar value of electronic commerce in the United States. Due to the Internet's convenience and accessability, businesses are increasingly using the Internet for a wide variety of operations, such as buying office supplies online, and may benefit from emerging trends, such as buying postage over the Internet.

 The Postage Industry

   According to the U.S. Postal Service's latest annual report, the total postage market in the U.S. was approximately $60 billion in 1998. Further, the U.S. Postal Service processed over 197 billion pieces of mail, or an estimated 41% of the total worldwide mail shipments. Of the $60 billion U.S. postage market, approximately $38 billion was represented by postage stamps and postage meters, which are primarily used for first class, priority and express mail, with the remaining $22 billion consisting of permit and other mail services. Keenan Vision, an independent research firm, estimates that first class, priority and express mail usage will grow to approximately $46 billion by the year 2002. In addition, the worldwide private market for mail and parcel delivery which does not require postage from governmental entities includes services such as Federal Express and United Parcel Service.

   The U.S. Postal Service's longstanding mission is to meet the needs of its customers with convenient options and improved postage security. To enhance customer satisfaction, we believe the U.S. Postal Service searches for innovations that:

  . provide postal services that are convenient, cost-effective and easy-to-use;

  . leverage existing customer infrastructures, such as personal computers, printers and software, to provide better and more efficient products and services;

  . integrate mailing information on the computer desktop, including postage accounting;

  . improve access to the large and growing small business, small office and home office markets, collectively known as the SOHO market;

  . reduce the occurrence of postal fraud, which costs in excess of $150 million per year in lost revenues according to the U.S. General Accounting Office; and

  . increase efficiencies in the handling and processing of mail, thereby expediting the mailing process and enabling the U.S. Postal Service to lower its operating costs.

 The Emergence of Internet Postage

   To address these objectives, the U.S. Postal Service announced in 1995 a program for its first new postage method since the approval of the postage meter in 1920. The Information Based Indicia Program is a certification program that authorizes third party vendors to sell digital postage that users purchase over the Internet and print from a personal computer using ordinary laser or inkjet printers. Internet postage consists of a two dimensional bar code containing an encrypted digital signature that makes each digital stamp unique and is intended to lower the prevalence of postal fraud. Through its Information Based Indicia Program, the U.S. Postal Service is seeking to enhance user convenience with a new access channel for postage that enables users to print postage from a personal computer, 24 hours a day, seven days a week.

   The following illustration is an example of our Internet postage that conforms to the Information Based Indicia Program requirements, along with an explanation of what each part represents.

 [Illustration of digital stamp including the several elements described in the bullet references below]

   .  FIM Mark. Facing identification mark  .  Two Dimensional Barcode. Encodes the
      that is used to properly orient the      readable information, including
      document in the U.S. Postal Service's    address of mailer and addressee, as
      automated sorting system.                well as other information including a
                                               unique digital signature and a
                                               delivery print code.

   .  Town Circle or Postmark. Identifies   .  Device ID. Unique identification code
      the town and zip code in which the       that links the postage back to the
      postal customer resides and from         device that stored the postage before
      which the postal item must be sent.      printing.

   .  Postage Amount. Ascribes a value to   .  Rate Category. Describes the type of
      the postage that has been printed and    postal service being used, which can
      removed from the user's account.         be first-class, priority mail,
                                               express mail or parcel post.

 The Growth of SOHOs and Their Postage and Internet Usage

   The United States has a large and growing number of small businesses, small offices and home offices, collectively known as SOHOs. According to International Data Corporation, there were 44.6 million SOHOs in the U.S. in 1998, which is expected to grow to 57.6 million by 2002. Of the 44.6 million SOHOs in 1998, International Data Corporation estimates that 37.3 million were home offices, 5.7 million were small businesses with less than ten employees and 1.6 million were small businesses with more than ten employees. Further, International Data Corporation estimates that SOHOs accounted for $3.7 billion of electronic commerce in 1998 and will account for $69.7 billion of electronic commerce in 2002. In addition, SOHOs are typically identified with the following characteristics:

  . limited amount of time and resources, resulting in the desire for solutions that simplify business processes; and

  . self sufficient and "do-it-yourself" entrepreneurs who are willing to adopt new technologies that save time and increase flexibility.

   Postage Usage. SOHOs generally conduct an essential part of their communications with suppliers and customers through the postal system, including letters and packages that require expedited delivery. Despite the relative importance of postage usage, SOHO use of postage meters is low, and it appears that using a postage meter is not cost-effective for their needs. Based on a 1999 survey from International Data Corporation, 80% of small business/small office with 10 employees or less did not use a postage meter. When the total cost is computed, including lease fees for both the postage meter and scale, which approximate $25 per month, postage meter resetting fees and proprietary consumables such as ink cartridges, which approximate another $25 per month, SOHOs pay a significant premium to traditional postage stamps. In addition, leasing a postage meter typically has required a multi-year lease lock-in period.

   Internet Usage. As the Internet helps simplify business processes, SOHOs have become more willing to rely on its functionality to improve their businesses. Accordingly, there has been increased adoption of the Internet by SOHOs, as the following statistics indicate:

  . International Data Corporation estimates that 56% of U.S. home offices in 1998 had Internet access, and that this percentage will reach 72% by 2002; and

  . for U.S. small businesses, International Data Corporation estimates that approximately 50% had Internet access in 1998. This amount is expected to increase to 67% by 2002.

   Despite the increasing prevalence of Internet access, most SOHOs are constrained by limited bandwidth Internet connections. International Data Corporation estimates that:

  . approximately 80% of SOHOs with Internet access use dial-up modems, usually at 28.8 or 33.6 kilobytes per second, to connect to the Internet;

  . only 2.2% of SOHOs with Internet access use a broadband connection, which provides faster access but the availability of which is limited; and

  . approximately 71% of SOHOs in 1998 shared their modem lines with another device such as a telephone or fax machine, which necessitates being connected to the Internet only when performing required business functions.

   Given the rapid adoption of the Internet and the high postage usage by SOHOs, a substantial opportunity exists to provide an automated method for purchasing, downloading and printing postage. We believe the attractiveness of Internet postage solutions for the SOHO user will depend upon the solution's ability to:

  .  enhance accessibility to postage, at any time of day;

  . eliminate the costly time spent travelling to and waiting at the post office;

  . automate business processes through integration with existing business software programs;

  .  be easy to use and flexible to meet the SOHO user's preferences;

  .  enable the tracking and reporting of postage usage;

  . provide cost savings and faster mail delivery versus traditional postage solutions; and

  . leverage a user's existing investment in personal computers, printers and software.

The E-Stamp Solution

   We provide an easy-to-use Internet postage solution that enables our customers to quickly and efficiently purchase and download postage over the Internet directly into a secure, silver-dollar size postage device, and then to print the purchased postage from their personal computers at any time without the need to remain connected to the Internet. We have leveraged our customer-centric focus and over 20 issued patents to create a solution that offers convenience and flexibility to small business, small office and home office users, collectively known as SOHO users. To help build our brand awareness and accelerate the adoption of our Internet postage solution, we have formed marketing and distribution relationships with industry leaders. In addition, our Internet postage solution is tightly integrated with popular business computer programs, including Microsoft Word and Outlook.

   We believe our desktop Internet postage solution provides the following benefits to SOHO users and the U.S. Postal Service:

 Benefits to SOHO Users

   Enhanced Flexibility. With our Internet postage solution, SOHO users receive the benefits of buying and downloading postage online, with the flexibility of printing postage while connected or disconnected from the Internet. Our solution is tailored to most SOHO users, who are unable to, or desire not to, stay continuously connected to the Internet due to shared connections and access via slow dial-up modems;

   Convenient Access. Our Internet postage solution provides unlimited, convenient access to postage from the computer desktop, 24 hours a day, seven days a week. SOHO users can purchase, download and print postage with their personal computer, thereby avoiding common inconveniences such as running out of postage and waiting in long lines at the post office;

   Tight Integration. Our Internet postage solution is tightly integrated with popular software applications, including Microsoft Word and Outlook, to enable SOHO users to conveniently print postage while using their most commonly used software programs;

   Variety of Postage Options. Our Internet postage solution enables SOHO users to print professional looking addresses and postage on envelopes, labels or directly on correspondence in one easy step, with the postage printed in any denomination. Further, our solution enables SOHO users to print a variety of postage types, including first class, priority mail, express mail and parcel post;

   Simple and Secure. Our Internet postage solution can be installed in minutes and includes easy-to-use instructions and an intuitive user interface. Further, our solution is designed to provide SOHOs the highest level of security and data integrity as their databases of addresses are stored locally, rather than uploaded to a remote server. In addition, we enable the accurate tracking and reporting of postage purchases and usage, thereby limiting employee misuse; and

   Cost-Effective. Our Internet postage solution is cost-effective for SOHO users relative to traditional postage stamps, by eliminating overposting and foregone wages from time spent travelling to and from the post office, and relative to postage meters, by eliminating lease fees. In addition, our solution enables SOHOs to leverage their existing investments in personal computers, printers and software.

 Benefits to the U.S. Postal Service

   A New Low-Cost Distribution Channel. Our Internet postage solution enables the U.S. Postal Service to distribute postage to users through the Internet, thereby enabling significant manufacturing and distribution cost savings;

   Automation and Operating Efficiencies. Our Internet postage solution enables the U.S. Postal Service to further automate the handling and processing of mail, through address verification and correction and extended zip code printing capabilities;

   Extended Level of Security. Our Internet postage solution provides the highest level of security and auditing capabilities, which may help the U.S. Postal Service to reduce the over $150 million dollars annually of postal fraud; and

   Increased Postal Competitiveness. Our Internet postage solution offers additional capabilities for sending and tracking packages, such as priority express or parcel post, enabling the U.S. Postal Service to more effectively compete against the private parcel shipping industry, such as Federal Express and United Parcel Service.

Growth Strategy

   Our objective is to be the leading provider of Internet postage solutions. Key elements of our growth strategy include the following:

 Enter into Marketing and Distribution Relationships with Industry Leaders to Quickly Acquire Customers

   Our strategy includes entering into marketing and distribution relationships with industry leaders to rapidly acquire customers, build brand recognition and accelerate the adoption of our Internet postage solution. We have entered into marketing or distribution relationships with Microsoft, Yahoo!, Excite@Home, America Online, Compaq, EarthLink, Francotyp-Postalia, Dymo-CoStar, Tension Envelope, Avery Dennison and Sunbeam's Pelouze division. Entering into these relationships with well-known and trusted names in the Internet, computer hardware and software, and business supply industries enables us to leverage these third parties' installed customer bases, distribution channels and marketing expertise, and facilitate the adoption, usage and accessibility of our Internet postage solution. We expect to enter into additional marketing and distribution relationships as our business grows and we expand our portfolio of products and services.

 Initially Focus on the Large and Growing SOHO Market

   We are initially focusing on the small business, small office and home office market, collectively known as the SOHO market, due to its attractive characteristics, which include:

  . a large and growing number of SOHOs;

  . high personal computer penetration;

  . predominant Internet usage via dial up modems over shared data lines; and

  . heavy reliance on postage, yet underserved by traditional solutions.

   We have conducted extensive qualitative and quantitative research on SOHO users, and have tailored our Internet postage solution to meet their needs.

 Build and Promote Our Brand

   We intend to aggressively build our customer base by increasing awareness of the E-Stamp brand. We believe that associating our brand with premier businesses with whom we have marketing and distribution relationships and high quality solutions is important to the expansion of our customer base. As we grow in size, we intend to invest in building brand awareness through a variety of marketing and promotional techniques, both independently and in conjunction with third parties. We intend to promote our brand through television, print and radio advertising, and online banner advertising through marketing relationships with high traffic Web sites. We also plan to generate brand recognition through viral marketing, which involves the prominent display of our logo and Web site address on our Internet postage.

 Leverage Our Technology Platform and Expertise to Develop A Family of Internet Postage Solutions

   We intend to leverage our customer-centric focus, scalable electronic commerce platform and our patent portfolio to develop a family of Internet postage solutions for the high volume mailer and corporate enterprise and for the low volume individual consumer. We intend to offer an intranet-based solution to the corporate market, through the integration of our technology into enterprise applications and high speed mail processes, thus enabling corporate users to print conveniently and efficiently large amounts of Internet postage for bulk mailings and other corporate purposes. We also intend to target the consumer market with a server-based solution, that will enable a user to purchase and store Internet postage directly on our secure electronic commerce server and print from their local printer. We plan to continue to develop other solutions that enable users to take advantage of their existing investments in computing infrastructure and the Internet, and will continue to invest in and focus our technology development efforts on increasing online transaction efficiency, reliability and security.

 Pursue Multiple and Recurring Revenue Streams

   We intend to leverage our brand, electronic commerce capabilities and infrastructure to develop incremental revenue opportunities from a broader customer base, including the corporate enterprise and the individual consumer. These opportunities include the following:

   Sale of Postage Related Consumables and Peripherals. Through our Web site, we intend to offer mailing-related consumables, such as labels and envelopes, and peripherals, such as mechanical scales, personal computer-enabled digital scales and label printers. We have created a patented window envelope, and have partnered with third party vendors of integrated scales and other postage supplies.

   Authenticated Document Market. We intend to capitalize on our expertise in secure payment processing and the printing of authenticated documents to offer other products and services that can be purchased online and printed from the desktop, such as tickets and gift certificates.

 Pursue International Internet Postage Opportunities

   We believe that there are significant opportunities in international markets for our Internet postage solution. In particular, we believe our Internet postage solution is suited for many international markets because users pay for connecting to the Internet based on usage time and thus are seeking solutions that can reduce expensive connection time. Unless and until foreign postage authorities create a certification process and recognize information-based indicia postage, our Internet postage solution will not be able to address international markets.

Our Internet Postage Solution

   Our Internet postage solution enables users to purchase postage over the Internet, download the postage quickly and efficiently into a secure, silver-dollar size postage device, and to print the postage at any time from the desktop directly onto envelopes, labels or documents using standard laser or inkjet printers. We target today's small business, small office and home office users, collectively known as SOHOs, most of whom usually connect to the Internet on modems at speeds of 28.8 or 33.6 kilobytes per second. Our solution enables users to store postage on their desktop, thereby allowing them to print postage at their convenience rather than requiring a reconnection to the Internet each and every time they want to print postage.

   We received U.S. Postal Service approval to begin to sell our Internet postage solution nationally in August 1999. Our Internet postage solution is currently available through our Web site and through a toll-free telephone number, with software and our secure postage device each being delivered via overnight delivery services, and is also available at several retail outlets.

 Installation

   The installation process is simple and can be completed in a matter of minutes through the use of a CD-ROM. The E-Stamp Internet postage package includes all the components needed to use our Internet postage solution and to connect to www.e-stamp.com for the purchase of more postage, receipt of software updates, or to access postal information. In addition to our easy to install software, our Internet postage solution also includes our silver-dollar size, secure postage device that easily connects onto the back of a personal computer as shown on the right. The secure postage device stores the postage and connects between the parallel port and any other printer device attached there.

       [Illustration of installation of postage device between printer cable and parallel port of personal computer]

 Printing Postage

   The following simple three steps are involved in using our Internet postage solution.

   Step 1: Buy It. The user can purchase Internet postage without ever leaving the home or office, 24 hours a day, seven days a week. The user simply connects to our electronic commerce server using a standard Internet connection and then chooses the amount of Internet postage, up to the $500 maximum storage value allowed by the U.S. Postal Service, depending on their particular needs and usage patterns. The Internet postage is then downloaded and stored onto the Internet postage device.

   Step 2: Print It. After choosing the medium on which to print the Internet postage, whether directly onto a letter or using an envelope or label, the user selects the destination address. The addresses are either read directly from the user's current address database or can be entered with our software. In either case, the addresses are verified with the Address Matching System from the U.S. Postal Service contained on CD-ROM at the user's desktop, and the amount of postage related to the item being sent is calculated. The user then selects the printer device and prints the Internet postage.

   Step 3: Mail It. The user then drops the professionally posted letters and packages in the mail or schedules a priority mail pickup from the U.S. Postal Service.

 Additional Features

   In addition to providing the means to purchase, download and print Internet postage, we have created other features that enhance the usability of our Internet postage solution.

   Business Application Integration. We have tightly integrated our solution with the following leading software applications:

  . Microsoft Word -- Upon installation, our Internet postage solution integrates tightly with Microsoft Word, with our E-Stamp icon appearing in the Microsoft Word tool bar, so users can print postage without leaving the application;

  . Microsoft Outlook -- Our software allows users to access addresses in Outlook without leaving the E-Stamp application; and

   Address Software Functionality. Our Internet postage solution enables users to print Internet postage using their existing mailing databases, and is compatible with 8 types of contact managers and word processing, accounting and e-mail applications. Further, addresses are stored on the user's personal computer with our Internet postage solution, negating any need to upload confidential information to a shared server.

   Variety of Printing and Mailing Options. Users can choose from 16 different types of envelopes, labels, air bills and postcards, as well as simply printing postage directly onto letters and using our patented windowed envelopes. Customers can use our Internet postage for a number of U.S. Postal Service mailing options, including first class, priority mail and express mail for guaranteed overnight delivery.

   Tracking and Reporting. Our Internet postage software includes a function that allows users to track postage usage, including recipient address, time and amount.

   Integrated Scale. We have teamed with Sunbeam's Pelouze division to offer an integrated scale that automatically weighs the letter or package being sent to correctly calculate the postage required, thus reducing over-posting.

   Internet Postage Supplies. We also provide postage supplies, such as labels and envelopes, which we have designed to be compatible with our Internet postage solution. The sale of these postage supplies requires U.S. Postal Service approval and we are in the process of obtaining necessary approvals.

Marketing and Distribution Relationships

   We believe that market penetration, brand awareness and adoption of our Internet postage solution in the early stages is critical to our success. Thus, we continually focus on enhancing the breadth and depth of market penetration and offering our customers the most convenient and easy-to-use access to our Internet postage solution. To achieve these goals, we have established a strategy of entering into marketing and distribution arrangements with the industry leaders in business segments related to the Internet, computer hardware and software, postage and business supplies. These relationships allow us to leverage those third parties' installed customer bases, distribution channels and marketing expertise to facilitate the adoption, usage and accessibility of our Internet postage solution.

   Microsoft. In July 1999, Microsoft selected us as its "Premium Partner" for its Microsoft Office Update Web site. During the term of the agreement, Microsoft has agreed to treat E-Stamp as a "premium partner" and will not treat any E-Stamp competitor as a "premium partner." These exclusive elements include permanent navigation on the home page of the web site, co-marketing and/or co-funding of marketing activities, Internet postage launch support and inclusion in editorial content on the web site. The initial term of our agreement with Microsoft is one year, although the agreement is terminable on 60 days prior notice. We have also integrated our Internet postage solution with Microsoft applications, including Microsoft Word and Microsoft Outlook. Microsoft is also one of our equity investors.

   Yahoo!. In May 1999, we entered into an advertising and promotion agreement with Yahoo!. Yahoo! is the leading Internet guide in terms of traffic, household and business user reach, and is one of the most recognized brands associated with the Internet. Under this agreement, we are Yahoo!'s premier Internet postage provider, and Yahoo! users will have direct access to the E-Stamp services from within the Yahoo! Postal Center. Yahoo! has agreed to display E-Stamp banners when any of 20 key words are entered into the Yahoo! search engine including the key words "postage" and "stamps." During the term of the agreement, Yahoo! has agreed to not display banners, sponsorships or other forms of advertising of Internet postage competitors on the Yahoo! Postal Center or within Yahoo Small Business property and to not display or co-brand content from competitors in the Yahoo! Postal Center. The initial term of the Yahoo! agreement expires December 31, 2000.

   Excite@Home. In August 1999, we entered into a binding letter of intent with Excite@Home to be the preferred Internet postage provider across Excite@Home's @Work division. This relationship is designed to provide early broadband adapters with access to our solution through the @Work site. As part of this relationship, our service offering will be integrated into @Work's portfolio of products and services. To reflect our preferred provider status under the agreement, other Internet postage companies will not be permitted to be included in sponsorship areas or in the @Work small business post office area. This service is currently expected to be available later in 1999. Excite@Home also is one of our equity investors.

   America Online. In November 1998, we agreed to become a tenant in America Online's new Postage Services Center, which features direct links to our Web site where America Online members can purchase our Internet postage solution. As part of the agreement, America Online has agreed to promote our solution until May 2000 with banner advertisements across several of America Online's branded properties, including CompuServe, AOL.com and Digital City.

   Compaq. In June 1998, we entered into an agreement with Compaq to help accelerate the adoption of Internet postage. Under this agreement, Compaq will market our Internet postage solution as part of the online services available to owners of their Prosignia line of personal computers, targeted at the small business market and sold through their broad sales channels, and will offer our Internet postage solution through Compaq's Web site in exchange for which we have agreed to pay Compaq royalties. The Compaq agreement has an initial term that expires in June 2001. Compaq also is one of our equity investors.

   Francotyp-Postalia. In August 1999, we entered into a marketing and distribution agreement with Francotyp-Postalia, Inc., the U.S. division of Francotyp-Postalia AG & Co., an international market leader in modern office equipment and services for mail processing. Under this agreement, Francotyp-Postalia has agreed to offer our Internet postage solution through its Web site. Additionally, we intend to leverage Francotyp-Postalia's established distribution channels and existing customer base to distribute our solution. Francotyp-Postalia also is one of our equity investors.

   Avery Dennison. In July 1999, we entered into a strategic relationship with Avery Dennison that includes sales, marketing and distribution agreements. Under this agreement, our Internet postage solution is to be the only online postage solution promoted in packages of Avery labels and other printable supplies. Additionally, we have agreed to offer a free sample pack of Avery PC Postage Labels to our new customers. We plan to sell these labels in our online supplies store.

   Sunbeam Corp.'s Pelouze Scale Co. Division. In February 1999, we entered into a strategic marketing and sales agreement with Signature Brands, Inc., a subsidiary of Sunbeam Corporation, the leading manufacturer and distributor of postal scales. We intend to leverage Sunbeam's already established distribution channels and promote our solution with a special Pelouze Internet Postage Scale for sale in retail, mail order and contract stationery channels. Additionally, the scale, which is designed to work exclusively with our Internet postage solution, is currently expected to be available to our customers through our online store later in 1999. During the term of the agreement, Sunbeam has agreed not to bundle a scale with a competitor's Internet postage product in the U.S. and we have agreed not to bundle our solution with another manufacturer's integrated scale.

   Tension Envelope Corporation. In March 1999, Tension Envelope agreed to become our exclusive supplier for our patented window envelopes. These patented window envelopes, which we plan to sell through our online supplies store, feature a special "window" for Internet postage and will save our customers time by eliminating several steps from the mail preparation process. This envelope has been submitted for required approvals to the U.S. Postal Service.

   EarthLink. In June 1999, we entered into an agreement with EarthLink, a leading Internet service provider. Under this agreement, we and EarthLink have agreed to develop a co-branded postal center accessible to EarthLink's more than 1.3 million users from their personal start pages and elsewhere in the EarthLink network. Additionally, EarthLink has agreed to make our Internet postage solution available for purchase through EarthLink's mall and to place banner advertisements for our solution in their service. In addition, EarthLink has agreed to place an advertisement for our solution in each issue of its user magazine. The initial term of our agreement with EarthLink expires in August 2000.

   Dymo-CoStar. In July 1999, we entered into a strategic marketing and distribution agreement with Dymo-CoStar, a leading manufacturer of specialty label printers, related software and supplies. Our agreement with Dymo-CoStar provides for bundling of a promotional demonstration of our software with many Dymo-CoStar printers. Additionally, Dymo-CoStar has agreed to jointly promote our solution in retail channels, promote us to its existing customer base, and to integrate support for our service directly into its printer software. Bundling and promotion of our solution under this agreement is expected to begin later this year. Dymo-CoStar's specialty label printer has been approved for sale by the U.S. Postal Service and the related labels have been submitted for required approvals to the U.S. Postal Service.

   For a description of our payment commitments under the marketing and distribution agreements described above, please see Notes 5 and 10 of Notes to our Financial Statements.

   In addition to the sales and marketing agreements described above, in September 1999, we signed a nonbinding letter of intent with Deutsche Post AG, Europe's largest letter services and logistics company, and a nonbinding letter of intent with an affiliate of Deutsche Telekom AG, Europe's largest telecommunications company. In each of these letters of intent, we agreed to negotiate proposed business relationships involving joint marketing, distribution and technology development. Any party can terminate negotiations under these letters of intent at any time, and there is no assurance that any binding agreement or business relationship with Deutsche Post AG or Deutsche Telekom AG or any affiliate will ever develop.

Acquisition of Customers

   The initial focus of our Internet postage solution is on the large and growing SOHO market, which consists of small businesses, small offices and home offices. We have established relationships with leading Internet, computer and business supply companies to distribute our Internet postage solution through channels most frequented by SOHOs. In addition, we are leveraging those third parties' established customer bases, marketing efforts and distribution channels to build brand recognition, accelerate adoption and increase product accessibility. Our plan is to also promote and extend our brand by conducting ongoing public relations campaigns and developing affiliation and affinity programs.

   Product Distribution. We intend to make our Internet postage solution available through all standard distribution channels in order to increase product availability and accelerate the adoption of Internet postage. Specifically, we will target the following:

  . Retail -- We have identified top retail accounts to target for our Internet postage solution since SOHOs typically purchase a substantial portion of their office supply needs from these sources. These targets, such as Best Buy, CompUSA, CDW and Staples, have been targeted based on the demographics of their customer base, their experience selling computer products to small business customers, and their experience selling office supplies and mailing-related products. We plan to access traditional retailers through Ingram Micro, one of the nation's largest computer and computer-related product distributors. We plan to access online retailers through our relationship with Digital River, an online distributor.

  . Direct Marketing and Mail Order -- We will also offer our products directly from our online store at www.e-stamp.com and through our toll-free telephone number, as well as through major Internet and mail order software resellers, both online and catalog-based.

   Promotional Bundling Arrangements. We have entered into distribution agreements with industry leading PC hardware, printer, scale and consumables companies to bundle promotions for our Internet postage solution in selected products, which enables us to leverage these third parties' installed customer base, distribution channels and marketing experience.

   Affiliate and Affinity Programs. We intend to establish an extensive affiliate program with sites who target small offices and home offices and we will offer other revenue-sharing opportunities for affiliates who promote or provide links to our products from their Web site. The first of our affiliate program relationships is with LinkShare which has a network of Web sites that access the online merchants marketed by LinkShare. In addition, we plan to extend promotional offers to trade associations with substantial SOHO membership.

   Online and Offline Advertising. We currently have marketing relationships in place with some of the top Internet sites, and we intend to enter into marketing relationships with additional high traffic sites in the future. We will also target specific customer segments through the use of varied online banner advertisements. Further, we intend to utilize various offline forms of advertising, such as television, print, radio and other targeted publications that focus on specific attractive markets for our solution.

   Viral Marketing Programs. The U.S. Postal Service has granted us permission to include our Web site address and our logo on each Internet postage that is printed. We have developed our Internet postage digital stamp to prominently display our logo and Web site address to further develop our brand recognition and accelerate the acquisition of new customers through referrals.

U.S. Postal Service Information Based Indicia Program Certification Process

   The U.S. Postal Service recently approved our Internet postage solution under its Information Based Indicia Program. The Information Based Indicia Program is a U.S. Postal Service initiative committed to creating new, convenient, electronic access to postage for mailing customers. Through the Information Based Indicia Program, the U.S. Postal Service delivers a higher level of convenience and security to customers with established performance and evaluation criteria for personal computer postage products.

   For vendors of Internet postage, approval under the Information Based Indicia Program includes a standardized, ten-stage certification process prior to commercial release. Information Based Indicia Program participants must receive U.S. Postal Service authorization at each stage of the certification process to proceed to the next stage. The second to last stage is a three phase beta test, which includes customers sending mail through the mail system. The final stage before commercial release is vendor product approval, which represents formal approval to begin selling Internet postage nationally. The significant steps in the certification process and the time commitment required of a potential Information Based Indicia Program vendor creates a significant barrier to entry for competitors in the U.S. Internet postage market.

   The Information Based Indicia Program certification process includes the following stages:

                                       6. U.S. Postal Service address matching
     1. Letter of intent                  system
     2. Non-disclosure agreement       7. Product submission/testing
     3. Operational concept            8. Product infrastructure tests
     4. Software documentation         9. Beta test approval (three phases)
     5. Provider infrastructure plan  10. Vendor product approval (national distribution)

   Upon receipt of U.S. Postal Service certification, Information Based Indicia Program vendors begin national distribution in accordance with approved quantities and distribution channels. Each approved vendor's commercial roll-out is initially limited to 10,000 customers, with expanding numbers of customers based upon successful evaluations by the U.S. Postal Service.

Competition

   We received U.S. Postal Service approval to commercially release our Internet postage solution on August 9, 1999 and began selling our solution on that date. We believe that our Internet postage solution is well positioned to compete in the SOHO market, which consists of small businesses, small offices and home offices, because of our tight integration with software applications and our advantages in bandwidth-constrained environments. We will also compete with providers of traditional postage products such as stamps sold by the U.S. Postal Service, and services such as Federal Express and United Parcel Service. In addition to providers of traditional postage products and services, we compete with three other Information Based Indicia Program vendors, Neopost, Pitney Bowes and Stamps.com, who have all initiated the certification process with the U.S. Postal Service. Only one of these, Stamps.com, was approved for commercial release by the U.S. Postal Service on August 9, 1999. However, Stamps.com failed to make their service commercially available at that time. While the market for Internet postage is new, we expect that competition will further increase once Internet postage products become widely available and generally accepted.

   While we believe our Internet postage solution provides significant benefits over traditional postage methods, especially for the SOHO market, we expect to continue to also compete with traditional postage methods such as stamps and metered mail. Postage meters are typically paid for on a monthly lease, require significant investments in additional supplies such as ink cartridges, charge a premium for postage and are subject to tampering and theft. There can be no assurance that customers will change their current postage purchasing habits and switch to Internet postage products. The failure of a commercially viable number of users to switch to Internet postage would significantly harm our business, financial condition and results of operations.

   We may not be able to maintain a competitive position against current or future competitors as they enter the market in which we compete. This is particularly true with respect to competitors with greater financial, marketing, service, support, technical, intellectual property and other resources than us. Our failure to maintain a competitive position within our market could seriously harm our business, financial condition and results of operations. We believe that the principal competitive factors in our market include: (1) U.S. Postal Service product certification; (2) brand recognition;
(3) integration with other software applications; (4) convenience; (5) service availability and reliability; (6) price; (7) security; and (8) marketing and distribution relationships.

Technology

   We have leveraged our technologies, including our desktop software, postage application programming interface, Internet postage device, patented window envelope, and systems infrastructure, in order to create a comprehensive solution that meets our customers' needs and fulfills the U.S. Postal Service's certification requirements.

   Desktop Software. Our desktop software enables users to print Internet postage offline without maintaining a persistent Internet connection. The software is designed to interface with our proprietary postage device to print the recipient's address and Internet postage in one step onto envelopes, labels, and documents. The recipient's address can be selected using the built-in support for many popular applications, including Microsoft Word and Outlook, without the user having to upload data over the Internet or separately type the address. This is a significant advantage over other Internet postage products which require the user to type in or import addresses from other software packages and force them to keep multiple copies of the same address synchronized across multiple address books. In addition, the software has a built-in electronic software update feature which automatically updates postage rates and the software itself ensuring that each customer always has the most current version of our software. The software includes a postage application programming interface which enables other software vendors to integrate their software with our software.

   Postage Application Programming Interface. We built our software from the ground up so that it can be integrated as a component of other software applications. This means virtually any software application can be "postage-enabled" to print Internet postage onto envelopes, labels, or documents. Through this technology, our software can be tightly integrated with popular business applications.

   Internet Postage Device. We have developed a proprietary silver-dollar size Internet postage device that securely stores the postage value our customers buy. The postage device connects to a personal computer's parallel port between the personal computer and the printer. The postage device enables our users to print postage without the need to remain connected to the Internet because account balances are stored on the device, not on a remote server. The postage device is also secure and tamper-resistant, disabling itself if anyone attempts to open or tamper with it. Our Internet postage device has been tested by the National Institute of Standards and Technology and certified as Federal Information Processing Standard 140-1 compliant at security levels 3 and partially 4. Overall security was reviewed by a Cryptographic Equipment Assessment Laboratory and Internet Security was reviewed by ISS Group, a leading Internet security company.

   Patented Window Envelope. We have developed and patented a special window envelope that has an additional window in the upper right corner for postage. This enables postage to be printed directly on documents, folded in thirds and inserted into one of our envelopes. They are a significant time-saver because they eliminate the need to separately prepare an envelope or label. Tension Envelope will be manufacturing this envelope for us and we plan to offer it to our customers on our Web site.

   Systems Infrastructure. Our systems have been designed to be scalable as our business grows and to allow for rapid deployment of our Internet postage solution. As the quantity of purchases or number of users accessing our systems increases, we have developed our systems to incrementally grow through the necessary additions. Our systems are based on the Microsoft Windows NT, Transaction Server and SQL Server environment. For our Web site, we utilize Javascript and Active Server Pages.

Future Product Development

   We are currently developing a server-based solution that is targeted at broadband-enabled users. As estimated by Forrester Research, broadband access was only utilized by 2% of online users in 1998, but will increase to 26% in 2002. Once broadband connections become more prevalent and customers have dedicated Internet access, our server-based solution will be positioned to meet the needs of this base of users. The server-based solution will enable a user to purchase and store Internet postage directly on our secure electronic commerce server and print from their local printer.

Plan of Operation

   Our plan of operation for the remainder of 1999 and the first six months of 2000 calls for significantly increasing our operating expenses and capital expenditures when compared with our historical levels. We believe this increased spending will be necessary to fully support the commercial release and support of our Internet postage solution, our development of our server-based solution and our investments in expanding our systems infrastructure and staffing. We believe that the net proceeds from this offering, together with our current cash balances and cash flows from operations, if any, will be sufficient to meet our growth strategies and related working capital and capital expenditure requirements under our current operating plan for at least the next 12 months. We do not expect to have to raise additional funds to meet expenditures required for operating our business under our current operating plan during the next six months. Our forecast of the period of time through which our financial resources will be adequate to support our operations under our current plan of operation is a forward looking statement that is subject to risks and uncertainties, and we may be required to raise additional capital prior to that time and afterwards.

   During the remainder of 1999, we anticipate significantly increasing our operating expenses and capital expenditures as compared to the first two quarters of 1999. We expect the majority of our increased spending to relate to increased sales and marketing expenses as we continue to expand our marketing campaign for our Internet postage solution. We also expect to spend a higher amount on research and development expenses primarily related to the development of our server-based solution and additional features for our Internet postage solution. Our general and administrative expenses are also expected to increase. A portion of our forecasted increase in spending for sales and marketing, research and development and general and administrative expenses is attributable to our plans to increase our total employee headcount by 50% during the remainder of 1999.

   We expect our operating expenses and capital expenditures to continue to increase during the first two quarters of 2000, with the majority of this increase relating to continued growth in our sales and marketing expenses. In addition, we expect our total employee headcount to increase approximately 33% during the first half of 2000 as compared to our expected employee headcount at the end of 1999 which would also contribute to this increased spending.

   In addition to the net proceeds of this offering and our current cash resources, we expect that our cash resources for the remainder of 1999 and the first six months of 2000 will also include any revenue generated from the sale of our Internet postage solution, although to date the amount of such revenue has been nominal and our plan of operation for that period does not contemplate such revenue constituting a material source of cash.

Company History

   Prior to September 1996, we conducted operations as Post N Mail, L.L.C., a Texas limited liability company formed in April 1994. From April 1994 until the September 1996 merger with E-Stamp, Post N Mail engaged in discussions with the U.S. Postal Service regarding non-traditional postal solutions and, as use of the Internet became more prevalent, focused upon the development of our Internet postage solution. In September 1996, Post N Mail was merged into E-Stamp, a Delaware corporation. Following the merger, we continued to develop our Internet postage solution which entered the U.S. Postal Service's three-phase beta test certification process in March 1998 and received final U.S. Postal Service approval on August 9, 1999.

Employees

   As of June 30, 1999, we employed 75 full-time people, including 29 in engineering, 13 in operations, eight in customer service and support, 13 in sales, marketing and business development, and 12 in general and administrative functions. Based on our growth plans, we anticipate hiring a significant number of employees over the next 12 months. From time to time, we employ independent contractors to support our research and development, marketing, sales and support and administrative organizations. Our employees are not represented by any collective bargaining unit, and we have never experienced a work stoppage. We believe our relations with our employees are good.

Intellectual Property

   We regard our technology as proprietary and attempt to protect it by relying on patent, trademark, service mark, copyright and trade secret laws and restrictions on disclosure and transferring title and other methods. We have been issued over 20 U.S. patents and have 12 patent applications pending. Our issued patents expire between 2010 and 2016. We consider patents to be a significant part of our intellectual property, and will remain so for the foreseeable future. We also generally enter into confidentiality or license agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently. We are in the process of pursuing the registration in the U.S. for a number of our trademarks and service marks, including "E-Stamp." Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our solutions are distributed or made available over the Internet, and policing unauthorized use of our proprietary information is difficult. Despite efforts to protect our intellectual property rights, we face substantial uncertainty regarding the impact that other parties' intellectual property positions will have on the Internet postage market.

   In particular, Pitney Bowes has sent formal comments to the U.S. Postal Service asserting that intellectual property of Pitney Bowes would be infringed by products meeting the requirements of the Information Based Indicia Program's specifications. Furthermore, in June 1999, Pitney Bowes filed a lawsuit in the U.S. District Court against us alleging infringement of Pitney Bowes patents. For a discussion of claims by Pitney Bowes and risks associated with intellectual property, please refer to "Risk Factors--Intellectual property infringement claims, including claims by Pitney Bowes against us, could prevent or delay our ability to provide our Internet postage solutions" and "--Legal Proceedings."

Facilities

   Our headquarters are currently located in a leased facility in San Mateo, California, consisting of approximately 25,000 square feet of office space. The office space is under a 15-month lease which will expire in June 2000. We will need to obtain additional office space prior to the end of 1999 and are currently in discussions with respect to additional space.

Legal Proceedings

   On June 10, 1999, Pitney Bowes filed suit against us in the U.S. District Court for the District of Delaware alleging infringement of Pitney Bowes patents. The suit alleges that we are infringing seven patents held by Pitney Bowes related to postage application systems and seeks treble damages, a preliminary and permanent injunction from further alleged infringement, attorneys' fees and other unspecified damages. One week later, Pitney Bowes filed a similar complaint against one of our competitors, Stamps.com, alleging infringement of two of the seven Pitney Bowes patents alleged in the E-Stamp complaint. On July 30, 1999, we filed our answer to Pitney Bowes' complaint in which we deny all allegations of patent infringement and assert certain affirmative and other defenses based on statutory and common law grounds, including inequitable conduct on the part of Pitney Bowes in its procurement of patents in proceedings before the U.S. Patent and Trademark

Office. As part of the answer, we also brought various counterclaims against Pitney Bowes claiming Pitney Bowes' violation of Section 2 of the Sherman Act and intentional and tortious interference with E-Stamp's business relations based, in part, upon our allegations that Pitney Bowes has unlawfully maintained its monopoly power in the postage metering market through a scheme to defraud the U.S. Patent and Trademark Office and its efforts to discourage potential investors and strategic partners from investing and entering into partnerships with E-Stamp. Our suit seeks compensatory and treble damages, injunctive relief and recovery of attorney's fees. We are continuing to investigate the claims against us as well as infringement by Pitney Bowes of our patents, and may assert additional defenses or pursue additional counterclaims or independent claims against Pitney Bowes in the future.

   Pendency of the litigation can be expected to result in significant expenses to us and the diversion of management time and other resources. If Pitney Bowes is successful in its claims against us, then we may be hindered or even prevented from competing in the Internet postage market and our operations would be severely harmed. For example, the Pitney Bowes suit could result in limitations on how we implement our solutions, delays and costs associated with redesigning our solutions and payments of license fees and other payments. An injunction obtained by Pitney Bowes could eliminate our ability to market critical products or services. See "Risk Factors--Intellectual property infringement claims, including claims by Pitney Bowes against us, could prevent or hinder our ability to sell Internet postage."

   On May 10, 1999, in U.S. District Court, E-Stamp obtained a temporary restraining order against Dave Lahoti ordering Mr. Lahoti to refrain from using his Web site, which he had registered as "estamps.com." On June 14, 1999, the U.S. District Court granted a preliminary injunction requiring Mr. Lahoti to refrain from using his Web site in connection with Internet postage and to place a disclaimer identifying that his Web site is not associated with E-Stamp Corporation. We are seeking damages and a permanent injunction in connection with this matter.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth certain information with respect to our executive officers and directors as of September 10, 1999.

              Name            Age                  Position
   Robert H. Ewald...........  51 President, Chief Executive Officer and
                                  Director

   Anthony H. Lewis, Jr.  ...  45 Vice President and Chief Financial Officer

   Nicole Eagan..............  34 Senior Vice President, Marketing and Sales

   Martin Pagel..............  37 Chief Technology Officer

   Roderick Witmond..........  35 Vice President, Strategic Development and
                                  Operations

   Thomas J. Reinemer........  39 Vice President, International

   Edward F. Malysz..........  39 Vice President, General Counsel and
                                  Secretary

   Marcelo A. Gumucio........  61 Chairman of the Board

   John V. Balen(1)(2).......  38 Director

   Thomas L. Rosch(2)........  37 Director

   Gregory S. Stanger(2).....  35 Director

   Adam Wagner(1)............  41 Director
   Rebecca Saeger............  44 Director Nominee

---------------------
(1) Member of Audit Committee

(2) Member of Compensation Committee

   Robert H. Ewald has been our President and Chief Executive Officer since February 1999 and has been a Director since January 1999. From July 1996 to July 1998, Mr. Ewald held various executive positions at Silicon Graphics, Inc., a manufacturer of computer workstations, servers and supercomputers, most recently as Executive Vice President and Chief Operating Officer. From August 1984 to June 1996, Mr. Ewald held various management and executive positions with Cray Research, Inc., a manufacturer of high performance computers, including President and Chief Operating Officer. Before joining Cray Research, Inc., Mr. Ewald led the Computing and Communications Division of the Los Alamos National Laboratory and was responsible for providing computing and communications services to government customers nationwide between 1980 and 1984. Mr. Ewald is currently a director of Ceridian, Inc., an information technology services company, and a member of the President's Information Technology Advisory Committee chartered by the White House. Mr. Ewald received his B.S. in civil engineering from the University of Nevada and his M.S. in civil engineering from the University of Colorado.

   Anthony H. Lewis, Jr. has been our Vice President and Chief Financial Officer since July 1999. From October 1995 to July 1999, Mr. Lewis held various management positions at Quantum Corporation, a manufacturer of computer storage devices, most recently as Vice President of Finance, Treasurer. From 1986 to October 1995, Mr. Lewis held various management positions at Tandem Computers, Inc., a manufacturer of computers, including Vice President, Corporate Financial Controller. Mr. Lewis received his A.B. in economics from Harvard College and his M.B.A. from Harvard Business School.

   Nicole Eagan has been our Senior Vice President, Marketing and Sales since July 1999 and previously served as our Vice President, Marketing and Business Development from May 1996. From 1993 to May 1996, Ms. Eagan held various positions with Oracle Corporation, including Director, Strategic Marketing, Director, Channel Marketing for Global Business Alliances Group and Director, Server Product Marketing for Oracle 7. Ms. Eagan received her B.S. in marketing from Montclair University in New Jersey.

   Martin Pagel has been our Chief Technology Officer since October 1998 and previously served as our Vice President, Engineering and Chief Architect from July 1996. From January 1988 to June 1996, Mr. Pagel held various management and engineering positions at Microsoft Corporation, including Technical Manager, Operations for its Internet and electronic commerce strategies and Program Manager for the design of distributed computing enhancements, also known as the Cairo Project. Mr. Pagel was also involved in the formation of Microsoft Consulting Services in Europe. Mr. Pagel received his degrees in business and computer science from the Technical University in Braunschweig, Germany.

   Roderick Witmond has been our Vice President, Strategic Development and Operations (Acting), since August 1999. From July 1995 to August 1999, Mr. Witmond was a Principal Consultant with the Government Consulting Practice of PricewaterhouseCoopers, focusing primarily on assignments with the U.S. Postal Service and, most recently, E-Stamp. Mr. Witmond obtained his B.S. from London University in London, England in 1986 and his M.B.A. from the Darden Graduate School of Business Administration, University of Virginia in 1995.

   Thomas J. Reinemer has been our Vice President, International since March 1999 and previously served as our Vice President, Operations from August 1996. From May 1995 to July 1996, Mr. Reinemer was Senior Director of Strategic Marketing and Development at Oracle Corporation, where he was responsible for developing and implementing Oracle's partner strategies. From January 1994 to May 1995, Mr. Reinemer was International Business Development Manager at Microsoft, where he played a leading role in the launch and expansion of Microsoft's International BackOffice business. Mr. Reinemer also held various management positions at Novell Germany between 1989 and 1995. Mr. Reinemer received his degrees in electronic processing and in industrial electronic processing equipment from the Freidrich Ebert Technical College in Weisbaden, Germany.

   Edward F. Malysz has been our Vice President, General Counsel and Secretary since June 1999. From July 1993 to June 1999, Mr. Malysz held various legal positions with Silicon Graphics, Inc., most recently serving as Senior Corporate Counsel. From August 1988 to July 1993, Mr. Malysz was a transactional lawyer with the law firm of Berliner Cohen. From August 1982 to December 1984, Mr. Malysz was a certified public accountant with Arthur Young & Company. Mr. Malysz received his B.A. in economics from the University of California, Santa Barbara and J.D. from Santa Clara University.

   Marcelo A. Gumucio has served as Chairman of the Board since November 1998. Mr. Gumucio is Managing Partner of Gumucio, Burke and Associates, a private investment firm which he co-founded in 1992. From April 1996 to July 1997, Mr. Gumucio was Chief Executive Officer of Micro Focus PLC, an enterprise software provider. He also served as a member of the Micro Focus' board of directors from January 1996. Before joining Micro Focus, Mr. Gumucio was President and Chief Executive Officer of Memorex Telex NV between 1992 and 1996. Mr. Gumucio currently serves on the board of directors of BidCom, Inc., Digital Island and Burr Brown Corporation. Mr. Gumucio received his B.S. in mathematics from the University of San Francisco and M.S. in applied mathematics and operations research from the University of Idaho. Mr. Gumucio is also a graduate of the Harvard Business School Advanced Management Program.

   John V. Balen has served on the Board of Directors since July 1998. Mr. Balen has been a Principal of Canaan Partners, a national venture capital investment firm, since September 1995. From June 1985 to June 1995, Mr. Balen served as Managing Director of Horsley Bridge Partners, a private equity investment management firm. Mr. Balen currently serves on the board of directors of Intraware and Commerce One. Mr. Balen received his B.S. in electrical engineering and M.B.A. from Cornell University.

   Thomas L. Rosch has served on the Board of Directors since September 1997. Mr. Rosch joined AT&T Ventures in December 1996 and where he is currently a Principal. AT&T Ventures is an independent venture capital fund that invests in information technology companies. Previously, Mr. Rosch served as a senior member of The Boston Consulting Group from November 1989 to November 1996. Mr. Rosch currently serves on the board of directors of Veridicom, Inc. and PaymentNet, Inc. Mr. Rosch received his A.B. in government and philosophy from Harvard University and J.D./M.B.A. from Stanford University.

   Gregory S. Stanger has served on the Board of Directors since September 1997. Mr. Stanger is a Senior Director, Corporate Development at Microsoft Corporation and has held various positions in Corporate Development at Microsoft since July 1993 and within the Microsoft Finance Organization since joining Microsoft Corporation in September 1991. Previously, Mr. Stanger worked in investment banking at PaineWebber from March 1987 to June 1989. Mr. Stanger received his B.A. in economics from Williams College and M.B.A. from the University of California, Berkeley.

   Adam Wagner has served on the Board of Directors since November 1996. Mr. Wagner has been Vice President, Investments at Wagner & Brown, Ltd., a closely-held oil and gas investment company, since June 1992. Mr. Wagner currently serves on the board of directors of PFS Thermoplastics, Inc., SeaSound, LLC, nStream LLC and iSong.com, inc. Mr. Wagner received his B.S. in geology from the University of Oklahoma and M.B.A. from the University of Southern California.

   Rebecca Saeger has been nominated to serve on the Board of Directors, subject to stockholder approval. Ms. Saeger is executive vice president of Brand Marketing for VISA U.S.A. Ms. Saeger joined Visa in May 1997, with 17 years of experience marketing flagship brands and products. This experience includes more than 10 years at Ogilvy and Mather New York, where she held a variety of positions, including senior vice president, group director for Unilever and American Express. More recently, Ms. Seager spent six years at Foote, Cone & Belding San Francisco, where she served as senior vice president, group management supervisor and director of account management. Ms. Seager has an MBA from the Wharton School and a bachelor's degree from Muhlenberg College.

   Each of our current directors was selected pursuant to a stockholders' agreement among us, the holders of our Series A and B preferred stock and several holders of our common stock. The stockholders' agreement will terminate upon the closing of this offering.

Classified Board

   Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. Robert H. Ewald and Thomas L. Rosch have been designated Class I directors whose terms expire at the 2000 annual meeting of stockholders. Marcelo A. Gumucio and Adam Wagner have been designated Class II directors whose terms expire at the 2001 annual meeting of stockholders. Gregory S. Stanger and John V. Balen have been designated as Class III directors whose terms expire at the 2002 annual meeting of stockholders. This classification of the board of directors may delay or prevent a change in control of our company or in our management. See "Description of Capital Stock--Antitakeover Effects of Provisions of Certain Charter Provisions, Bylaws and Delaware Law."

   Executive officers are appointed by the board of directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors, officers or key employees.

Board Committees

   We established an audit committee and a compensation committee in July 1998.

   Our audit committee currently consists of Messrs. Balen and Wagner. The audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants.

   Our compensation committee currently consists of Messrs. Balen, Rosch and Stanger. The compensation committee reviews and recommends to the board of directors the compensation and benefits of our employees.

Compensation Committee Interlocks and Insider Participation

   Prior to establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. No member of the board of directors or the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Compensation

   We do not currently compensate our directors in cash for their service as members of the board of directors, although they are reimbursed for certain expenses in connection with attendance at board of director and compensation committee meetings. Under our stock option plan, directors are eligible to receive stock option grants at the discretion of the board of directors or other administrator of the plan. During 1998, the board granted options to purchase an aggregate of 373,088 shares to Marcelo A. Gumucio at an exercise price per share of $0.64.

Executive Compensation

                           Summary Compensation Table

   The table below summarizes the compensation earned for services rendered to us in all capacities for the fiscal year ended December 31, 1998 by our former chief executive officer and our next four most highly compensated executive officers who earned more than $100,000 during the fiscal year ended December 31, 1998. These executives are referred to as the Named Executive Officers elsewhere in this prospectus.

                                             Long-Term
                                            Compensation
                                               Awards
                                            ------------
                               Annual
                            Compensation
                         ------------------  Securities
Name and Principal                           Underlying
Position                 Salary($) Bonus($)  Options(#)
Sunir Kapoor............  153,042   43,500    370,263
 Former Chief Executive
  Officer and
  President(1)

Martin Pagel............  128,750   25,000     18,994
 Chief Technical Officer

Nicole Eagan............  128,750   28,000     32,500
 Senior Vice President,
  Marketing and Sales

Thomas J. Reinemer......  128,750   28,000     35,000
 Vice President,
  International(2)

Rick D. Prime...........  128,750      --      12,500
 Former Vice President,
  Finance(3)


---------------------

(1) Mr. Kapoor served as Chief Executive Officer and President of E-Stamp from February 1996 until February 1999. Robert H. Ewald joined E-Stamp as our Chief Executive Officer and President in February 1999. Mr. Ewald currently is compensated with an annual salary of $250,000 and a guaranteed bonus of $25,000.

(2) Mr. Reinemer served as Vice President, Operations from August 1996 until March 1999.

(3) Mr. Prime served as Vice President, Finance from October 1997 until July
    1999.

                       Option Grants in Last Fiscal Year

   The following table sets forth certain information with respect to stock options granted to each of the Named Executive Officers in the fiscal year ended December 31, 1998, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually, and based upon the fair market value at the date of grant as determined by the board of directors. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

   In the fiscal year ended December 31, 1998, we granted options to purchase up to an aggregate of 1,359,600 shares to employees, directors and consultants. All options were granted under our 1996 Stock Option and Restricted Stock Plan at exercise prices at or above the fair market value of our common stock on the date of grant, as determined in good faith by the board of directors. All options have a term of ten years. Optionees may pay the exercise price by cash, certified check, or delivery of already-owned shares of our common stock. All options to the Named Executive Officers are immediately exercisable upon grant; however, any unvested shares may be repurchased by us at their cost in the event of the optionee's termination of employment. All option shares vest over four years, with 25% of the option shares vesting one year after the option grant date, and the remaining option shares vesting ratably each quarter thereafter.

                                      Individual Grants
                         -------------------------------------------
                                                                         Potential
                                                                     Realizable Value
                                                                     at Assumed Annual
                         Number of  % of Total                        Rates of Stock
                         Securities   Options                              Price
                         Underlying Granted to                       Appreciation for
                          Options    Employees  Exercise                Option Term
                          Granted     In Last     Price   Expiration -----------------
Name                        (#)     Fiscal Year ($/share)    Date       5%      10%
Sunir Kapoor............   74,013       5.4%      $0.64    11/01/08  $ 29,789 $ 75,492
                          296,250      21.8        0.64    12/15/08   119,238  302,174

Martin Pagel............   18,994       1.4        0.64    11/01/08     7,645   19,374

Nicole Eagan............   32,500       2.4        0.64    11/01/08    13,081   33,150

Thomas J. Reinemer......   35,000       2.6        0.64    11/01/08    14,087   35,700

Rick D. Prime...........   12,500       0.9        0.64    11/01/08     5,031   12,750

   Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                     Values

   The following table describes for the Named Executive Officers their option exercises for the fiscal year ended December 31, 1998, and exercisable and unexercisable options held by them as of December 31, 1998.

   The "Value of Unexercised In-the-Money Options at December 31, 1998" is based on a value of $0.80 per share, the fair market value of our common stock as of December 31, 1998, as determined by the board of directors, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option. All options were granted under our 1996 Stock Option and Restricted Stock Plan. The shares vest over four years, with 25% of the shares vesting one year after the grant date and the remaining shares vesting ratably each quarter thereafter.

                                                    Number of Securities
                                                   Underlying Unexercised   Value of Unexercised In-
                                                   Options At December 31,    the-Money Options at
                                          Value           1998 (#)            December 31, 1998 ($)
                         Shares Acquired Realized ------------------------- -------------------------
Name                     on Exercise (#)   ($)    Exercisable Unexercisable Exercisable Unexercisable
Sunir Kapoor(1).........     749,000     $23,063    370,263        --          $ --         $ --

Martin Pagel............     225,325       6,406     18,994        --            --           --

Nicole Eagan............     332,693       6,406     32,500        --            --           --

Thomas J. Reinemer......     306,920       6,406     35,000        --            --           --

Rick D. Prime...........     125,000         --         --         --            --           --

--------

(1) E-Stamp repurchased 409,878 unvested shares held by Mr. Kapoor in June
    1999.

1999 Stock Plan

   The board of directors adopted our 1999 Stock Plan, referred to as the 1999 Plan, in August 1999, subject to approval of our stockholders. This stock option plan provides for the grant to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the grant to employees, directors and consultants of nonstatutory stock options and stock purchase rights.

   As adjusted for our stock dividend prior to the completion of this offering, a total of 2,500,000 shares of common stock is reserved for issuance, plus annual increases, beginning in fiscal year 2000, equal to the lesser of:

  . 1,250,000 shares;

  . 3% of the outstanding shares on such date; or

  . a lesser amount determined by the board.

   The stock plan administrator, which is the board of directors or a committee of the board, administers the 1999 Plan. In the case of options intended to qualify as "performance based compensation" within the meaning of the Internal Revenue Code of 1986, as amended, the committee will consist of two or more "outside directors" within the meaning of the Internal Revenue Code of 1986, as amended.

   The administrator determines the exercise price of nonstatutory stock options granted under the 1999 Plan, but with respect to nonstatutory stock options intended to qualify as "performance based compensation" within the meaning of the Internal Revenue Code of 1986, as amended, the exercise price must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of incentive stock options granted under the 1999 Plan must be at least equal to the fair market value of the common stock on the date of grant. For any participant who owns stock possessing more than 10% of the voting power of all classes of our capital stock, the exercise price of any incentive stock option must equal at least 110% of the fair value on the date of grant and the term of such incentive stock option must not exceed five years. The term of all other options granted under the stock option plan may not exceed 10 years.

   An optionee must exercise an option granted under the 1999 Plan generally within three months after the end of the optionee's status as an employee, director or consultant of E-Stamp, or within 12 months after the optionee's termination by death or disability, but in no event later than the expiration of the option's term. Unless determined otherwise by the administrator, an optionee generally may not transfer options and stock purchase rights granted under the 1999 Plan.

   The administrator determines the exercise price of stock purchase rights granted under the 1999 Plan. In the case of stock purchase rights, unless the administrator determines otherwise, the restricted stock purchase agreement entered into in connection with the exercise of the stock purchase rights contains a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason, including death or disability. The purchase price for shares we repurchase under the restricted stock purchase agreements will be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option lapses at a rate that the administrator determines.

   The 1999 Plan provides that in the event of our merger with or into another corporation or the sale of substantially all of our assets, the successor corporation will assume or substitute each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted, the administrator will provide notice to the optionee that he or she has the right to exercise each outstanding option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares that would not otherwise be exercisable, for a period of 30 days from the date of the notice. The options and stock purchase rights will terminate upon the expiration of the 30-day period.

   Unless terminated sooner, the 1999 Plan will terminate automatically in 2009. In addition, the administrator has the authority to amend, suspend or terminate the 1999 Plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted.

1996 Stock Option and Restricted Stock Plan

   Our 1996 Stock Option and Restricted Stock Plan, referred to as the 1996 Plan, was adopted by the board of directors and subsequently approved by our stockholders. The 1996 Plan provides for the grant to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the grant to employees and consultants of nonstatutory stock options and restricted stock rights.

   The board of directors has determined that no future options or restricted stock rights will be granted under our 1996 Plan after the effective date of this offering. However, the board or a committee of our board of directors will administer the options and stock purchase rights granted under the 1996 Plan that are outstanding on the effective date of this offering. A total of 6,018,750 shares of common stock were authorized for issuance under the 1996 Plan. As of September 10, 1999, options to purchase an aggregate of 1,126,026 shares of our common stock were outstanding under this stock option plan, and a total of 4,888,976 shares that have been issued pursuant to the exercise of options granted under the 1996 Plan were outstanding.

   The options outstanding at the time of this offering will remain subject to the terms of the agreements evidencing such options and the terms of the 1996 Plan. The 1996 Plan provides that in the event of a merger of the Company with or into another corporation, or the sale of substantially all of the Company's assets, each outstanding option will terminate immediately prior to such transaction, unless determined otherwise by the plan administrator.

1999 Employee Stock Purchase Plan

   Our 1999 Employee Stock Purchase Plan was adopted by our board of directors in August 1999, subject to approval of our stockholders. A total of 500,000 shares of common stock has been reserved for issuance under the purchase plan, plus annual increases equal to the lesser of:

  . 350,000 shares;

  . 1% of the outstanding shares on such date; or

  . a lesser amount determined by the board.

   The board of directors or a committee appointed by the board administers the stock purchase plan. The board or its committee has full and exclusive authority to interpret the terms of the stock purchase plan and determine eligibility.

   Employees are eligible to participate if they are employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, the following employees may not be granted options to purchase stock under the purchase plan:

  . any employee who immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or

  . any employee whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock for each calendar year.

   The stock purchase plan, which is intended to qualify under Section 423 of the United States tax code, contains consecutive, overlapping 24 month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after May 15 and November 15 of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and will end on the last trading day on or before November 14, 2001.

   Participants may purchase common stock through payroll deductions of up to 15% of the participant's eligible compensation. The maximum number of shares a participant may purchase during a single offering period is 5,000 shares.

   Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each offering period. The price of stock purchased under the purchase plan is 85% of the lower of the fair market value of the common stock at the beginning of the offering period and the end of each offering period. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will withdraw from the current offering period following the exercise and will automatically re-enroll in a new offering period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with E-Stamp.

   The purchase plan provides that, if we merge with or into another corporation or sell substantially all of our assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set, which will occur before the proposed sale or merger.

   The purchase plan will become effective on the effective date of this offering and will terminate in 2009. The board of directors has the authority to amend or terminate the purchase plan, except that no such action may adversely affect any outstanding rights to purchase stock.

1999 Director Option Plan

   Non-employee directors are entitled to participate in our 1999 Director Option Plan. The board of directors adopted the director plan in August 1999, subject to approval of our stockholders, but it will not become effective until the effective date of this offering. The director plan has a term of ten years, unless terminated sooner by the board. A total of 300,000 shares of common stock have been reserved for issuance under the director plan.

   The director plan provides for the automatic grant of 40,000 shares of common stock to each non-employee director who first becomes a non-employee director after adoption of this plan, and who does not beneficially hold more than one percent (1%) of the total voting power of our voting securities on the date of grant. The shares purchasable under this option shall vest over four years at the rate of 1/48th per month. In addition, after this offering, each non-employee director who has served on the board for at least the six previous months, and who does not beneficially hold more than one percent (1%) of the total voting power of our voting securities on the date of grant, will be granted an option to purchase 2,500 shares of common stock on the date of each annual meeting of our stockholders. The shares purchasable under this option shall vest over one year at the rate of 1/12th per month. Each option granted to a non-employee director under this director plan will have a term of ten years. The exercise price of all options shall be 100% of the fair market value per share of the common stock, generally determined with reference to the closing price of the common stock as reported on the Nasdaq National Market on the date of grant.

   Options granted under the director plan must be exercised within three months of the end of the optionee's tenure as a director, or within twelve months after such director's termination by death or disability to the extent the option was exercisable on the date of termination, but not later than the expiration of the option's ten year term.

1996 Non-Employee Director Stock Option Plan

   Our 1996 Non-Employee Director Stock Option Plan, referred to as the 1996 Director Plan, was adopted by the Board and approved by the stockholders. Our board of directors terminated this 1996 Director Plan with respect to future grants. However, outstanding options granted under this plan will remain outstanding and subject to the terms and conditions of the agreements evidencing such options and the terms of the 1996 Director Plan.

   A total of 125,000 shares of our common stock are authorized for issuance under the 1996 Director Plan. As of September 10, 1999, a total of 19,063 shares were subject to outstanding options granted under this plan. Although 105,937 shares remain available for further grant of options under the 1996 Director Plan, no more options will be granted under this plan.

401(k) Plan

   We sponsor a 401(k) plan which provides eligible employees located in the United States an opportunity to save money for their retirement on a tax deferred basis. The 401(k) plan is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. Eligible employees may elect to reduce their current eligible compensation by up to 15%, subject to the statutory annual limit in 1999 of $10,000, and to have the amount of such reduction contributed on their behalf to the 401(k) plan. We currently provide a matching contribution to those eligible employees who have elected to participate in the 401(k) plan equal to 50% of the first 4% of their eligible contributions to the 401(k) plan. In addition, the 401(k) plan permits, but does not require, an additional discretionary profit sharing contribution to be made by us on behalf of certain eligible employees. To date, we have not made any such discretionary profit sharing contribution to the 401(k) plan. Contributions that are made to the 401(k) plan, whether if made by the eligible employees, or by us, and the investment earnings thereon, are not taxable to employees until such amounts are withdrawn from the 401(k) plan. However, any contributions made by us will be deductible in the taxable year they are made. The 401(k) plan may be amended or terminated by us at anytime, and in our sole discretion.

Employment Agreements

   We have issued offer letters to each of Robert H. Ewald, Anthony H. Lewis, Jr., Roderick Witmond, Edward Malysz and Marcelo A. Gumucio pursuant to which each is entitled to a base salary, bonuses and an option to purchase shares of our common stock. In addition, we granted Mr. Ewald 125,000 shares of common stock for our commencing an initial public offering within twelve months of his employment start date. We agreed to provide Mr. Lewis with a promissory note in the amount of $38,100 which will be forgiven in the event he is terminated without cause prior to one year of service or upon completion of one year of service from his start date. We agreed that if Mr. Gumucio is involuntarily terminated within one year of his start date, 25% of his option shall become immediately exercisable, and if we experience a change of control, Mr. Gumucio's option shall become immediately exercisable.

   We have entered into employment agreements with each of Nicole Eagan, Martin Pagel and Thomas J. Reinemer pursuant to which each is entitled to a base salary, bonuses, an option to purchase shares of common stock and an option to purchase shares of restricted common stock. All of these options have been exercised in full and the shares issued thereunder are included in the share amounts throughout this prospectus. Under these agreements, if any of Nicole Eagan, Martin Pagel or Thomas J. Reinemer are terminated without cause, he or she will be entitled to the payment of six months of his or her base salary.

Limitations on Directors' Liability and Indemnification

   Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  . any transaction from which the director derived an improper personal benefit.

   This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

   Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether our bylaws would permit indemnification.

   We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

   The limited liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative litigation, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors or officers under these indemnification provisions.

   At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

                        RELATED PARTY TRANSACTIONS

   During the last two years, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our common stock had or will have a director or indirect interest other than compensation arrangements, which are described where required under "Management," and the transactions described below.

Equity Investment Transactions for Cash

   In September 1997, we sold 2,500,000 shares of Series A preferred stock for $2.40 per share. In July 1998, we sold 4,188,000 shares of Series B preferred stock for $3.82 per share. In August 1999, we sold 2,928,521 shares of Series C preferred stock for $10.31 per share. Listed below are the directors, executive officers and stockholders who beneficially own more than 5% of our securities who participated in these financings.

                                                                   Aggregate
                                   Series A  Series B  Series C      Cash
Name                               Preferred Preferred Preferred Consideration
Microsoft Corporation............. 1,250,000   261,750  109,231   $5,126,174
Entities affiliated with AT&T
 Ventures(1)...................... 1,250,000   261,750  218,462    6,252,343
Canaan Equity, L.P................     --    1,047,000  113,476    5,169,478
Unified Holdings, L.L.C...........     --    1,047,000    --       4,000,000
John V. Balen(2)..................     --    1,047,000  113,476    5,169,478
Thomas L. Rosch(3)................ 1,250,000   261,750  218,462    6,252,343
Gregory S. Stanger(4)............. 1,250,000   261,750  109,231    5,126,174
Adam Wagner(5)....................     --    1,047,000    5,416    4,055,379

---------------------
(1) Includes 1,125,000 shares of Series A preferred stock, 235,575 shares of Series B preferred stock and 196,616 shares of Series C preferred stock held by AT&T Venture Fund II, L.P. and 125,000 shares of Series A preferred stock, 26,175 shares of Series B preferred stock and 21,846 shares of Series C preferred stock held by Venture Fund I, L.P.

(2) Includes 1,047,000 shares of Series B preferred stock and 113,476 shares of Series C preferred stock held by Canaan Equity, L.P. Mr. Balen disclaims beneficial ownership of these shares.

(3) Includes 1,125,000 shares of Series A preferred stock, 235,575 shares of Series B preferred stock and 196,616 shares of Series C preferred stock held by AT&T Venture Fund II, L.P. and 125,000 shares of Series A preferred stock, 26,175 shares of Series B preferred stock and 21,846 shares of Series C preferred stock held by Venture Fund I, L.P. Mr. Rosch disclaims beneficial ownership of these shares.

(4) Includes 1,250,000 shares of Series A preferred stock, 261,750 shares of Series B preferred stock and 109,231 shares of Series C preferred stock held by Microsoft Corporation. Mr. Stanger disclaims beneficial ownership of these shares.

(5) Includes 1,047,000 shares of Series B preferred stock held by Unified Holdings, L.L.C. Mr. Wagner is a managing member of Unified Holdings, L.L.C. Wagner & Brown, Ltd., Mr. Wagner's employer, claims beneficial ownership of 130,875 shares and Wagner Family Partnership VI of which Mr. Wagner is a partner claims beneficial ownership of 45,021 shares. Includes 2,708 shares of Series C preferred stock held by Wagner & Brown, Ltd. and 2,708 shares of Series C preferred stock held by Wagner Family Partnership VI.

Certain Sales to Executive Officers

   On May 30, 1999, we sold 1,531,250 shares of common stock at a price of $0.72 per share to Robert H. Ewald. We have the right to repurchase such shares in the event Mr. Ewald's services to us terminate, which right lapses progressively over four years after the date of grant. Mr. Ewald paid for such shares with a full-recourse, five-year $1,102,500 promissory note, secured by the purchased shares. The note bears interest at a rate of 6% per annum.

   On June 12, 1998, we sold an aggregate of 332,693 shares of common stock at a price of $0.20 per share for 32,031 shares and $0.40 per share for 300,661 shares to Nicole Eagan. We have the right to repurchase such shares in the event Ms. Eagan's services to us terminate, which right lapses progressively over four years after the date of grant. Ms. Eagan paid for such shares with a full-recourse, five-year $126,671 promissory note, secured by the purchased shares. The note bears interest at a rate of 6% per annum.

   On June 12, 1998, we sold an aggregate of 225,325 shares of common stock at a price of $0.20 per share for 32,031 shares and $0.40 per share for 193,294 shares to Martin Pagel. We have the right to repurchase such shares in the event Mr. Pagel's services to us terminate, which right lapses progressively over four years after the date of grant. Mr. Pagel paid for such shares with a full-recourse, five-year $83,724 promissory note, secured by the purchased shares. The note bears interest at a rate of 6% per annum.

   On June 12, 1998, we sold an aggregate of 318,170 shares of common stock at a price of $0.20 per share for 32,031 shares and $0.40 per share for 274,889 shares to Thomas J. Reinemer. We have the right to repurchase such shares in the event Mr. Reinemer's services to us terminate, which right lapses progressively over four years after the date of grant. Mr. Reinemer paid for such shares with a full-recourse, five-year $116,362 promissory note, secured by the purchased shares. The note bears interest at a rate of 6% per annum.

   On June 28, 1999, we sold 187,500 shares of common stock at a price of $1.20 per share to Edward F. Malysz. We have the right to repurchase such shares in the event Mr. Malysz's services to us terminate, which right lapses progressively over four years after the date of grant. Mr. Malysz paid for such shares with a full-recourse, five-year $225,000 promissory note, secured by the purchased shares. The note bears interest at a rate of 6% per annum.

   On July 31, 1999, we sold 375,000 shares of common stock at a price of $1.20 per share to Anthony H. Lewis, Jr. We have the right to repurchase such shares in the event Mr. Lewis' services to us terminate, which right lapses progressively over four years after the date of grant. Mr. Lewis paid for such shares with a full-recourse, five-year $450,000 promissory note, secured by the purchased shares. The note bears interest at a rate of 6% per annum.

   On August 1, 1999, we sold 187,500 shares of common stock at a price of $1.20 per share to Roderick Witmond. We have the right to repurchase such shares in the event Mr. Witmond's services to us terminate, which right lapses progressively over four years after the date of grant. Mr. Witmond paid for such shares with a full-recourse, five-year $225,000 promissory note, secured by the purchased shares. The note bears interest at a rate of 6% per annum.

   On August 18, 1999, we granted Mr. Ewald a stock bonus of 125,000 shares of common stock. We have also agreed to loan Mr. Ewald up to $430,000 for the purpose of satisfying his income tax liability associated with this stock bonus. This loan will bear interest at a rate of 6% per annum and will be forgivable over 2 years based on Mr. Ewald remaining our employee throughout such period.

   On August 18, 1999, we granted Marcelo Gumucio a stock bonus of 62,500 shares of common stock. We have also agreed to loan Mr. Gumucio up to $215,000 for the purpose of satisfying his income tax liability associated with this stock bonus. This loan will bear interest at a rate of 6% per annum and will be forgivable over 2 years based on Mr. Gumucio's continuing service as a director throughout such period.

Other Transactions

   We have entered into indemnification agreements with each of our executive officers and directors.

   We have granted options to certain of our executive officers and directors. See "Management--Option Grants in Last Fiscal Year."

   Holders of preferred stock are entitled to registration rights with respect to the common stock issued or issuable upon conversion of the preferred stock. See "Description of Capital Stock--Registration Rights."

   We believe that all related party transactions described above were on terms no less favorable than could have been obtained from unrelated third parties.

                             PRINCIPAL STOCKHOLDERS

   The table on the following page sets forth information regarding the beneficial ownership of our common stock as of September 10, 1999, by the following individuals or groups:

  . each person or entity who we know beneficially owns more than 5% of our outstanding stock;

  . each of the Named Executive Officers;

  . each of our directors; and

  . all directors and executive officers as a group.

   Unless otherwise indicated, the address for each stockholder listed in the following table is c/o E-Stamp Corporation, 2855 Campus Drive, Suite 100, San Mateo, California 94403. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after September 10, 1999, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

   Applicable percentage ownership in the following table is based on 30,857,727 shares of common stock outstanding as of September 10, 1999, as adjusted to reflect the conversion of all outstanding shares of preferred stock upon the closing of this offering. The numbers shown in the table below assume no exercise by the underwriters of their over-allotment option.

                          Principal Stockholders Table

                                                               Percentage of
                                                                  Shares
                                                 Number of      Outstanding
                                                   Shares    -----------------
                                                Beneficially  Before   After
   Name                                           Owned(1)   Offering Offering
   5% Stockholders:
   Entities affiliated with AT&T Ventures(2)...   2,162,765     7.0%     5.8%
   Microsoft Corporation(3)....................   2,026,226     6.6      5.4
   John Trotter(4).............................   1,982,812     6.4      5.3
   Directors and Executive Officers:
   Robert H. Ewald(5)..........................   1,656,250     5.4      4.4
   Anthony H. Lewis, Jr.(6)....................     375,000     1.2      1.0
   Martin Pagel(7).............................     247,026       *        *
   Nicole Eagan(8).............................     427,692     1.4      1.1
   Thomas J. Reinemer(9).......................     341,920     1.1        *
   Rick D. Prime(10)...........................     126,353       *        *
   Sunir Kapoor................................     342,506     1.1        *
   Marcelo A. Gumucio(11)......................     498,087     1.6      1.3
   John V. Balen(12)...........................   1,450,595     4.7      3.9
   Thomas L. Rosch(13).........................   2,162,765     7.0      5.8
   Gregory S. Stanger(14)......................   2,026,226     6.6      5.4
   Adam Wagner(15).............................   1,828,020     5.9      4.9
   All directors and executive officers as a
    group (14 persons)(16).....................  11,857,442    38.4     31.7

---------------------
 *  Less than 1% of the outstanding shares of common stock.

(1) All share numbers in this table are on an as-converted to common basis giving effect to our planned stock dividend.

(2) The aggregated shares listed for entities affiliated with AT&T Ventures are owned as follows: 1,700,719 shares are beneficially owned by AT&T Venture Fund II, L.P. and 188,969 shares are beneficially owned by Venture Fund I, L.P. The address for AT&T Ventures is 3000 Sand Hill Road, Building 1, Suite 285, Menlo Park, CA 94025.

(3) The address for Microsoft Corporation is One Microsoft Way, Redmond, WA
    98502.

(4) The address for Mr. Trotter is 1000 Louisiana #3600, Houston, Texas 77002.

(5) At September 10, 1999, 1,531,250 shares held by Mr. Ewald were unvested and subject to a right of repurchase in favor of us, which right lapses over time.

(6) At September 10, 1999, 375,000 shares held by Mr. Lewis were unvested and subject to a right of repurchase in favor of us, which right lapses over time.

(7) At September 10, 1999, 147,069 shares held by Mr. Pagel were vested, and 77,800 shares were unvested and subject to a right of repurchase in favor of us, which right lapses over time.

(8) At September 10, 1999, 210,869 shares held by Ms. Eagan were vested, and 173,459 shares were unvested and subject to a right of repurchase in favor of us, which right lapses over time.

(9) At September 10, 1999, 196,521 shares held by Mr. Reinemer were vested, and 116,399 shares were unvested and subject to a right of repurchase in favor of us, which right lapses over time.

(10) At September 10, 1999, 50,781 shares held by Mr. Prime were vested, and 59,375 shares were unvested and subject to a right of repurchase in favor of us, which right lapses over time.

(11) Includes 62,500 shares issuable upon exercise of options held by Mr. Gumucio within 60 days of September 10, 1999, all of which would be subject to a right of repurchase in favor of us, which right lapses over time.

(12) The shares are beneficially owned by Canaan Equity, L.P. Mr. Balen is a principal of Canaan Partners. Mr. Balen disclaims beneficial ownership of these shares.

(13) 1,946,489 shares are beneficially owned by AT&T Venture Fund II, L.P. and 216,276 shares are beneficially owned by Venture Fund I, L.P. Mr. Rosch is a partner at AT&T Ventures. Mr. Rosch disclaims beneficial ownership of these shares.

(14) The shares are beneficially owned by Microsoft Corporation. Mr. Stanger is Senior Director, Corporate Development at Microsoft Corporation. Mr. Stanger disclaims beneficial ownership of these shares.

(15) Includes 250,000 shares of common stock held by Wagner & Brown, Ltd, Mr. Wagner's employer. Mr. Wagner has disclaimed beneficial ownership of these shares. Includes 62,500 shares of common stock held by Wagner Family Partnership VI, of which Mr. Wagner is a partner. Mr. Wagner has a 12.5% beneficial ownership of these shares. Includes 200,000 shares of common stock held in escrow and for which Mr. Wagner is an escrow agent. Wagner & Brown, Ltd. claims beneficial ownership of 38,280 shares and Wagner Family Partnership VI claims beneficial ownership of 9,560 shares. Includes 1,047,000 shares of Series B preferred stock held by Unified Holdings, L.L.C. Mr. Wagner is a managing member of Unified Holdings, L.L.C. Wagner & Brown, Ltd. claims beneficial ownership of 163,594 shares and Wagner Family Partnership VI claims beneficial ownership of 56,276 shares. Includes 3,385 shares of Series C preferred stock held by Wagner & Brown, Ltd. and 3,385 shares of Series C preferred stock held by Wagner Family Partnership VI.

(16) Includes 947,646 shares issued under the 1996 Stock Option and Restricted Stock Plan which were vested and 2,438,129 shares which were unvested at September 10, 1999 and subject to a right of repurchase in favor of us, which right lapses over time. Includes 373,088 shares issuable upon exercise of options within 60 days of September 10, 1999, all of which would be subject to a right of repurchase in favor of us, which right lapses over time.

                          DESCRIPTION OF CAPITAL STOCK

General

   Upon the completion of this offering, we will be authorized to issue 200,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of undesignated preferred stock, $0.001 par value. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Common Stock

   As of September 10, 1999, there were 30,857,727 shares of common stock outstanding which were held of record by approximately 473 stockholders, as adjusted for the conversion of all outstanding shares of convertible preferred stock into common stock, which will occur upon the closing of this offering.

   The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Our stockholders do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.

Preferred Stock

   The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

  . restricting dividends on the common stock;

  . diluting the voting power of the common stock;

  . impairing the liquidation rights of the common stock; or

  . delaying or preventing a change in control of us without further action by the stockholders.

   Upon the closing no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

Warrants

   At September 10, 1999, there were warrants outstanding to purchase 21,235 shares of Series C preferred stock, which will be exercisable to purchase as aggregate of 26,544 shares of common stock upon closing of this offering. At September 10, 1999, there were warrants outstanding to purchase 48,496 shares of common stock.

Registration Rights

   The holders of preferred stock convertible into 12,024,036 shares of common stock, referred to as the registrable securities, are entitled to certain rights with respect to registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between the holders of registrable securities and us. Beginning 180 days following the date of this prospectus, holders of at least 25% of the then outstanding registrable securities obtained from conversion of our Series A preferred stock, or such lesser percentage if the anticipated aggregate offering price would exceed $15,000,000, may require on one occasion that we register their shares for public resale. Beginning 180 days following the date of this prospectus, holders of at least 25% of the then outstanding registrable securities obtained from conversion of our Series B preferred stock, or such lesser percentage if the anticipated aggregate offering price would exceed $15,000,000 may require on one occasion that we register their shares for public resale. Beginning 180 days following the date of this prospectus, holders of at least 25% of the then outstanding registrable securities obtained from conversion of our Series C preferred stock, or such lesser percentage of the anticipated aggregate offering price would exceed $15,000,000, may require on one occasion that we register their shares for public resale. However, we may defer such registration for 90 days in view of market conditions. Also, holders of registrable securities may require on two separate occasions within any twelve month period that we register their shares for public resale on Form S-3 or similar short-form registration if the value of the securities to be registered is at least $500,000, however we may defer such registration for 90 days in view of market conditions. Furthermore, in the event we elect to register any of our shares of common stock for purposes of effecting any public offering, the holders of registrable securities are entitled to include their shares of common stock in the registration, but we may reduce the number of shares proposed to be registered in view of market conditions. These registration rights have been waived with respect to this offering. All expenses in connection with any registration, other than underwriting discounts and commissions, will be borne by us. All registration rights will terminate five years following the consummation of this offering, or, with respect to each holder of registrable securities, at such time as the holder is entitled to sell all of its shares in any 90 day period under Rule 144 of the Securities Act.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

   Certain provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

  . the acquisition of us by means of a tender offer;

  . acquisition of us by means of a proxy contest or otherwise; or

  . the removal of our incumbent officers and directors.

   These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

   Election and Removal of Directors. Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. See "Management--Board of directors and Executive Officers." This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

   Stockholder Meetings. Under our certificate of incorporation, only the board of directors, the chairman of the board and the chief executive officer may call special meetings of stockholders.

   Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

   Delaware AntiTakeover Law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

   Elimination of Stockholder Action By Written Consent. Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting at any time when we have 500 or more record stockholders.

   Elimination of Cumulative Voting. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

   Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

   Amendment of Charter Provisions. The amendment of any of the above provisions would require approval by holders of at least 66 2/3% of the outstanding common stock.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is Continental Stock Transfer and Trust Company.

Nasdaq National Market Listing

   We have applied for the listing of our shares on The Nasdaq National Market under the symbol "ESTM."

                             RESCISSION OFFER

   Shares issued, and option grants made under, our 1996 Stock Option and Restricted Stock Plan and our 1996 Non-Employee Director Stock Option Plan may not have qualified for exemption from registration or qualification under federal and state securities laws, and we intend to make a rescission offer for these shares and options approximately 30 days after the effective date of this offering pursuant to a registration statement filed under the Securities Act of 1933, as amended, which, if accepted, could require us to make aggregate payments to the holders of these shares and options of up to approximately $4,500,000 plus statutory interest.


   This rescission offer will cover an aggregate of 4,888,976 shares of common stock issued under the 1996 Stock Option and Restricted Stock Plan, which shares may have been sold in violation of the registration requirements of the federal and state securities laws because we were unable to rely on the exemption provided by Section 25102(f) of the California Corporation Code. We will offer to rescind such prior sales at the price per share paid therefor, an average price of $0.85 per share, plus interest thereon at a statutory rate as the case may be from the date of purchase by the purchaser to the expiration of the rescission offer. The rescission offer will expire approximately 30 days after the effectiveness of the registration statement relating to the rescission stock. Under the rescission offer, we would be required to make an aggregate payment of approximately $4,160,000 plus the aggregate amount of interest thereon, if all offerees accept the offer. Offerees who do not accept the rescission offer will, for purposes of applicable federal and state securities laws, be deemed to hold registered shares under the Securities Act which will be freely tradeable in the public market as of the effective date of the registration statement with respect to the rescission stock. The Securities Act does not expressly provide that a rescission offer will terminate a purchaser's right to rescind a sale of stock which was not registered under the Securities Act as required. Accordingly, should the rescission offer be rejected by any or all offerees, we may continue to be contingently liable under the Act for the purchase price of these shares up to an aggregate amount of approximately $4,160,000 plus statutory interest.

   In addition, we were unable to rely on the exemption provided by Section 25102(f) of the California Corporation Code for our options to purchase shares of common stock granted under our 1996 Stock Option and Restricted Stock Plan and our 1996 Non-Employee Director Stock Option Plan. As of September 10, 1999 options to purchase 1,126,026 shares of common stock at a weighted average exercise price of $0.90 per share were outstanding under out 1996 Stock Option and Restricted Stock Plan, and options to purchase 19,062 shares of common stock at a weighted average exercise price of $0.40 per share were outstanding under our 1996 Non-Employee Director Option Plan, all of which options are potentially subject to rescission, and we plan to include them in our planned rescission offer discussed above. Under such rescission offer, we could be required to make an aggregate payment of up to approximately $260,000 for such grants.


   As of the date hereof, we are not aware of any claims for rescission against us. While we will offer to rescind the securities sales and grants, there are no assurances that we will not otherwise be subject to possible penalties or fines relating to these issuances.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for our common stock, and there can be no assurance that a significant public market for our common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of its equity securities. Sales of substantial amounts of our common stock in the public market could adversely affect the prevailing market price and our ability to raise equity capital in the future. As described below, only 2,141,506 shares currently outstanding will be available for sale immediately after this offering because of contractual restrictions on resale and resale restrictions under the federal securities laws.

   Upon completion of this offering, we will have outstanding 37,357,727 shares of common stock based upon shares outstanding as of September 10, 1999, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants prior to completion of this offering. Of these shares, the 6,500,000 shares sold in this offering will be freely tradable without restriction under the Securities Act except for any shares purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act and for any shares purchased in our directed shares program which will be subject to 180 day lock-up agreements. The remaining 30,857,727 shares of common stock held by existing stockholders are restricted shares as that term is defined in Rule 144. These restricted shares may be sold in the public market only if registered under the Securities Act or pursuant to an exemption from registration under the Securities Act. As a result of the lock-up agreements described below and the provisions of Rule 144 and 144(k), the restricted shares will become eligible for sale in the public market as follows:

  . 2,141,506 shares will become eligible for sale on the date of this prospectus,

  . 114,201 shares will become eligible for sale 90 days after the date of this prospectus,

  . 19,801,314 shares will become eligible for sale 180 days after the date of this prospectus, and

  . the remaining 8,800,706 shares will become eligible for sale from time to time more than 180 days after the date of this prospectus.

   In addition, as of September 10, 1999, there were outstanding options to purchase 1,207,589 shares of common stock, warrants to purchase 48,496 shares of common stock and warrants to purchase preferred stock convertible into 26,544 shares of common stock, some of which may be exercised prior to this offering. Officers, directors, and stockholders holding 27,990,212 shares have entered into lock-up agreements providing that, with certain limited exceptions, the stockholder will not offer, sell, contract to sell or otherwise dispose of any common stock or any securities that are convertible into common stock for a period of 180 days after the date of this prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. Donaldson, Lufkin & Jenrette Securities Corporation may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year including the holding period of any prior owner except an affiliate would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding which will equal approximately shares immediately after this offering; or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

   Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Within 90 days following the effectiveness of this offering, we will file a Registration Statement on Form S-8 registering 4,261,336 shares of common stock subject to outstanding options or reserved for future issuance under our stock plans. As of September 10, 1999, options to purchase a total 1,207,589 shares were outstanding and 3,053,747 shares were reserved for future issuance under our stock plans. Common stock issued upon exercise of outstanding vested options or issued under our purchase plan, other than common stock issued to our affiliates, is available for immediate resale in the open market.

   Also beginning six months after the date of this offering, holders of 12,024,036 restricted shares will be entitled to certain registration rights for sale in the public market. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of such registration.

                                  UNDERWRITING

   Subject to the terms and conditions contained in an underwriting agreement
dated      , 1999, the underwriters named below, who are represented by
Donaldson, Lufkin & Jenrette Securities Corporation, Banc of America Securities LLC, Deutsche Bank Securities Inc. and DLJdirect Inc., have severally agreed to purchase from us the respective number of shares of common stock set forth opposite their names below:

                                                                          Number
                                                                            of
   Underwriters:                                                          Shares
   Donaldson, Lufkin & Jenrette Securities Corporation...................
   Banc of America Securities LLC........................................
   Deutsche Bank Securities Inc..........................................
   DLJdirect Inc. .......................................................
                                                                           ---
     Total...............................................................
                                                                           ===

   The underwriting agreement provides that the obligations of the underwriters to purchase and accept delivery of the shares of common stock in the offering are subject to approval by their counsel of legal matters concerning the offering and to condition precedents that must be satisfied by us. The underwriters are obligated to purchase and accept delivery of all the shares of common stock in the offering, other than those shares covered by the over-allotment option described below, if any are purchased.

   The underwriters initially propose to offer the shares of common stock in part directly to the public at the initial public offering price set forth on the cover page of this prospectus and in part to dealers, including the
underwriters, at such price less a concession not in excess of $   per share.
The underwriters may allow, and such dealers may re-allow, to other dealers a
concession not in excess of $   per share. After the initial offering of the
common stock, the public offering price and other selling terms may be changed by the Representatives at any time without notice. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority. An electronic prospectus will be available on the Web site maintained by DLJdirect Inc., one of the underwriters and an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation. DLJdirect account holders with at least $100,000 in their accounts will be able to express an interest in purchasing shares in the offering. DLJdirect will allocate shares among those account holders who have expressed interest based on its subjective judgement of what is E-Stamp's best interest. In making this judgement, DLJdirect will consider the account holder's asset level, investment objectives, trading history, tenure with DLJdirect and post-offering activity in previous offerings.

   We have granted to the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of additional shares of common stock at the initial public offering price less underwriting discounts and commission. The underwriters may exercise the option solely to cover over-allotments, if any, made in connection with the offering. To the extent that the underwriters exercise the option, each underwriter will become obligated, subject to conditions contained in the underwriting agreement, to purchase its pro rata portion of such additional shares based on the underwriters' percentage underwriting commitment as indicated in the above table.

   The following table sets forth the compensation payable to the underwriters by us in connection with the offering:

                                                               Total
                        Discounts and              -----------------------------
                         Commissions   Additional     Without          With
                          per Share   Compensation Over-Allotment Over-Allotment
Underwriting discounts
 and commissions
 paid by us............     $             $             $              $

   We will pay the offering expenses, estimated to be $1.0 million.

   Donaldson, Lufkin & Jenrette Securities Corporation acted as the placement agent for a private placement of E-Stamp's Series C Preferred Stock in August 1999. As compensation for its services as placement agent, Donaldson, Lufkin & Jenrette Securities Corporation received a cash fee of approximately $1.1 million and warrants to purchase an aggregate of 21,235 shares of Series C preferred stock at an exercise price of $10.31 per share, the same price per share paid by all investors who participated in the private placement. Certain entities affiliated with Donaldson, Lufkin & Jenrette Securities Corporation also invested in the private placement, purchasing an aggregate of 87,294 shares of Series C preferred stock on the same terms and conditions as the other investors in the private placement, including price per share.

   We have agreed to indemnify the underwriters against liabilities which may arise in connection with the offering, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make.

   Our executive officers, directors and certain other stockholders and option holders have agreed not to:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock, other than shares acquired in the initial public offering or on the Nasdaq National Market, or any securities convertible into or exercisable or exchangeable for common stock; or

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described above is to be settled by delivery of common stock or other securities, in cash, or otherwise.

   Donaldson, Lufkin & Jenrette Securities Corporation may choose to release some of these shares from such restrictions prior to the expiration of the 180-day lock-up period with or without notice, although it has no current intention of doing so.

   In addition, during such 180-day period, we have also agreed not to file any registration statement with respect to, and each of our executive officers, directors and stockholders have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

   Prior to the offering, there has been no established trading market for the common stock. The initial public offering price of the shares of common stock offered will be determined by negotiation among E-Stamp and the underwriters. The factors to be considered in determining the initial public offering price include:

  . the history of and the prospects for the industry in which we compete;

  . our past and present operations;

  . our historical results of operations;

  . our prospects for future operational results;

  . the recent market prices of securities of generally comparable companies;
    and

  . the general condition of the securities markets at the time of the offering.

   Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock offered in any jurisdiction where action for that purpose is required. The shares of common stock offered may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any shares of common stock offered in any jurisdiction in which such an offer or a solicitation is unlawful.

   In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot the offering, creating a syndicate short position. The underwriters may bid for and stabilize the price of the common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed common stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

   At our request, the underwriters have reserved for sale, at the initial public offering price, up to five percent of the shares offered hereby to be sold to people associated with us, such as employees, vendors, suppliers, and other persons that have relationships with or are interested in developing relationships with us. No shares have been reserved for sale to our directors or officers. Indications of interest will be sought by means of a written notice, which conforms to Rule 134, accompanied by a copy of this prospectus. The number of shares of our common stock available for sale to the general public will be reduced to the extent that those persons purchase the reserved shares. All reserved shares purchased by those persons will be subject to a 180-day lock-up agreement. Any reserved shares which are not confirmed for purchase will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Selected legal matters in connection with this offering will be passed upon for the underwriters by Pillsbury Madison & Sutro LLP, Palo Alto, California. As of the date of this prospectus, an investment partnership composed of certain members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, as well as certain individual attorneys of this firm, beneficially own an aggregate of 18,728 shares of our Series C preferred stock.

                                    EXPERTS

   Ernst & Young, LLP, independent auditors, have audited our financial statements at December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given upon the authority of such firm as experts in accounting and auditing.

   Statements in this prospectus and registration statement under the caption "Risk Factors--Intellectual property infringement claims, including a claim asserted by Pitney Bowes against us, could prevent or hinder our ability to sell Internet postage" and in the first two paragraphs under the caption "Business--Legal Proceedings" have been reviewed and approved by Howrey & Simon, patent litigation counsel to E-Stamp, as experts in such matters, and are included herein in reliance upon its review and approval.

                             ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which is part of the registration statement. For further information with respect to us and our common stock, see the registration statement and the exhibits and schedules thereto. Any document we file may be read and copied at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the Commission are also available to the public from the Commission's Web site at http://www.sec.gov.

   Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference rooms, and the Web site of the Commission referred to above.

                              E-STAMP CORPORATION
                         (a development stage company)

                         INDEX TO FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors......................... F-2
Balance Sheets............................................................ F-3
Statements of Operations.................................................. F-4
Statements of Redeemable Convertible Preferred Stock and Stockholders'
 Equity (Deficit)......................................................... F-5
Statements of Cash Flows.................................................. F-8
Notes to Financial Statements............................................. F-9

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
E-Stamp Corporation

   We have audited the accompanying balance sheets of E-Stamp Corporation (a development stage company) as of December 31, 1997 and 1998, and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of E-Stamp Corporation at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

Palo Alto, California

February 19, 1999,

except for Note 10 as to which the date is September 10, 1999.

--------------------------------------------------------------------------------

   The foregoing report is in the form that will be signed upon the Board of Directors' approval of the stock dividend described in Note 10 to the financial statements.

                                          /s/ ERNST & YOUNG LLP

Palo Alto, California

September 10, 1999

                              E-STAMP CORPORATION
                         (a development stage company)

                                 BALANCE SHEETS
                    (In thousands, except par value amounts)

                                                                         Pro forma
                                          December 31,                 Stockholders'
                                        -----------------   June 30,     Equity at
                                         1997      1998       1999     June 30, 1999
                                                           (Unaudited)  (Unaudited)
                ASSETS
                ------

 Current assets:
   Cash and cash equivalents..........  $ 4,111  $ 10,217   $  1,916
   Other current assets...............       24       144        498
                                        -------  --------   --------
 Total current assets.................    4,135    10,361      2,414
 Property and equipment:
   Computers..........................      964     1,039      1,350
   Furniture and fixtures.............      198       165        192
   Leasehold improvements.............       30        --         49
                                        -------  --------   --------
                                          1,192     1,204      1,591
   Accumulated depreciation and
    amortization......................     (596)     (754)      (909)
                                        -------  --------   --------
 Net property and equipment...........      596       450        682
 Other assets.........................       32        --         --
                                        -------  --------   --------
     Total assets.....................  $ 4,763  $ 10,811   $  3,096
                                        =======  ========   ========

 LIABILITIES AND STOCKHOLDERS' EQUITY
               (DEFICIT)
 ------------------------------------
 Current liabilities:
   Accounts payable and accrued
    liabilities.......................  $ 1,701  $  1,529   $  2,718
   Current portion of obligations
    under capital lease...............       36        27         20
                                        -------  --------   --------
 Total current liabilities............    1,737     1,556      2,738
 Capital lease obligations............       38        11          6

 Commitments and contingencies........
 Redeemable convertible preferred
  stock, $0.001 par value per share,
  12,000 authorized, issuable in
  series (aggregate liquidation
  preference of $21,998 at December
  31, 1998):
   Series A redeemable convertible
    preferred stock: 2,500 shares
    authorized, 2,500 shares issued
    and outstanding at December 31,
    1997 and 1998 and June 30, 1999
    (none pro forma)..................    6,126     6,746      7,084     $     --
   Series B redeemable convertible
    preferred stock: 4,188 shares
    authorized, 4,188 shares issued
    and outstanding at December 31,
    1997 and 1998 and June 30, 1999
    (none pro forma)..................       --    16,723     17,561           --
 Stockholders' equity (deficit):
   Common stock, $0.001 par value per
    share: 100,000 shares authorized,
    13,008, 14,924, and 16,794 shares
    issued and outstanding at
    December 31, 1997 and 1998 and
    June 30, 1999, respectively
    (200,000 shares authorized and
    25,154 shares outstanding pro
    forma)............................       13        15         17           25
   Additional paid-in capital.........    6,556     8,666     17,963       42,600
   Notes receivable from employees and
    officers..........................       --      (653)    (2,157)      (2,157)
   Deferred stock compensation........       --    (2,289)    (9,309)      (9,309)
   Deficit accumulated during
    development stage.................   (9,707)  (19,964)   (30,807)     (30,807)
                                        -------  --------   --------     --------
 Total stockholders' equity
  (deficit)...........................   (3,138)  (14,225)   (24,293)    $    352
                                        -------  --------   --------     ========
 Total liabilities and stockholders'
  equity (deficit)....................  $ 4,763  $ 10,811   $  3,096
                                        =======  ========   ========

                            See accompanying notes.

                              E-STAMP CORPORATION
                         (a development stage company)

                            STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                                           Period from
                                                      Six months ended      inception
                          Year ended December 31,         June 30,       (April 26, 1994)
                          --------------------------  -----------------  through June 30,
                           1996     1997      1998     1998      1999          1999
                                                        (Unaudited)        (Unaudited)

Net revenues............  $    --  $    --  $     --  $    --  $     --      $     --
Operating expenses:
  Research and
   development..........    2,387    3,916     5,603    2,458     5,225        18,154
  Sales and marketing...    1,761    1,743     2,722    1,137     2,494         8,853
  General and
   administrative.......    1,739    1,748     1,897      903     1,373         7,472
  Amortization of
   deferred stock
   compensation.........      688      414       405       --     1,927         3,464
                          -------  -------  --------  -------  --------      --------
Operating loss..........   (6,575)  (7,821)  (10,627)  (4,498)  (11,019)      (37,943)
Interest income.........      239      157       380       46       177         1,017
Interest expense........       (3)     (14)      (10)      (3)       (1)         (109)
                          -------  -------  --------  -------  --------      --------
Net loss................   (6,339)  (7,678)  (10,257)  (4,455)  (10,843)      (37,035)
Accretion on redeemable
 convertible preferred
 stock..................       --     (196)   (1,383)    (307)   (1,176)       (2,755)
                          -------  -------  --------  -------  --------      --------
Net loss attributable to
 common stock...........  $(6,339) $(7,874) $(11,640) $(4,762) $(12,019)     $(39,790)
                          =======  =======  ========  =======  ========      ========
Net loss per common
 share (basic and
 diluted)...............  $ (0.51) $ (0.61) $  (0.89) $ (0.37) $  (0.89)
                          =======  =======  ========  =======  ========
Weighted-average shares
 outstanding (basic and
 diluted)...............   12,543   12,966    13,075   13,026    13,486
Unaudited pro forma net
 loss per share (basic
 and diluted)...........                    $  (0.55)          $  (0.50)
                                            ========           ========
Unaudited pro forma
 weighted-average shares
 outstanding (basic and
 diluted)...............                      18,753             21,846



                            See accompanying notes.

                              E-STAMP CORPORATION
                         (a development stage company)

 STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCKAND STOCKHOLDERS' EQUITY
                                   (DEFICIT)
                   (In thousands, except per share amounts)

         Period from inception (April 26, 1994) through June 30, 1999

                   Redeemable
                   Convertible                                                          Deficit
                    Preferred                                                Notes    Accumulated                  Total
                      Stock        LLC Units      Common Stock  Additional Receivable During the               Stockholders'
                  ------------- ----------------  -------------  Paid-In      From    Development   Deferred      Equity
                  Shares Amount  Units   Amount   Shares Amount  Capital   Employees     Stage    Compensation   (Deficit)
Initial capital
contribution....    --    $ --   11,063  $   210      --  $--     $   --      $ --      $    --     $     --      $   210
Issuance of
units at $0.05
per share for
services........    --      --      225       10      --   --         --        --           --           --           10
Net loss........    --      --       --       --      --   --         --        --         (572)          --         (572)
                   ---    ----  -------  -------  ------  ---     ------      ----      -------     --------      -------
Balance at
December 31,
1994............    --      --   11,288      220      --   --         --        --         (572)          --         (352)
Redemption of
common stock....    --      --   (1,131)  (5,400)     --   --         --        --           --           --       (5,400)
Issuance of
common stock to
investors at
$4.76 per share
for cash, net of
issuance costs
of $56, and
conversion of
notes...........    --      --    1,613    7,624      --   --         --        --           --           --        7,624
Issuance of
common stock for
services at
$4.80
per share.......    --      --       19       90      --   --         --        --           --           --           90
Deferred
compensation
related to
restricted
common stock
grants..........    --      --       --       60      --   --         --        --           --         (60)           --
Amortization of
deferred
compensation....    --      --       --       --      --   --         --        --           --           30           30
Net loss........    --      --       --       --      --   --         --        --       (1,346)          --       (1,346)
                   ---    ----  -------  -------  ------  ---     ------      ----      -------     --------      -------
Balance at
December 31,
1995............    --      --   11,789    2,594      --   --         --        --       (1,918)         (30)         646
Issuance of
common stock at
$8.00 per share
for cash to
investors in May
1996, net of
issuance costs
of $25..........    --      --    1,125    8,975      --   --         --        --           --           --        8,975
Issuance of
common stock for
services to
consultants at
$8.00 per share
during 1996.....    --      --       13      100      --   --         --        --           --           --          100
Conversion of
Post N Mail
units into E-
Stamp common
stock and merger
of Post N Mail
into E-Stamp....    --      --  (12,927) (11,669) 12,927   13      5,428        --        6,228           --           --
Exercise of
stock options
for cash by
employees during
1996............    --      --       --       --      19   --         31        --           --           --           31
Deferred
compensation
related to
restricted
common stock
grants and stock
options.........    --      --       --       --      --   --      1,072        --           --      (1,072)           --
Stock issuance
and amortization
of deferred
compensation....    --      --       --        -      13   --         --        --           --          688          688
Net loss........    --      --       --       --      --   --         --        --       (6,339)          --       (6,339)
                   ---    ----  -------  -------  ------  ---     ------      ----      -------     --------      -------
Balance at
December 31,
1996............    --    $ --       --  $    --  12,959  $13     $6,531      $ --      $(2,029)    $   (414)     $ 4,101

                            See accompanying notes.

                              E-STAMP CORPORATION
                         (a development stage company)

 STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCKAND STOCKHOLDERS' EQUITY
                             (DEFICIT) (Continued)
                   (In thousands, except per share amounts)

       Period from inception (April 26, 1994) through December 31, 1998

                    Reedemable
                   Convertible                                                       Deficit
                    Preferred                                             Notes    Accumulated                  Total
                      Stock       LLC Units   Common Stock   Additional Receivable During the               Stockholders'
                  -------------- ------------ --------------  Paid-In      From    Development   Deferred      Equity
                  Shares Amount  Units Amount Shares  Amount  Capital   Employees     Stage    Compensation   (Deficit)
Issuance of
Series A
redeemable
convertible
preferred stock
for cash to
investors at
$2.40 per share
in September
1997, net of
issuance costs
of $70..........  2,500  $ 5,930   --   $--       --   $--     $   --     $  --     $     --     $    --      $     --
Issuance of
common stock for
services to
consultants at
$8.00 per share
between
September and
December 1997...     --       --   --    --       22    --        175        --           --          --           175
Exercise of
stock options
for cash by
employees during
1997............     --       --   --    --       27    --         46        --           --          --            46
Amortization of
deferred
compensation....     --       --   --    --       --    --         --        --           --         414           414
Accretion on
redeemable
convertible
preferred
stock...........     --      196   --    --       --    --       (196)       --           --          --          (196)
Net loss........     --       --   --    --       --    --         --        --       (7,678)         --        (7,678)
                  -----  -------  ---   ---   ------   ---     ------     -----     --------     -------      --------
Balance at
December 31,
1997............  2,500    6,126   --    --   13,008    13      6,556        --       (9,707)         --        (3,138)
Issuance of
Series B
redeemable
convertible
preferred stock
to investors at
$3.82 per share
for cash in July
1998, net of
issuance costs
of $40..........  4,188   15,960   --    --       --    --         --        --           --          --            --
Issuance of
notes receivable
from employees
for exercise of
stock options...     --       --   --    --    1,738     1        652     (653)           --          --            --
Issuance of
common stock for
services to
consultants at
$8.00 per share
between January
and June 1998...     --       --   --    --       10    --         82        --           --          --            82
Exercise of
stock options
for cash by
employees during
1998............     --       --   --    --      178     1         69        --           --          --            70
Shares
repurchased from
employees upon
termination at a
price of $0.40
per share in
September 1998..     --       --   --    --      (10)   --         (4)       --           --          --            (4)
Deferred stock
compensation....     --       --   --    --       --    --      2,694        --           --      (2,694)           --
Amortization of
deferred
compensation....     --       --   --    --       --    --         --        --           --         405           405
Accretion on
redeemable
convertible
preferred
stock...........     --    1,383   --    --       --    --     (1,383)       --           --          --        (1,383)
Net loss........     --       --   --    --       --    --         --        --      (10,257)         --       (10,257)
                  -----  -------  ---   ---   ------   ---     ------     -----     --------     -------      --------
Balance at
December 31,
1998 ...........  6,688  $23,469   --   $--   14,924   $15     $8,666     $(653)    $(19,964)    $(2,289)     $(14,225)

                            See accompanying notes.

                              E-STAMP CORPORATION
                         (a development stage company)

 STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
                             (DEFICIT) (Continued)
                   (In thousands, except per share amounts)

       Period from inception (April 26, 1994) through December 31, 1998

                    Redeemable
                   Convertible                                                       Deficit
                    Preferred                                             Notes    Accumulated                  Total
                      Stock       LLC Units   Common Stock   Additional Receivable During the               Stockholders'
                  -------------- ------------ --------------  Paid-In      From    Development   Deferred      Equity
                  Shares Amount  Units Amount Shares  Amount  Capital   Employees     Stage    Compensation   (Deficit)
Exercise of
stock options
for cash by
employees during
1999
(unaudited).....    --   $   --   --    $-        63   $ 1    $    23    $   --     $    --      $   --       $     24
Issuance of
notes receivable
from employees
for exercise of
stock options
(unaudited).....    --       --    -     -     2,217     1      1,667     (1,668)        --          --            --
Shares
repurchased from
employee upon
termination at
$0.40 per share
in March 1999
(unaudited).....    --       --    -     -      (410)  --        (164)       164         --          --            --
Deferred stock
compensation
(unaudited).....    --       --    -     -       --    --       8,947        --          --       (8,947)          --
Amortization of
deferred
compensation
(unaudited).....    --       --    -     -       --    --         --         --          --        1,927         1,927
Accretion on
redeemable
convertible
preferred stock
(unaudited).....    --     1,176   -     -       --    --      (1,176)       --          --          --         (1,176)
Net loss
(unaudited).....    --       --    -     -       --    --         --         --      (10,843)        --        (10,843)
                  -----  -------  ---   ---   ------   ---    -------    -------    --------     -------      --------
Balance at June
30, 1999
(unaudited).....  6,688  $24,645   -    $-    16,794   $17    $17,963    $(2,157)   $(30,807)    $(9,309)     $(24,293)
                  =====  =======  ===   ===   ======   ===    =======    =======    ========     =======      ========


                            See accompanying notes.

                              E-STAMP CORPORATION
                         (a development stage company)

                            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                      Six months ended
                          Year ended December 31,         June 30,       Period from inception
                          --------------------------  -----------------     (April 26, 1994)
                           1996     1997      1998     1998      1999    through June 30, 1999
                                                        (Unaudited)           (Unaudited)
Operating activities
Net loss................  $(6,339) $(7,678) $(10,257) $(4,455) $(10,843)       $(37,035)
Adjustments to reconcile
 net loss to net cash
 used in operating
 activities:
 Depreciation and
  amortization..........      163      366       405      222       155           1,156
 Loss on disposal of
  assets................       --       --        65       --        --             150
 Amortization of
  deferred compensation
  expense...............      688      414       405       --     1,927           3,464
 Issuance of common
  stock for services....      100      175        82       --        --             457
 Changes in assets and
  liabilities:
  Note receivable.......      (60)      60        --       --        --              --
  Other assets..........       27      (14)      (88)     (10)     (354)           (498)
  Accounts payable and
   accrued liabilities..      501      957      (172)     (65)    1,189           2,718
                          -------  -------  --------  -------  --------        --------
Net cash used in
 operating activities...   (4,920)  (5,720)   (9,560)  (4,308)   (7,926)        (29,588)
Investing activities
Purchase of property and
 equipment..............     (669)    (119)     (324)    (144)     (387)         (1,881)
Purchase of short-term
 investments............       --       --        --       --        --            (969)
Sale of short-term
 investments............      871       98        --       --        --             969
                          -------  -------  --------  -------  --------        --------
Net cash provided by
 (used in) investing
 activities.............      202      (21)     (324)    (144)     (387)         (1,881)
Financing activities
Repayments of lease
 obligations............      (28)     (34)      (36)     (20)      (12)            (82)
Proceeds from issuance
 of notes payable.......       --       --       700      700        --             700
Repayments of notes
 payable................       --       --      (700)      --        --            (700)
Repayments of notes
 payable to related
 parties................     (540)      --        --       --        --          (5,740)
Proceeds from issuance
 of notes payable to
 related parties........       --       --        --       --        --             521
Net proceeds from
 exercise of stock
 options................       31       46        66       38        24             167
Net proceeds from
 issuance of redeemable
 convertible preferred
 stock..................       --    5,930    15,960       --        --          21,890
Net proceeds from
 issuance of common
 stock..................    8,975       --        --       --        --          16,629
                          -------  -------  --------  -------  --------        --------
Net cash provided by
 financing activities...    8,438    5,942    15,990      718        12          33,385
                          -------  -------  --------  -------  --------        --------
Net increase (decrease)
 in cash and cash
 equivalents............    3,720      201     6,106   (3,734)   (8,301)          1,916
Cash and cash
 equivalents at
 beginning of period....      190    3,910     4,111    4,111    10,217              --
                          -------  -------  --------  -------  --------        --------
Cash and cash
 equivalents at end of
 period.................  $ 3,910  $ 4,111  $ 10,217  $   377  $  1,916        $  1,916
                          =======  =======  ========  =======  ========        ========
Supplemental cash flow
 information
Cash paid for interest..  $     3  $    14  $     10  $     3  $      3        $     88
                          =======  =======  ========  =======  ========        ========
Schedule of non-cash
 financing and investing
 transactions
Issuance of notes
 receivable from
 employees for exercise
 of stock options.......  $    --  $    --  $   (653) $  (653) $ (1,668)       $ (2,321)
                          =======  =======  ========  =======  ========        ========
Common stock repurchased
 from employee upon
 termination by
 forgiveness of notes
 receivable.............  $    --  $    --  $     --  $    --  $    164        $    164
                          =======  =======  ========  =======  ========        ========
Conversion of related
 party notes payable to
 shares.................  $    --  $    --  $     --  $    --  $     --        $    180
                          =======  =======  ========  =======  ========        ========
Redemption of 905 shares
 for related party notes
 payable (Note 3).......  $    --  $    --  $     --  $    --  $     --        $  5,400
                          =======  =======  ========  =======  ========        ========
Assets acquired under
 capital lease
 obligations............  $    --  $    80  $     --  $    --  $     --        $    113
                          =======  =======  ========  =======  ========        ========

                            See accompanying notes.

                              E-STAMP CORPORATION
                         (a development stage company)

                         NOTES TO FINANCIAL STATEMENTS

   (Information for the six months ended June 30, 1998 and 1999 is unaudited)

1. Background and Summary of Significant Policies

   E-Stamp Corporation, a Delaware corporation, was formed on August 23, 1996. Effective September 1, 1996, Post N Mail, L.L.C., formed on April 26, 1994, was merged (the "Merger") into E-Stamp Corporation (collectively, the "Company" or "E-Stamp"). Upon completion of the Merger, all of the assets of Post N Mail, L.L.C. were acquired by E-Stamp Corporation. The Merger was accounted for as a combination of entities under common control. Each unit of Post N Mail, L.L.C. ownership received 5,000 shares of E-Stamp common stock. The financial statements have been presented to reflect the Merger for all periods presented. The Company is a development stage company which has devoted substantially all of its efforts to recruiting personnel to conduct research and product development and sales and marketing and has not yet generated revenues from the sale of products.

   The Company has incurred significant losses since inception. Its activities to date have been financed primarily through private placements of equity securities. The Company may seek to raise additional capital through the issuance of debt or equity securities. However, there can be no assurance that the Company will be able to obtain additional financing on acceptable terms, if at all.

Nature of Operations

   The Company has developed technology that allows users to apply digital postage to envelopes, mailing labels, and documents from their personal computers. This technology, termed the E-Stamp Internet postage solution, allows authorized users to purchase postage via the Internet and subsequently print postage from personal computers onto envelopes, mailing labels, and documents using standard laser and inkjet printers. The Internet postage solution is designed to print a postmark indicia that can be used as a replacement for other current forms of postage, including stamps and today's postmarks generated by postage metering devices. The information generated by the Internet postage solution will be read by the U.S. Postal Service during mail processing and allow for routing to intended recipients.

Revenue Recognition

   Through June 30, 1999, the Company had not generated any revenues. The Company anticipates that it will generate revenue from software license fees, postage convenience fees and sale of postage supplies.

   Software license fees are amounts paid by end-users and resellers for a perpetual license to the Company's software. The Company's software package allows the end-user to apply for a USPS license. When the Company is notified that the USPS has approved the license, the Company ships a secure internet postage device, necessary for the use of the Company's software, to the end-user. Revenues from software license fees are recognized in accordance with AICPA Statement of Position 97-2, "Software Revenue Recognition," and Statement of Position 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition." Revenues from software license fees are recognized when delivery of the secure internet postage device and the software are complete, when persuasive evidence of an arrangement exists, collection is probable, the fee is fixed and determinable and no significant obligations remain.

   Postage convenience fees are amounts paid by end-users for the delivery of postage by the Company to the end-user. The convenience fees are based on the amount of postage ordered by the end-user. Revenues from postage convenience fees are recognized when the postage is downloaded into the secure postage hardware device.

   The Company anticipates that it will operate an Internet-based postal store where end-users may purchase various postal supplies. The Company will recognize revenues related to the postage supplies when the supplies are delivered.

                              E-STAMP CORPORATION
                         (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information for the six months ended June 30, 1998 and 1999 is unaudited)

1. Background and Summary of Significant Policies (continued)

Revenue Recognition (continued)

   The Company will provide an allowance for estimated returns upon the recognition of the related revenue.

Cash and Cash Equivalents

   The Company considers all highly liquid investments with a remaining maturity of three months or less when purchased to be cash equivalents. The Company's cash equivalents were composed of government securities as of December 31, 1998 and of money market mutual funds and government securities as of December 31, 1997. The Company's cash and cash equivalents are carried at cost which approximates market.

Property and Equipment

   Property and equipment are recorded at cost. Additions, improvements, and renewals that significantly add to the asset value or extend the life of the asset are capitalized. Expenditures for maintenance and repairs are expensed as costs are incurred.

   Depreciation and amortization, for financial reporting purposes, are provided on the straight-line method based upon the estimated useful lives as follows:

     Computer and other equipment............................. 3 years
     Furniture and fixtures................................... 3 years
     Leasehold improvements................................... Life of the lease

   In accordance with Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of" ("SFAS No. 121"), the Company records impairment losses on long-lived assets used in operations when events or circumstances indicate that the assets may be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the net book value of those assets. Through June 30, 1999 the Company has not recorded any such impairment losses.

Research and Development

   Research and development costs are expensed as they are incurred. Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software To Be Sold, Leased, or Otherwise Marketed" (FAS 86), requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of all phases of the detailed product design necessary to establish that the product can be manufactured to meet all design specifications. Through June 30, 1999, technological feasibility for the Company's primary product was not established and, therefore, all software research and development costs were expensed as incurred.

Advertising Costs

   The Company expenses the costs of advertising as incurred. Advertising expense consists principally of advertising contracts in which the Company is guaranteed a minimum number of impressions (a view of an advertisement by a consumer) for a fixed fee. The fees are recorded as advertising expense ratably over the

                              E-STAMP CORPORATION
                         (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information for the six months ended June 30, 1998 and 1999 is unaudited)

1. Background and Summary of Significant Policies (continued)

Advertising Costs (continued)

term of the agreements. To the extent that impression deliveries are falling short of the guarantees, the Company defers recognition of the corresponding advertising expense until the impressions are delivered. The Company also pays royalties (see Note 4) for the promotion of its product. Such royalties are recorded as advertising expense as the royalties are earned. Advertising expense was $117,000 for the year ended December 31, 1998. No advertising expense was recorded for the years ended December 31, 1996 and 1997.

Income Taxes

   The Company computes and records income tax in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). Under FAS 109, the liability method is used to calculate deferred taxes.

Stock-Based Compensation

   In accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), which the Company adopted in 1996, the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"), and related interpretations in accounting for stock options. Under APB Opinion No. 25, if the exercise price of the Company's employee and director stock options equals or exceeds the fair value of the underlying stock on the date of grant, no compensation expense is recognized. Options granted to consultants are accounted for using the Black-Scholes method prescribed by FAS 123 in accordance with Emerging Issues Task Force consensus No. 96-18. (See Note 3 for pro forma disclosures of stock-based compensation pursuant to FAS 123.) Any deferred stock compensation is amortized over the vesting period of the individual options, generally four years, using the graded vesting method. The graded vesting method provides for vesting of portions of the overall award at different dates and results in higher vesting in earlier years than straight-line vesting.

Use of Estimates

   The Company's management makes estimates and assumptions in the preparation of its financial statements in conformity with generally accepted accounting principles. These estimates and assumptions may affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of expenses during the respective reporting periods. Actual results could differ from those estimates.

Concentrations

   The Company relies on one manufacturer for the supply and production of its Internet postage device. The inability of this manufacturer to fulfill the Company's supply requirements could negatively impact future results.

Effect of New Accounting Standards

   Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting for Comprehensive Income," ("SFAS 130"). SFAS 130 requires disclosures of components of

                              E-STAMP CORPORATION
                         (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information for the six months ended June 30, 1998 and 1999 is unaudited)

1. Background and Summary of Significant Policies (continued)

Effect of New Accounting Standards (continued)

non-stockholder changes in equity in interim periods and additional disclosures of components of non-stockholder changes in equity on an annual basis. Adoption of SFAS 130 had no impact on the Company's results of operations or financial position.

   In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," ("SFAS 131"). The Company adopted SFAS 131 effective January 1, 1998. The adoption of this standard did not have a material effect on the Company's financial statement disclosures as the Company operates in a single segment.

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 130"). The Company is required to adopt SFAS 133 for the year ending December 31, 2000. SFAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because the Company currently holds no derivative financial instruments and does not currently engage in hedging activities, adoption of SFAS 133 is expected to have no material impact on the Company's financial condition or results of operations.

   In March 1998, the AICPA issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met. The Company adopted the provisions of SOP 98-1 on January 1, 1999. Through June 30, 1999, the Company has not capitalized any costs related to internal use software.

   The Company will adopt AICPA Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), and Statement of Position 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition" ("SOP 98-4") upon its first product revenue transactions. SOP 97-2 and SOP 98-4 provide guidance for recognizing revenue on software transactions and supersede SOP 91-1, "Software Revenue Recognition." As no revenues have been recognized, the adoption of SOP 97-2 and SOP 98-4 did not have any impact on the Company's financial results through December 31, 1998. However, full implementation guidelines for this standard have not yet been issued. Once available, the planned revenue accounting practices may need to change and such changes could affect the Company's future revenues and results of operations. In December 1998, the AICPA issued Statement of Position 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" ("SOP 98-9"). SOP 98-9 amends SOP 98-4 to extend the deferral of the application of certain passages of SOP 97-2 provided by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. E-Stamp has not yet determined the effect of the final adoption of SOP 98-9 on its future revenues and results of operations.

Reclassifications

   Certain prior-year amounts have been reclassified to conform with the current year's presentation.

Unaudited Financial Statements

   According to management, the accompanying unaudited financial statements for the six months ended June 30, 1998 and 1999 and for the period from inception (April 26, 1994) to June 30, 1999 have been

                              E-STAMP CORPORATION
                         (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information for the six months ended June 30, 1998 and 1999 is unaudited)

1. Background and Summary of Significant Policies (continued)

Unaudited Financial Statements (continued)

prepared on substantially the same basis as the audited financial statements and include all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the financial information set forth therein.

Unaudited Pro Forma Information

   If the offering contemplated by this prospectus is consummated, the Series A and B redeemable convertible preferred stock outstanding as of the closing date will be converted into shares of the Company's common stock. The pro forma stockholders' equity as of June 30, 1999 reflects conversion of the outstanding preferred stock into 8,360,000 shares of common stock. Pro forma net loss per share is computed as if the outstanding preferred stock had been converted into common stock on the date of issuance.

2. Line of Credit

   On October 11, 1997, the Company entered into a Loan and Security Agreement with a bank which allows for a $1,000,000 line of credit to be used for general business purposes. An amendment dated September 21, 1998 increased the line of credit to $1,250,000. The Loan and Security Agreement, which expires
September 30, 1999, grants the bank a security interest in all the assets of the Company except the intellectual property. As of December 31, 1998 and June 30, 1999, no amounts were outstanding under this arrangement; however, a $35,000 letter of credit required for the Company's California office lease was secured by this credit facility, leaving the balance of the line of credit of $1,215,000 available for other purposes. At June 30, 1999, $143,000 was outstanding on the letter of credit and $1,107,000 was available.

3. Redeemable Convertible Preferred Stock

   As of December 31, 1998, the Company is authorized to issue 12,000,000 shares of preferred stock in series. Rights and preferences of each series of preferred stock are to be determined by the Board of Directors. As of December 31, 1998, 2,500,000 and 4,188,000 shares have been designated as Series A and B redeemable convertible preferred stock, respectively.

   The Series A and B redeemable convertible preferred stock carries an 8%, noncumulative dividend, payable at the discretion of the Board of Directors. Additionally, the shares of Series A and B redeemable convertible preferred stock are convertible into an equal number of shares of common stock (i) at the option of the holder, (ii) upon the closing of a public offering, as defined, or (iii) upon the consent of a majority of holders of the Series A and B redeemable convertible preferred stock. The Company has reserved 2,500,000 and 4,188,000 shares of common stock for the conversion of the Series A and B redeemable convertible preferred stock, respectively.

   The holders of Series A and B redeemable convertible preferred stock are entitled to receive noncumulative dividends at the rate of $0.192 and $0.3056 per share, respectively, if declared by the Board of Directors. These dividends are in preference to any declaration or payment of and dividend on common stock of the Company. No dividends have been declared from inception (April 26, 1994) through December 31, 1998.

                              E-STAMP CORPORATION
                         (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information for the six months ended June 30, 1998 and 1999 is unaudited)

3. Redeemable Convertible Preferred Stock (continued)


   Upon liquidation of the Company, the Series A and B redeemable convertible preferred stockholders are entitled to a liquidation preference equal to the original issuance price, plus any declared unpaid dividends, which is superior to the claim of common stockholders.

   The holders of Series A and B redeemable convertible preferred stock are entitled to one vote for each share of common stock into which such convertible preferred stock could be converted.

   At any time after September 3, 2001 but not later than September 3, 2003, a majority of the holders of Series A redeemable convertible preferred stock can require the Company to redeem the outstanding Series A redeemable convertible preferred stock at the redemption price. The redemption price is equal to the original issuance price of the Series A redeemable convertible preferred stock plus a 10% compound annual rate of return. The carrying amount of Series A redeemable convertible preferred stock is being increased by periodic accretions so that its carrying amount will equal the redemption amount at the redemption date.

   At any time after July 7, 2002 but not later than July 7, 2004, a majority of the holders of Series B redeemable convertible preferred stock can require the Company to redeem the outstanding Series B convertible preferred stock at the redemption price. The redemption price is equal to the original issuance price of the Series B redeemable convertible preferred stock plus a 10% compound annual rate of return. The carrying amount of Series B redeemable convertible preferred stock is being increased by periodic accretions so that its carrying amount will equal the redemption amount at the redemption date.

4. Stockholders' Equity

Stock Option Plans

 Stock Option and Restricted Stock Plan

   Effective September 1996, the Company established the 1996 Stock Option and Restricted Stock Plan (the "Employee Plan"). The Employee Plan expires in August 2006 and provides for the grant of incentive stock options, nonstatutory stock options, and restricted stock to employees and consultants of the Company. An amendment increasing the number of shares thereunder from 2,500,000 to 3,437,500 was approved by the Board of Directors on June 26, 1998. The Employee Plan is administered by a committee of the Board of Directors. This committee has the authority to determine the employees and consultants to whom awards will be made, the amount of the awards, and the other terms and conditions of the awards. Stock options are limited to ten-year terms, and options granted through December 31, 1998 generally vest at the rate of 25% upon the first anniversary of the grant and 6.25% each quarter thereafter. The exercise price for stock options may not be less than the fair value of the shares on the date of grant for incentive stock options and is subject to the discretion of the committee for nonstatutory stock options. Restricted stock may be granted at no additional cost to recipients. Compensation expense, if any, equal to the fair value of the restricted stock or stock options granted in excess of the purchase or exercise price, is recognized over the related vesting period. A total of 3,437,500 shares of common stock are currently reserved for issuance pursuant to the Employee Plan. As of December 31, 1998, options to purchase 1,259,241 shares of common stock at a weighted-average exercise price of $0.60 per share were outstanding of which 1,037,163 were vested, and 203,906 shares of common stock remained available for future grants under the Employee Plan.

   As of December 31, 1997 and 1998 the Company had none and 1,751,063 shares of common stock outstanding which were subject to repurchase, respectively. At June 30, 1999 the Company had 3,968,538 shares of common stock outstanding which were subject to repurchase.

                              E-STAMP CORPORATION
                         (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information for the six months ended June 30, 1998 and 1999 is unaudited)

4. Stockholders' Equity (continued)

Stock Option Plans (continued)

 Nonemployee Directors' Plan

   Also in September 1996, the Company established the 1996 Nonemployee Director Stock Option Plan (the "Director Plan") which authorizes the issuance of up to 125,000 shares of common stock. The Director Plan expires in August 2006. The Director Plan is a nondiscretionary stock option plan for nonemployee directors of the Company, which generally provides for the grant of stock options for 10,000 shares upon election as a nonemployee director and an additional grant of stock options for 3,000 shares as of April 1 of each year. The options are limited to a ten-year term, vest at the rate of 50% per year, and have an exercise price equal to the fair value of the shares on the date of grant. A total of 125,000 shares of common stock are currently reserved for issuance pursuant to the Director Plan. As of December 31, 1998, options to purchase 19,063 shares of common stock at a weighted-average exercise price of $0.40 per share were outstanding of which 13,906 were vested, and 105,937 shares of common stock remained available for future grants under the Director Plan.

   The following is a summary of the combined option transactions under the Employee Plan and Director Plan for the years ended December 31, 1997 and 1998.

                                                                   Weighted-
                                                       Number of    Average
                                                        Options  Exercise Price
                                                       --------- --------------
                                                        (In thousands, except
                                                          per share amounts)
   Options outstanding at December 31, 1996...........     824       $4.66
     Granted..........................................   1,518        0.57
     Exercised........................................     (29)       1.60
     Canceled.........................................    (224)       5.79
                                                        ------
   Options outstanding at December 31, 1997...........   2,089        0.50
     Granted..........................................   1,360        0.55
     Exercised........................................  (1,916)       0.42
     Canceled.........................................    (255)       0.41
                                                        ------
   Options outstanding at December 31, 1998...........   1,278        0.60
     Granted (unaudited)..............................   2,870        0.78
     Exercised (unaudited)............................  (2,280)       0.74
     Canceled (unaudited).............................    (583)       0.72
                                                        ------
   Options outstanding at June 30, 1999 (unaudited)...   1,285        0.72
                                                        ======
   Exercisable at December 31, 1998...................   1,053
                                                        ======

                                       Options Outstanding and Exercisable
                                  ----------------------------------------------
                                     Options
                                  Outstanding at Weighted-Average   Weighted-
                                   December 31,     Remaining        Average
                                       1998      Contractual Life Exercise Price
     Range of Exercise Prices     -------------- ---------------- --------------
                                  (In thousands)    (In years)
       $0.04-$0.20...............        31            5.23           $0.14
       $0.40-$0.40...............       379            7.65            0.40
       $0.64-$0.64...............       855            9.82            0.64
       $4.80-$5.28...............        13            1.00            4.80
                                      -----            ----
                                      1,278            8.98
                                      =====            ====

                              E-STAMP CORPORATION
                         (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information for the six months ended June 30, 1998 and 1999 is unaudited)

3. Stockholders' Equity (continued)

Stock Option Plans (continued)

 Nonemployee Directors' Plan (continued)

   During the year ended December 31, 1998, 1,566,150 unvested options were exercised for cash and in exchange for notes (see Note 7) by various employees of the Company. At December 31, 1998, 1,052,190 of these options were still unvested and subject to repurchase in the event of termination of the employees.

 Stock-Based Compensation

   During 1995, the Financial Accounting Standards Board adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), which became effective for the Company's 1996 fiscal year. FAS 123 requires the Company to disclose the pro forma effect of the method of accounting prescribed in FAS 123, which would generally require the Company to record compensation expense equal to the valuation of a stock option on the grant date.

   The fair value of the Company's stock-based awards to employees was estimated using the minimum value method and assuming no expected dividends and the following weighted average assumptions:

                                                                Years ended
                                                                December 31,
                                                               ----------------
                                                               1996  1997  1998
   Expected volatility........................................  N/A   N/A   N/A
   Expected life of options in years..........................  5.5   5.5   4.0
   Risk-free interest rate....................................  6.0%  6.0%  5.0%
   Expected dividend yield.................................... 0.00% 0.00% 0.00%

   For pro forma purposes, the estimated minimum value of the Company's stock-based awards to employees is amortized over the options' vesting period. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by FAS 123, net loss and net loss per share would have increased to the pro forma amounts indicated in the table below (in thousands except per share amounts):

                                                   Years ended December 31,
                                                   --------------------------
                                                    1996     1997      1998
   Net loss attributable to common stockholders:
     As reported.................................. $(6,339) $(7,874) $(11,640)
                                                   =======  =======  ========
     Pro forma.................................... $(7,146) $(8,831) $(12,190)
                                                   =======  =======  ========
   Net loss per share (basic and diluted):
     As reported.................................. $ (0.51) $ (0.61) $  (0.89)
                                                   =======  =======  ========
     Pro forma.................................... $ (0.57) $ (0.68) $  (0.90)
                                                   =======  =======  ========

   The weighted-average fair value of options granted in fiscal 1997 and 1998 was $0.19 and $0.14, respectively.

   In 1996, the Company granted equity awards of common stock to certain employees. Restrictions, as determined by management, lapse from one year to four years after the grant date. Upon grant, deferred

                              E-STAMP CORPORATION
                         (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information for the six months ended June 30, 1998 and 1999 is unaudited)

4. Stockholders' Equity (continued)

Stock Option Plans (continued)

 Stock-Based Compensation (continued)

compensation of approximately $1.1 million was charged to stockholders' equity and is being amortized to expense over the periods until the restrictions lapse. In connection with these restricted shares, amortization charged to expense in 1996 and 1997 was $688,000 and $414,000, respectively, and $1,132,000 for the period from inception to December 31, 1998.

   The Company has recorded additional deferred stock compensation of approximately $2,694,000 during the year ended December 31, 1998 and $8,947,000 during the six months ended June 30, 1999 representing the difference between the exercise price and the deemed fair value, for financial reporting purposes, of the Company's common stock on the grant date for certain of the Company's stock options granted to officers and employees. In the absence of a public market for the Company's common stock, the deemed fair value was determined by the Company's Board of Directors and was based on the price per share of sales of equity securities to third parties. These amounts are being amortized by charges to operations over the vesting periods of the individual stock options using a graded vesting method. Such amortization expense amounted to approximately $405,000 for the year ended December 31, 1998 and approximately $1,927,000 for the six months ended June 30, 1999.

5. Marketing and Distribution Agreements

Compaq Software Alliance Agreement

   In July 1998, the Company entered into a three year Software Alliance Agreement ("Alliance Agreement") with Compaq Computer Corporation ("Compaq"). Under this agreement, Compaq will market our Internet postage solution as part of their online services and, in exchange, the Company agreed to pay Compaq royalties.

Strategic Marketing Agreement

   In November, 1998, the Company entered into a strategic marketing agreement with an Internet service provider (the "Provider") for the promotion of the Company's internet postage service. The Provider has agreed to deliver a minimum number of impressions over the approximate 15 month term of the agreement, commencing on the date the Company receives approval for Phase III beta testing from the USPS. In exchange for these promotional services, the Company has agreed to pay the Provider approximately $1.3 million.

6. Income Taxes

   As of December 31, 1998, the Company had federal and state net operating loss carryforwards of approximately $7,100,000 and $5,700,000 respectively. The net operating loss carryforwards will expire at various dates beginning in 2004 through 2018, if not utilized.

   Utilization of the net operating losses may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. The annual limitation may result in the expiration of the net operating loss carryforwards before utilization.

                              E-STAMP CORPORATION
                         (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information for the six months ended June 30, 1998 and 1999 is unaudited)

6. Income Taxes (continued)

   Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes are as follows:

                                                                December 31,
                                                              -----------------
                                                               1997      1998
                                                               (In thousands)
   Deferred tax assets:
   Net operating loss carryforwards.......................... $   900  $  2,800
   Capitalized research and development......................   2,400     4,300
   Capitalized start-up costs................................   2,100     1,700
   Deferred compensation.....................................     400       600
   Other.....................................................     600       800
                                                              -------  --------
   Total deferred tax assets.................................   6,400    10,200
   Valuation allowance.......................................  (6,400)  (10,200)
                                                              -------  --------
   Net deferred tax assets................................... $    --  $     --
                                                              =======  ========

   FAS 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes the Company's historical operating performance and the reported cumulative net losses in prior years, the Company has provided a full valuation allowance against its net deferred tax assets.

   The valuation allowance increased by $3,100,000 and $3,800,000 during the years ended December 31, 1997 and 1998, respectively.

7. Commitments

401(k) Plan

   Effective April 1, 1996, the Company established the E-Stamp Corporation Benefit Plan (the "Plan"). The Plan provides for a Company match of employee contributions equal to 50% of employee contributions up to 4% of their compensation. Employees are eligible to participate in the Plan at the beginning of the month following the first day of employment. The terms of the Plan are subject to change as determined by management. The Company made contributions in 1997 and 1998 of approximately $18,000 and $59,000, respectively.

Leases

   The Company has various operating leases, the terms of which range from 12 to 60 months. The operating leases are primarily for facilities in Houston, Texas and Palo Alto, California. Rental expenses related to these leases for the periods ended December 31, 1996, 1997 and 1998 were $188,000, $411,000 and $554,000, respectively. During 1997, the Company entered into computer lease agreements classified as capital leases in the accompanying financial statements.

   In February 1999, the Company entered into a new sublease pertaining to a new facility at a monthly rent payment of $71,683 effective April 1, 1999. The sublease term will end on June 30, 2000. The table below includes the rental payments from this sublease.

                              E-STAMP CORPORATION
                         (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information for the six months ended June 30, 1998 and 1999 is unaudited)

7. Commitments (continued)

Leases (continued)

   The following represents future minimum rental payments under noncancelable operating leases and capital leases:

                                                               Operating Capital
                                                                (In thousands)
   For the years ending December 31:
     1999.....................................................  $  943     $31
     2000.....................................................     459       8
     2001.....................................................      --       4
     2002.....................................................      --       1
                                                                ------     ---
   Total minimum lease payments...............................  $1,402      44
                                                                ======
   Less amount representing interest..........................              (6)
                                                                           ---
   Present value of future minimum lease payments.............              38
   Less current portion of capital leases.....................             (27)
                                                                           ---
   Long-term portion of capital leases........................             $11
                                                                           ===

   Assets capitalized under capital leases totaled approximately $80,000 at December 31, 1997 and 1998 and are included in computers and furniture and fixtures. Accumulated amortization related to assets under capital leases totaled $22,000 and $49,000 at December 31, 1997 and 1998, respectively.

8. Notes Receivable

   On June 12, 1998, the Company received $653,294 of full recourse notes receivable from employees which bear interest at 6% per annum in consideration for the exercise of stock options. The interest portion is payable annually or on or before the 12th day of June, commencing June 12, 1999 and continuing through June 12, 2003, at which time the entire amount of principal and all accrued interest then outstanding and remaining unpaid shall become due and payable in full. The principal is payable in full on the earlier to occur of June 12, 2003 or 90 days following the termination of employment for any reason.

   Interest receivable recorded for these notes receivable totaled $21,800 at December 31, 1998.

9. Net Loss Per Share

   Net loss per share has been computed in accordance with the Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("FAS 128"), which requires disclosure of basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, shares subject to repurchase, warrants, and convertible securities. Diluted earnings per share includes the impact of potentially dilutive securities. The Company's potentially dilutive securities were antidilutive and therefore were not included in the computation of weighted-average shares used in computing diluted loss per share. Following the guidance given by the Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and convertible preferred stock that has been issued or granted for nominal consideration prior to the anticipated effective date of the initial public offering date must be included in the calculation of basic and diluted net loss per common share as if these shares had been outstanding for all periods presented. To date, the Company has not issued or granted shares for nominal consideration.

                              E-STAMP CORPORATION
                         (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information for the six months ended June 30, 1998 and 1999 is unaudited)

9. Net Loss Per Share (continued)

   The following table presents the calculation of basic and diluted and pro forma basic and diluted net loss per share (in thousands, except per share data):

                                       Years ended           Six months ended
                                       December 31,              June 30,
                                 --------------------------  -----------------
                                  1996     1997      1998     1998      1999
                                                               (unaudited)
   Basic and diluted:
    Net loss..................   $(6,339) $(7,678) $(10,257) $(4,455) $(10,843)
    Accretion on redeemable
     convertible preferred
     stock....................       --      (196)   (1,383)    (307)   (1,176)
                                 -------  -------  --------  -------  --------
    Net loss attributable to
     common stock.............   $(6,339) $(7,874) $(11,640) $(4,762) $(12,019)
                                 =======  =======  ========  =======  ========
    Weighted-average shares of
     common stock
     outstanding..............    10,034   10,373    11,235   10,560    12,323
    Less: weighted-average
     shares subject to
     repurchase...............       --       --       (775)    (139)   (1,534)
                                 -------  -------  --------  -------  --------
    Weighted-average shares
     used in computing basic
     and diluted net loss per
     share....................    12,543   12,966    13,075   13,026    13,486
                                 =======  =======  ========  =======  ========
    Basic and diluted net loss
     per share................   $ (0.51) $ (0.61) $  (0.89) $ (0.37) $  (0.89)
                                 =======  =======  ========  =======  ========
   Pro forma basic and
    diluted:
    Net loss..................                     $(10,257)          $(10,843)
                                                   ========           ========
    Shares used above.........                       13,075             13,486
    Pro forma adjustment to
     reflect weighted effect
     of assumed conversion of
     convertible preferred
     stock (unaudited)........                        5,678              8,360
                                                   --------           --------
    Shares used in computing
     pro forma basic and
     diluted net loss per
     share (unaudited)........                       18,753             21,846
                                                   ========           ========
    Pro forma basic and
     diluted net loss per
     share (unaudited)........                     $  (0.55)          $  (0.50)
                                                   ========           ========

   The Company has excluded all convertible preferred stock and outstanding stock options from the calculation of diluted net loss per share because all such securities are antidilutive for all periods presented. The total number of shares excluded from the calculations of diluted net loss per share was 659,000, 4,172,000, and 7,711,000 for the years ended December 31, 1996, 1997, and 1998, respectively, and 2,998,000 and 7,717,000 for the six months ended June 30, 1998 and 1999, respectively. Such securities, had they been dilutive, would have been included in the computations of diluted net loss per share using the treasury stock method.

10. Subsequent Events

Strategic Distribution Agreements (unaudited)

   From January 1, 1999 through August 2, 1999, the Company entered into agreements for online advertising with Yahoo!, Inc., Microsoft Corporation, Earthlink Operations, Inc. and Excite@Home. Aggregate noncancelable advertising commitments related to these agreements total approximately $4.4 million, $6.1 million and $2.4 million for the second half of 1999 and for the years ending December 31, 2000 and 2001, respectively. The Company has paid $500,000 under these agreements in the six months ended June 30, 1999. The Company could be subject to additional payments under these agreements if advertising exceeds established levels of page views or generates and exceeds established levels of new customers.

                              E-STAMP CORPORATION
                         (a development stage company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued) (Information for the six months ended June 30, 1998 and 1999 is unaudited)

10. Subsequent Events (continued)

Pitney Bowes Litigation (unaudited)

   On June 10, 1999, Pitney Bowes filed suit against us in U.S. District Court alleging infringement of Pitney Bowes patents. The suit alleges that we are infringing seven patents held by Pitney Bowes related to postage application systems and seeks treble damages, a preliminary and permanent injunction from further alleged infringement, attorneys' fees and other unspecified damages. On July 30, 1999, we filed our answer to Pitney Bowes' complaint in which we deny all allegations of patent infringement and assert certain affirmative and other defenses based on statutory and common law grounds, including inequitable conduct on the part of Pitney Bowes in its procurement of patents in proceedings before the U.S. Patent and Trademark Office. As part of the answer, we also brought various counterclaims against Pitney Bowes claiming Pitney Bowes' violation of Section 2 of the Sherman Act and intentional and tortious interference with E-Stamp's business relations based, in part, upon our allegations that Pitney Bowes has unlawfully maintained its monopoly power in the postage metering market through a scheme to defraud the U.S. Patent and Trademark Office and its efforts to discourage potential investors and strategic partners from investing and entering into partnerships with E-Stamp. Our suit seeks compensatory and treble damages, injunctive relief and recovery of attorney's fees. We are continuing to investigate the claims against us as well as infringement by Pitney Bowes of our patents, and may assert additional defenses or pursue additional counterclaims or independent claims against Pitney Bowes in the future.

   Pendency of the litigation can be expected to result in significant expenses to us and the diversion of management time and other resources. If Pitney Bowes is successful in its claims against us, then we may be hindered or even prevented from competing in the Internet postage market and our operations would be severely harmed. For example, the Pitney Bowes suit could result in limitations on how we implement our solutions, delays and costs associated with redesigning our solutions and payments of license fees and other payments. An injunction obtained by Pitney Bowes could eliminate our ability to market critical products or services.

Bridge Loan Financing (unaudited)

   On July 12, 1999, the Company entered into bridge loan financing arrangement with a financial institution under which the Company borrowed $5.0 million. Amounts borrowed under the arrangement bear interest at a rate of 13% per annum. In connection with this financing, the Company granted the lender warrants to purchase 48,496 shares of common stock with an exercise price of $8.25 per share. These warrants expire in July, 2004. The Company anticipates recording the fair value of these warrants of approximately $85,000 as interest expense over the period the loan is outstanding. The Company borrowed $5.0 million in July, 1999 under the facility and fully repaid the outstanding balance in August, 1999.

Employee Option Grants (unaudited)

   From July 1, 1999 to September 10, 1999, options to purchase 931,875 shares were granted to employees pursuant to the 1996 Stock Option Plan with an exercise price of $1.20 per share. The Company estimates that additional deferred compensation of $5.3 million will be recorded as a result of these option grants and amortized to compensation expense in accordance with the Company's policy.

1996 Stock Plan (unaudited)

   In February 1999, the board of directors approved an amendment increasing the number of shares reserved for issuance under the 1996 Stock Plan from 3,437,500 to 5,937,500 subject to shareholder approval. The shareholders approved the increase in April 1999.

                            E-STAMP CORPORATION

                       (a development stage company)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

(Information for the six months ended June 30, 1998 and 1999 is unaudited)

10. Subsequent Events (continued)

1999 Stock Plan (unaudited)

   In August 1999, the board of directors approved the 1999 Stock Plan subject to shareholder approval. A total of 2,500,000 shares of common stock are reserved for issuance under the plan.

1999 Employee Stock Purchase Plan (unaudited)

   In August 1999, the board of directors approved the 1999 Employee Stock Purchase Plan subject to shareholder approval. A total of 500,000 shares of common stock has been reserved for issuance under the 1999 Purchase Plan. The 1999 Purchase Plan permits eligible employees to acquire shares of the Company's common stock through periodic payroll deductions of up to 15% of total compensation. No more than 5,000 shares may be purchased on any purchase date per employee. Each offering period will have a maximum duration of 24 months. The price at which the common stock may be purchased is 85% of the lesser of the fair market value of the Company's common stock on the first day of the applicable offering period or on the last day of the respective purchase period. The initial offering period will commence on the effectiveness of the initial public offering and will end on the last trading day on or before November 14, 2001.

1999 Director Option Plan (unaudited)

   In August 1999, the board of directors approved the 1999 Option Plan subject to shareholder approval. A total of 300,000 shares of common stock are reserved for issuance under the Plan.

Initial Public Offering

   In August 1999, the board of directors authorized the filing of a registration statement with the Securities and Exchange Commission to register shares of its common stock in connection with a proposed Initial Public Offering ("IPO"). If the offering is consummated under the terms presently anticipated, all of the outstanding convertible preferred stock as of June 30, 1999 will convert to 8,360,000 shares of common stock upon the closing of the IPO. The effect of this conversion has been reflected as unaudited pro forma stockholders' equity in the accompanying consolidated balance sheet at June 30, 1999. Additionally, the shares of Series C preferred stock issued in August 1999 discussed below will convert into 3,660,651 shares of common stock upon completion of this offering.

   In July 1999, the board of directors authorized an increase in the authorized number of shares of common stock to 200,000,000 shares subject to stockholder approval.

Sales of Preferred Stock

   In August 1999, the Company issued 2,928,521 shares of Series C redeemable convertible preferred stock at $10.31 per share for cash. Series C redeemable convertible preferred stock carries an 8%, noncumulative dividend, is convertible into one share of common stock and has other rights and preferences similar to those described for Series A and B convertible stock in Note 3. In connection with the sale of Series C redeemable convertible preferred stock, the Company committed to issue warrants to purchase 21,235 shares of Series C redeemable convertible preferred stock at $10.31 per share to Donaldson Lufkin & Jenrette Securities Corporation as placement agent.

                            E-STAMP CORPORATION

                       (a development stage company)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

(Information for the six months ended June 30, 1998 and 1999 is unaudited)

10. Subsequent Events (continued)

Stock Grant

   In August 1999, the Company granted 187,500 shares of common stock to two Company executives. On the date of grant, the Company recorded approximately $1.3 million of compensation expense.

Sales of Common Stock (unaudited)

   On September 10, 1999, the Company finalized the sale 726,745 shares of its common stock to investors for cash proceeds of $5.0 million. In connection with this sale of common stock, the Company and the investors have agreed to enter into a strategic marketing arrangement. Further, the Company issued to investors warrants to purchase an additional 83,855 shares of common stock at an exercise price $0.01 per share. The warrants were exercised on September 10, 1999. The Company has valued the warrants at approximately $1.0 million using the Black-Scholes fair value method. This amount will be deferred until the strategic marketing agreement is finalized at which time it will be amortized to expense over the term of the finalized agreement.

Stock Dividend

   In September 1999, the Company declared a stock dividend of one share of common stock on each four shares of outstanding common stock pending approval by the Board of Directors. This dividend resulted in a change in the conversion ratio of the Series A, B and C redeemable convertible preferred stock from one-for-one to 1.25-for-one. All common stock, option and warrant information, weighted average shares and loss per share information has been retroactively restated to reflect the common stock dividend.

Planned Rescission Offer (unaudited)

   Shares issued, and option grants made under the Company's 1996 Employee Plan and the 1996 Director Plan may not have qualified for exemption from registration or qualification under federal and state securities laws. Therefore, the Company intends to make a rescission offer for these shares and options after the effective date of the proposed initial public offering which, if accepted, could require the Company to make aggregate payments to the holders of these shares and options of up to $4,500,000 plus statutory interest.

   The Company plans to commence, approximately 30 days after the effectiveness of this offering, a rescission offer pursuant to a registration statement filed under the Securities Act of 1933, as amended, and pursuant to the state securities laws of California covering shares of common stock issued, and options to purchase shares of common stock granted, under our 1996 Employee Plan. The Company will offer to rescind any prior sales at the price per share paid therefor (average $0.85 per share) plus interest thereon at a statutory rate as the case may be from the date of purchase by the purchaser to the expiration of the rescission offer. The rescission offer will expire approximately 30 days after the effectiveness of the registration statement relating to the rescission stock. Under the rescission offer, the Company would be required to make an aggregate payment of approximately $4,160,000 plus the aggregate amount of interest thereon, if all offerees accept the offer. Offerees who do not accept the rescission offer will, for purposes of applicable federal and state securities laws, be deemed to hold registered shares under the Act which will be freely tradeable in the public market as of the effective date of the registration statement with respect to the rescission stock. The Act does not expressly provide that a rescission offer will terminate a purchaser's right to rescind a sale of stock which was not registered under the Act as required. Accordingly, should the rescission offer be rejected by any or all offerees, the Company may continue to be contingently liable under the Act for the purchase price of the rescission stock up to an aggregate amount of approximately $4,160,000 plus statutory interest.

                            E-STAMP CORPORATION

                       (a development stage company)

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

(Information for the six months ended June 30, 1998 and 1999 is unaudited)

10. Subsequent Events (continued)

   In addition, the Company is unable to rely on the exemption provided by
Section 25102(f) of the California Corporation Code for its options to purchase shares of common stock granted under its 1996 Stock Option and Restricted Stock Plan and our 1996 Non-Employee Director Stock Option Plan. As of September 10, 1999 options to purchase 1,126,026 shares of common stock at a weighted average exercise price of $0.90 per share were outstanding under the Company's 1996 Stock Option and Restricted Stock Plan and options to purchase 19,062 shares of common stock at a weighted average exercise price of $0.40 per share were outstanding under the Company's 1996 Non-Employee Director Option Plan, all of which options are potentially subject to the rescission, and the Company plans to include them in its planned rescission offer discussed above. Under such rescission offer, the Company could be required to make an aggregate payment of up to approximately $260,000 for such grants.

   As of the date hereof, the Company is not aware of any claims for rescission against us. While the Company will offer to rescind the securities sales and grants, there are no assurances that the Company will not otherwise be subject to possible penalties or fines relating to these issuances.

The inside back cover includes the following text centered on the top of the page:

Our Customers

Below the above text is a picture of an E-Stamp customer using the E-Stamp postage product. To the right of the picture, the following text is included:

Any and All Parcels
"I don't have to go to the Internet every time I mail a package. It's sitting right on the computer and I can use it anytime, day or night."
Jay Conner, Owner
Great Fermentations, San Francisco, CA

 . Jay runs a two-man shop that sells supplies for making wine and beer.
 . He uses E-Stamp/R/ Internet postage to send out Priority Mail/R/ package as well as Great Fermentation's seasonal newsletters.

Below the above picture and text is a picture of an E-Stamp customer printing envelopes with E-Stamp postage. To the left of the picture, the following text is included:

"I prefer the off-line approach. I don't always have to rely on Internet service, which isn't 100 percent reliable. Having postage stored locally means I'm not going to be without postage if and when my service provider decides to do an upgrade or has a server down."

Marla McCormick, Director of Corporate Communications
Digital Access Corporation, Woodbridge, VA

 . Marla works in a 16-person office that provides system engineering, software engineering and network engineering for commercial and government clients.

 . Marla uses E-Stamp Internet postage for all company mail, including Priority
  Mail/R/ and Express Mail/R/ packages. She posts contracts, proposals, routine billing and invitations to special events.

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      , 1999

                               [LOGO OF E-STAMP]

                     6,500,000 Shares of Common Stock

                             ---------------------

                                  PROSPECTUS

                             --------------------

                         Donaldson, Lufkin & Jenrette

                        Banc of America Securities LLC

                           Deutsche Banc Alex. Brown

                                DLJdirect Inc.

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We have not authorized any dealer, sales person or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of E-Stamp Corporation have not changed since the date hereof.

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Until      , 1999 (25 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

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                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by E-Stamp Corporation in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

   SEC registration fee............................................. $   29,190
   NASD filing fee.................................................. $   11,000
   Nasdaq National Market listing fee............................... $   95,000
   Printing and engraving costs..................................... $  200,000
   Legal fees and expenses.......................................... $  350,000
   Accounting fees and expenses..................................... $  200,000
   Blue Sky fees and expenses....................................... $   15,000
   Transfer Agent and Registrar fees................................ $   50,000
   Miscellaneous expenses........................................... $   49,810

   Total............................................................ $1,000,000

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

   Article IX of the Registrant's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

   Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

   The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

   The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the Underwriters of the registrant and its executive officers and directors, and by the registrant of the underwriters for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the Underwriters for inclusion in the Registration Statement.

Item 15. Recent Sales of Unregistered Securities

   (a) During the past three years, the Registrant has issued unregistered securities to a limited number of persons as described below:

   (1) On September 3, 1997, we issued an aggregate of 2,500,000 shares of our Series A Preferred Stock to accredited investors for an aggregate offering price of $6,000,000.

   (2) On July 7, 1998, we issued an aggregate of 4,188,000 shares of our Series B Preferred Stock to accredited investors for an aggregate offering price of $16,000,000.

   (3) On July 26, 1999, we granted a warrant to a lender to purchase up to 48,496 shares of Common Stock at $8.25 per share, as adjusted for our stock dividend.

   (4) On August 3, 1999 and August 10, 1999, we issued an aggregate of 2,928,521 shares of our Series C Preferred Stock to accredited investors, including a number of our existing preferred and common stockholders, for an aggregate offering price of $30,193,051.

   (5) On August 10, 1999, we granted a warrant to our placement agent for our Series C Preferred Stock financing to purchase up to 21,235 shares of Series C Preferred Stock at $10.31 per share.

   (6) From September 1996 to September 1999, we have granted options to purchase an aggregate of 7,487,718 shares of common stock to our directors, executive officers, employees and consultants at a weighted exercise price of $0.86, as adjusted for our stock dividend. Under the Registrant's 1996 Stock Option and Restricted Stock Plan and the Registrant's 1996 Non-Employee Director Stock Option Plan, of which options to purchase 1,028,000 shares, as adjusted for our September 1999 stock dividend, were cancelled without exercise.

   (7) In August 1999, we granted stock bonuses of an aggregate of 187,500 shares of common stock to one of our executive officers and one of our directors, and we granted an option to purchase 62,500 shares of common stock at an exercise price of $6.88 per share to one of our directors, in each case as adjusted for our stock dividend.

   (8) As of September 10, 1999, an aggregate of 5,317,755 shares of common stock had been issued upon exercise of options under the Registrant's 1996 Stock Option and Restricted Stock Plan at a weighted purchase price of $0.87 per share, of which 428,779 shares have been repurchased by the Registrant.

   (9) On September 10, 1999, we issued an aggregate of 726,745 shares of our common stock to two accredited investors at a purchase price of $6.88 per share, as adjusted for our stock dividend. On September 10, 1999, these two accredited investors also paid an aggregate of $168 for warrants to purchase 83,855 shares of common stock at an exercise price of $0.01 per share, as adjusted for our stock dividend. These warrants were exercised on September 10, 1999.

   (b) Except as indicated above, none of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes that each transaction described in paragraphs (1) through (5) and in paragraph (7) above, was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof or Regulation D promulgated thereunder and that the transactions described in paragraph (9) were exempt from the registration requirements of the Securities Act by virtue of Regulation S promulgated thereunder. The recipients in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

   The stock issuances described in paragraph (8) above were not made pursuant to a registration statement under the Securities Act, nor were the offer and sale registered or qualified under any state securities laws. Although the Registrant believed at the time that such offers and sales were exempt from such registration or qualification, they may not have been exempt. As a result, purchasers of such shares may have the right under the Securities Act or state securities laws to rescind their purchases and thereby be entitled to return such shares to the Registrant and receive back from the Registrant the full consideration paid by such purchasers which aggregates approximately $4,160,000 plus interest. The Registrant expects to commence a rescission offer to holders of such shares approximately 30 days after the effectiveness of its initial public offering.


   In addition, the Registrant may not have had an exemption from qualification under state securities laws for the options issued under the Registrant's 1996 Non-Employee Director Stock Option Plan. These options are subject to rescission, and the Registrant intends to include them in its planned rescission offer discussed above. Under such rescission offer, the Registrant could be required to make an aggregate payment of up to approximately $260,000 relating to these options. There are no assurances that the Registrant will not otherwise be subject to possible penalties or fines relating to these issuances. The Registrant believes the rescission offers could provide it with additional meritorious defenses to any such future claims.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

 Exhibit
 Number
 -------
  1.1**   Form of Underwriting Agreement.
  3.1**   Certificate of Incorporation of the Registrant.
  3.2**   Bylaws of the Registrant.
  3.3     Form of Amended and Restated Certificate of Incorporation of
          Registrant.
  3.4     Form of Amended and Restated Bylaws of Registrant.
  3.5**   Certificates of Designation of Registrant relating to Series A
          Preferred Stock.
  3.6**   Certificates of Designation of Registrant relating to Series B
          Preferred Stock.
  3.7**   Certificate of Designation of Registrant relating to Series C
          Preferred Stock.
  3.8     Amendment to Certificate of Incorporation of the Registrant.
  4.1     Specimen Common Stock Certificate.
  5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation.
 10.1**   Form of Indemnification Agreement between the Registrant and each of its directors and officers.
 10.2**   1999 Stock Plan and form of agreements thereunder.
 10.3**   1999 Employee Stock Purchase Plan and form of agreements thereunder.
 10.4**   1999 Director Option Plan and form of agreements thereunder.
 10.5**   1996 Stock Option and Restricted Stock Plan.
 10.6**   1996 Non-Employee Director Stock Option Plan.
 10.7**   Second Amended and Restated Investors Rights Agreement.
 10.8**   Employment Agreement, dated March 29, 1996, between Registrant and
          Nicole Ward (Eagan).
 10.9**   Employment Agreement, dated May 13, 1996, between Registrant and
          Martin Pagel.
 10.10**  Employment Agreement, dated July 27, 1996, between Registrant and
          Thomas Reinemer.
 10.11**  Promissory Note, dated May 30, 1999, between Registrant and Robert H.
          Ewald.
 10.12**  Crypto iButton Service Provider Agreement dated August 21, 1998, between Registrant and Dallas Semiconductor Corporation.
 10.13+** Premium Partner Website Marketing Agreement dated July 1, 1999, between Registrant and Microsoft Corporation.
 10.14+** America Online Strategic Marketing Agreement dated November 13, 1998, between Registrant and America Online.
 10.15+** Turnkey/Inventory Agreement dated June 1, 1999, between Registrant and Modus Media International.
 10.16*   Agreement for Services dated June 27, 1997 between Registrant and
          Pilot Network Services, Inc.
 10.17**  Sublease Agreement dated February 2, 1999 between the Registrant and
          Electronics for Imaging, Inc.
 23.1     Consent of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation. (see Exhibit 5.1).
 23.2     Consent of Ernst & Young LLP, Independent Auditors.
 23.3     Consent of Howrey & Simon.
 24.1**   Power of Attorney.
 27.1**   Financial Data Schedules.

---------------------
 * To be filed by amendment.
** Previously filed.
+ The registrant is seeking confidential treatment of certain portions of this exhibit from the Commission. The omitted portions have been filed separately with the Commission.

   (b) Financial Statement Schedules

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on the 13th day of September, 1999.

                                          E-STAMP CORPORATION

                                                    /s/ Robert H. Ewald
                                          By: _________________________________
                                                      Robert H. Ewald
                                               President and Chief Executive
                                                          Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

             Signature                           Title                    Date
             ---------                           -----                    ----

        /s/ Robert H. Ewald          President, Chief Executive     September 13, 1999
____________________________________  Officer and Director
          Robert H. Ewald             (Principal Executive
                                      Officer)

     /s/ Anthony H. Lewis, Jr.       Vice President and Chief       September 13, 1999
____________________________________  Financial Officer
       Anthony H. Lewis, Jr.          (Principal Financial and
                                      Accounting Officer)

                 *                   Chairman of the Board          September 13, 1999
____________________________________
         Marcelo A. Gumucio

                 *                   Director                       September 13, 1999
____________________________________
           John V. Balen

                 *                   Director                       September 13, 1999
____________________________________
          Thomas L. Rosch

                 *                   Director                       September 13, 1999
____________________________________
         Gregory S. Stanger

                 *                   Director                       September 13, 1999
____________________________________
            Adam Wagner


        /s/ Robert H. Ewald
*By: __________________________
   Robert H. Ewald Attorney-in-
               Fact

 Exhibit
 Number
 -------
  1.1**   Form of Underwriting Agreement.
  3.1**   Certificate of Incorporation of the Registrant.
  3.2**   Bylaws of the Registrant.
  3.3     Form of Amended and Restated Certificate of Incorporation of
          Registrant.
  3.4     Form of Amended and Restated Bylaws of Registrant.
  3.5**   Certificates of Designation of Registrant relating to Series A
          Preferred Stock.
  3.6**   Certificates of Designation of Registrant relating to Series B
          Preferred Stock.
  3.7**   Certificate of Designation of Registrant relating to Series C
          Preferred Stock.
  3.8     Amendment to Certificate of Incorporation of the Registrant.
  4.1     Specimen Common Stock Certificate.
  5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation.
 10.1**   Form of Indemnification Agreement between the Registrant and each of its directors and officers.
 10.2**   1999 Stock Plan and form of agreements thereunder.
 10.3**   1999 Employee Stock Purchase Plan and form of agreements thereunder.
 10.4**   1999 Director Option Plan and form of agreements thereunder.
 10.5**   1996 Stock Option and Restricted Stock Plan.
 10.6**   1996 Non-Employee Director Stock Option Plan.
 10.7**   Second Amended and Restated Investors Rights Agreement.
 10.8**   Employment Agreement, dated March 29, 1996, between Registrant and
          Nicole Ward (Eagan).
 10.9**   Employment Agreement, dated May 13, 1996, between Registrant and
          Martin Pagel.
 10.10**  Employment Agreement, dated July 27, 1996, between Registrant and
          Thomas Reinemer.
 10.11**  Promissory Note, dated May 30, 1999, between Registrant and Robert H.
          Ewald.
 10.12**  Crypto iButton Service Provider Agreement dated August 21, 1998, between Registrant and Dallas Semiconductor Corporation.
 10.13+** Premium Partner Website Marketing Agreement dated July 1, 1999, between Registrant and Microsoft Corporation.
 10.14+** America Online Strategic Marketing Agreement dated November 13, 1998, between Registrant and America Online.
 10.15+** Turnkey/Inventory Agreement dated June 1, 1999, between Registrant and Modus Media International.
 10.16*   Agreement for Services dated June 27, 1997 between Registrant and
          Pilot Network Services, Inc.
 10.17**  Sublease Agreement dated February 2, 1999 between the Registrant and
          Electronics for Imaging, Inc.
 23.1     Consent of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation. (see Exhibit 5.1).
 23.2     Consent of Ernst & Young LLP, Independent Auditors.
 23.3     Consent of Howrey & Simon.
 24.1**   Power of Attorney.
 27.1**   Financial Data Schedules.

---------------------
*  To be filed by amendment.
** Previously filed.
+ The registrant is seeking confidential treatment of certain portions of this exhibit from the Commission. The omitted portions have been filed separately with the Commission.